Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUN PHARMACEUTICAL INDUSTRIES LTD.,

FOLIAGE MERGER SUB, INC.

and

CONCERT PHARMACEUTICALS, INC.

Dated as of January 19, 2023

i

ii

Annex I	Offer Conditions
Exhibit A	Form of CVR Agreement

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 19, 2023, by and among: SUN PHARMACEUTICAL INDUSTRIES LTD., an entity organized under the laws of India (“Parent”); FOLIAGE MERGER SUB, INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”); and CONCERT PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.1.

RECITALS

A.

The Company’s outstanding capital stock consists of shares of common stock, par value $0.001 per share (“Company Common Stock”) and shares of Series X1 Preferred Stock, par value $0.001 per share (“Company Preferred Stock,” and together with the Company Common Stock, the “Shares”).

B.

Upon the terms and subject to the conditions of this Agreement, Merger Sub has agreed to commence a cash tender offer (as it may be extended and amended from time to time as permitted under this Agreement, the “Offer”) to acquire all of the issued and outstanding shares of Company Common Stock (other than Excluded Shares) for (i) $8.00 per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Common Cash Amount”), in cash, subject to any applicable withholding of Taxes and without interest, plus (ii) one contingent value right (each, a “CVR”) per share of Company Common Stock (such amount, or any different amount per share paid pursuant to the Offer to the extent permitted under this Agreement, being the “Common CVR Amount”), subject to any applicable withholding of Taxes and without interest, which shall represent the right to receive contingent payments, in cash, subject to any applicable withholding of Taxes and without interest, upon the achievement of the milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement (the Common Cash Amount plus the Common CVR Amount, collectively being the “Offer Price”).

C.

As soon as practicable following the consummation of the Offer, upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”) with the Company as the surviving corporation (the “Surviving Corporation”), whereby each share (except as otherwise provided herein) of Company Common Stock not owned directly or indirectly by Parent, Merger Sub or the Company will be converted into the right to receive the Offer Price, subject to any applicable withholding of Taxes and without interest and, in the case of the Common Cash Amount portion, in cash, and each outstanding share of the Company Preferred Stock (except as otherwise provided herein) will be converted into the right to receive (i) a cash amount equal to (A) the Common Cash Amount multiplied by (B) 1,000 (the “Preferred Cash Amount”), in cash, subject to any applicable withholding of Taxes and without interest, plus (ii) the Common CVR Amount multiplied by 1,000 (the “Preferred CVR

Amount”), subject to any applicable withholding of Taxes and without interest (the Preferred Cash Amount plus the Preferred CVR Amount, collectively being the “Preferred Consideration”), which shall represent the right to receive contingent payments, in cash, subject to any applicable withholding of Taxes and without interest, upon the achievement of the milestones set forth in, and subject to and in accordance with the terms and conditions of, the CVR Agreement.

D.

The parties acknowledge and agree that the Merger will be effected under Section 251(h) of the DGCL and will be effected as soon as practicable following the consummation of the Offer and subject to the terms of this Agreement.

E.

The Board of Directors of the Company (the “Company Board”) has (i) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) determined that the transactions contemplated by this Agreement, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (iii) agreed that this Agreement will be effected under Section 251(h) of the DGCL, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer.

F.

The Board of Directors of Parent has, on the terms and subject to the conditions set forth herein, approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

G.

The Board of Directors of Merger Sub has declared that, on the terms and subject to the conditions set forth herein, this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1. Definitions.

(a) As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision) and that does not prohibit any Acquired Company from providing any information to Parent in accordance with Section 6.2. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company that remains in effect shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement to the extent such existing confidentiality agreement would otherwise satisfy the definition set forth in the preceding sentence.

“Acceptance Time” means the first time at which Merger Sub irrevocably accepts for payment any Company Common Stock tendered pursuant to the Offer.

“Acquired Companies” means the Company and its Subsidiaries, collectively.

“Acquisition Inquiry” means an inquiry, indication of interest, proposal, offer or request for information (other than an inquiry, indication of interest, proposal, offer or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to result in an Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (i) the acquisition of twenty percent (20%) or more of the equity interests in the Company (by vote or by value) by any Third Party, (ii) any merger, consolidation, business combination, reorganization, sale of assets, recapitalization, liquidation, dissolution or other transaction that would result in any Third Party acquiring assets (including capital stock of or interest in any Subsidiary of the Company) representing, directly or indirectly, twenty percent (20%) or more of the assets of the Acquired Companies, taken as a whole, or to which twenty percent (20%) of the Company’s existing or projected revenues or earnings are attributable, (iii) any tender offer or exchange offer, as such terms are defined under the Exchange Act, that, if consummated, would result in any Third Party beneficially owning twenty percent (20%) or more of the outstanding shares of Company Common Stock and other securities of the Company (or instruments convertible to or exchangeable for twenty percent (20%) or more of such outstanding shares or securities), (iv) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company that if consummated, would result in the stockholders of the Company immediately preceding such transaction holding, directly or indirectly, equity interests in the surviving or resulting entity of such transaction representing less than eighty percent (80%) of the voting power of the surviving or resulting entity, or (v) any combination of the foregoing.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, (i) only Parent and each Person it controls will be considered an Affiliate of Parent or any of its Subsidiaries for purposes of this Agreement and (ii) notwithstanding clause (i), in no event will Taro Pharmaceutical Industries Ltd. or any of its Subsidiaries be considered an Affiliate or Subsidiary of Parent or any of its Subsidiaries for purposes of this Agreement.

“Agreement” means this Agreement and Plan of Merger, together with Annex I, as such Agreement and Plan of Merger (including Annex I) may be amended from time to time.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act of 1914 and all other applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation Laws or Orders.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York, New York or in India are authorized or obligated by applicable Law to close.

“Cause” shall mean, with respect to any Person, (i) the Person’s conviction or plea of guilty or nolo contendere to a crime involving moral turpitude which adversely affects his or her ability to perform his or her obligations to the Company or any of its Affiliates or to a felony, (ii) willful misconduct by the Person or gross negligence in the performance of his or her responsibilities, (iii) a breach by the Person of any provision of any employment, consulting, advisory, non-disclosure, non-competition or other similar agreement between the Person and the Company or its successor, (iv) the commission by the Person of any act of fraud or embezzlement against the Company or its Affiliates, (v) material failure by the Person to comply with a rule or policy of the Company or its Affiliates known to the Person or provided to the Person which could be reasonably expected to or does cause material loss, damage or injury to the Company or any of its Affiliates, or (vi) the Person’s being (A) debarred from providing services pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 335a, (B) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state healthcare program or federal procurement or non-procurement programs, (C) disqualified by any government or regulatory agencies from performing specific services or (D) convicted of a criminal offense related to the provision of healthcare items or services.

“Certificate of Designation” means the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series X1 Preferred Stock filed with the Secretary of State of the State of Delaware, as in effect as of the date hereof, including any amendments.

“cGMP” means the minimum standards relating to current good manufacturing practices, including the quality oversight, design, manufacturing, development, processing, storing, packaging, repackaging, testing, packing, labeling, relabeling, clinical distribution, transportation, handling, and holding of prescription drug products, as promulgated, enforced, or endorsed by any Governmental Entity.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any written or oral agreement, memorandum of understanding or other contractual obligation with any labor organization or other authorized employee representative.

“Company Benefit Plan” means (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) each employment, independent contractor, severance or change in control contract, plan, arrangement or policy, and (iii) each other contract, plan, arrangement or policy providing for compensation (including variable cash compensation and commissions), bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, insurance, health or medical benefits, employee assistance program, disability or sick leave benefits, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) or other benefits, in each case of clauses (i) through (iii), whether written or unwritten and that is sponsored, maintained, administered or contributed to by the Acquired Companies or with respect to which any Acquired Company has any direct or indirect liability, other than any plans that are statutorily mandated in non-U.S. jurisdictions and maintained by a Governmental Entity.

“Company By-laws” means the Amended and Restated By-laws of the Company, as in effect as of the date hereof, including any amendments.

“Company Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as in effect as of the date hereof, including any amendments and the Certificate of Designation.

“Company Compensatory Award” means each Company Option, Company RSU and Company PSU.

“Company Disclosure Schedule” means the Company Disclosure Schedule dated the date hereof and delivered by the Company to Parent prior to or simultaneously with the execution of this Agreement.

“Company Equity Incentive Plans” means the Concert Pharmaceuticals, Inc. Amended and Restated 2006 Stock Option and Grant Plan, the Concert Pharmaceuticals, Inc. 2014 Stock Incentive Plan (in each case, including all amendments thereto).

“Company Inbound License” means any Contract pursuant to which any of the Acquired Companies has received or has been granted any license or other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to be sued) under any Intellectual Property of any other Person that is material to the business of the Acquired Companies taken as a whole, in each case, other than (i) agreements between any Acquired Company and its employees or consultants executed on the Company’s standard form thereof (a copy of which has been made available to Parent), (ii) agreements obtaining non-exclusive licenses to any Third Party non-customized, off the shelf, commercially available software that is available on non-discriminatory pricing terms, and (iii) non-disclosure agreements entered into in the ordinary course of business executed on the Company’s standard form thereof (a copy of which has been made available to Parent).

“Company Intellectual Property” means all Intellectual Property (i) owned or purported to be owned solely or jointly by any of the Acquired Companies (“Company Owned Intellectual Property”) and (ii) exclusively licensed to any of the Acquired Companies.

“Company IT Assets” means all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Acquired Company or licensed or leased to any Acquired Company (excluding any public networks).

“Company Licensed Intellectual Property” means all Intellectual Property owned by a Third Party and licensed or sublicensed to any Acquired Company or for which any Acquired Company has obtained a covenant not to be sued.

“Company Material Adverse Effect” means, with respect to the Company, any Effect that, individually or in the aggregate with all other Effects, (1) has had, or would reasonably be expected to have, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Acquired Companies taken as a whole, or (2) would reasonably be expected to prevent or materially delay the Company from consummating the Offer and the Merger; provided that, for purposes of the foregoing clause (1), in no event shall any of the following (alone or in combination), or any Effect to the extent arising out of or resulting from any of the following (alone or in combination), be taken into account in determining whether a Company Material Adverse Effect has occurred or may, would or could occur:

(i) changes in the Company’s stock price or trading volume (provided that the exception in this clause (i) shall not prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Company Material Adverse Effect);

(ii) any failure by the Company to meet, or changes to, published or internal estimates, projections, expectations, budgets, guidance, milestones, or forecasts of revenue, earnings, cash burn-rate, cash flow, cash position or any other financial or performance measures or operating statistics (whether made by the Company or any Third Parties) (provided that the exception in this clause (ii) shall not prevent or otherwise affect a determination that any Effect underlying such failure or change has resulted in, or contributed to, a Company Material Adverse Effect);

(iii) any continued losses from operations or decreases in the cash balances of the Acquired Companies (provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any Effect underlying such loss or decrease has resulted in, or contributed to, a Company Material Adverse Effect);

(iv) changes in the conditions in the financial, credit, banking, capital or currency markets in the United States or any other country or region in the world, or changes therein, including (A) changes in interest rates in the United States or any other country and changes in exchange rates for the currencies of any countries, (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world, and (C) changes in the rate of increase or decrease of inflation;

(v) changes in the general conditions in any industry in which the Acquired Companies operate or in any specific jurisdiction or geographical area in the United States or elsewhere in the world;

(vi) changes in the political conditions in the United States (including a government shutdown) or any other country or region in the world;

(vii) acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions (including any outbreak, escalation or general worsening of any such acts of hostilities, war, sabotage, cyberterrorism, terrorism or military actions) in the United States or any other country or region in the world, including the current conflict between the Russian Federation and Ukraine or any change, escalation or worsening thereof;

(viii) earthquakes, hurricanes, tsunamis, tornadoes, naturally occurring floods, mudslides, wild fires, weather conditions, epidemics, pandemics (including COVID-19 and any COVID-19 Measures), quarantines, plagues, other outbreaks of illness or public health events or other natural or man-made disasters or acts of God in the United States or any other country or region in the world, or any escalation of the foregoing;

(ix) the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions, or the identity of Parent or any of its Affiliates as the acquiror of the Company (or any facts and circumstances concerning Parent or any of its Affiliates), including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Acquired Companies with employees, customers, investors, contractors, lenders, suppliers, vendors, partners, licensors, licensees, payors, Governmental Entities or other Third Parties (provided that the exception in this clause (ix) shall not apply when used in any representation or warranty that specifically references the consequences of the execution, delivery or announcement of this Agreement or the pendency or consummation of the Transactions or for purposes of the Offer Condition set forth in clause (2)(c) of Annex I as applied to any such representation or warranty);

(x) (A) any action taken at the written request of Parent or Merger Sub, (B) any action taken that is expressly required by this Agreement or (C) any failure to take any action that is expressly prohibited by Section 6.1(b) to the extent that Parent has unreasonably withheld consent under Section 6.1(b);

(xi) changes or proposed changes in Law or other legal or regulatory conditions (or the enforcement or interpretation of any of the foregoing), including the adoption, implementation, repeal, modification, reinterpretation or proposal of any Law or policy (or the enforcement or interpretation thereof) by any Governmental Entity, or any panel or advisory body empowered or appointed thereby;

(xii) changes or proposed changes in GAAP or other accounting standards (or the enforcement or interpretation of any of the foregoing);

(xiii) any Transaction Litigation or any demand or Legal Proceeding for appraisal of the fair value of any Shares pursuant to the DGCL in connection herewith; and

(xiv) regulatory, preclinical or clinical, competitive, pricing, reimbursement or manufacturing events, or Effects relating to or affecting any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, including (A) any suspension, rejection, refusal of, request to refile or any delay in obtaining, making or maintaining any regulatory application, filing or approval relating to any products or product candidates of the Company, (B) any regulatory actions, requests, recommendations, determinations or decisions of any Governmental Entity relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company (or the manufacture or commercialization thereof), or any other regulatory or preclinical or clinical development relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, (C) any delay, hold or termination of any preclinical or clinical study, trial or test with respect to any products or product candidates of the Company or any delay in launching commercial sales of any products or product candidates of the Company (including any such delay, hold or termination related to, or resulting from, COVID-19 or any COVID 19 Measures), (D) any results, outcomes, data, adverse events, side effects (including toxicity) or safety observations related to or arising from any preclinical or clinical studies, trials or tests with respect to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, or announcements of any of the foregoing, (E) approval by the FDA or another Governmental Entity, market entry or threatened market entry of any product or product candidate competitive with or related to any products or product candidates of the Company, (F) any adverse events affecting patient enrollment or failure to participate with respect to clinical trials for any products or product candidates of the Company, (G) any production or supply chain disruption affecting the manufacture of any products or product candidates of the Company (including any such production or supply chain disruption related to, or resulting from, COVID-19 or any COVID-19 Measures), or (H) any recommendations, statements, decisions or other pronouncements made, published or proposed by professional medical organizations, payors, Governmental Entities or representatives of any of the foregoing, or any panel or advisory body empowered or appointed thereby, relating to any products or product candidates of the Company or any product or product candidate competitive with or related to any products or product candidates of the Company, in each case not resulting from or arising out of any wrongdoing by any Acquired Company or any of their respective Affiliates or Representatives (provided that the exception in this clause (xiv) shall not apply for purposes of Article 3, in and of itself, but shall, for the avoidance of doubt, apply for all other purposes (including Annex I));

provided that, in each of the foregoing clauses (iv), (v), (vi), (vii), (viii), (xi) and (xii), such Effects referred to therein may be taken into account to the extent that any of the Acquired Companies is disproportionally affected relative to other similarly-situated companies in the industry in which the Acquired Companies operate, in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether or not there has been a Company Material Adverse Effect.

“Company Options” means outstanding options (whether vested or unvested) to purchase Company Common Stock, whether granted pursuant to the Company Equity Incentive Plans or otherwise.

“Company Outbound License” means any Contract pursuant to which any of the Acquired Companies has granted to any other Person any license or other right or immunity (including any sublicense, option, right of first refusal or other preferential right or covenant not to sue) under any Intellectual Property that is material to the business of the Acquired Companies taken as a whole, other than any outbound non-exclusive licenses pursuant to clinical trial agreements, supply agreements or other similar agreements under which services are provided to an Acquired Company, in each case that are entered into in the ordinary course of business consistent with past practice and where the grant of rights under any Intellectual Property are incidental, and not material to, any performance under each agreement.

“Company Product” means each product or product candidate that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Acquired Companies.

“Company PSUs” means outstanding restricted stock units of the Company subject to any performance-based vesting conditions, whether issued pursuant to the Company Equity Incentive Plans or otherwise.

“Company RSUs” means outstanding restricted stock units of the Company subject to vesting conditions based solely on continued employment or service to the Acquired Companies, whether issued pursuant to the Company Equity Incentive Plans or otherwise.

“Company Warrants” means those certain pre-funded warrants to purchase shares of Company Common Stock issued on January 28, 2020.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Parent, dated as of December 13, 2022.

“Contract” means any agreement, contract, subcontract, lease, instrument, bond, mortgage, indenture, license or sublicense, or other legally binding commitment.

“COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease, and any related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocols or guidelines promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the Coronavirus Aid, Relief and Economic Security Act, as may be amended, and the Families First Coronavirus Response Act, as may be amended.

“CVR Agreement” means the Contingent Value Rights Agreement in the form attached hereto as Exhibit A to be entered into between Parent and Computershare Trust Company, N.A. (or such other nationally recognized rights agent agreed to between Parent and the Company) (the “Rights Agent”), with such revisions thereto requested by such Rights Agent that are not, individually or in the aggregate, detrimental to any Person entitled to the receipt of CVRs in the Transactions.

“Effect” means any event, change, effect, occurrence, circumstance or development.

“Encumbrance” means any lien, license, mortgage, pledge, deed of trust, security interest, charge, encumbrance or other adverse claim or interest.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity (including any Governmental Entity).

“Environmental Claims” means any and all claims or Orders by any Governmental Entity or other Person alleging that any Acquired Company is in violation of, or has liability under or related to, any Environmental Law or Environmental Permit.

“Environmental Law” means all applicable Laws concerning pollution or protection of the natural environment or Hazardous Materials, including any such Law relating to the manufacture, handling, transport, use, treatment, storage, disposal or release of any Hazardous Materials.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals or similar authorizations required to be obtained by the Acquired Companies under applicable Environmental Law, including in connection with their respective businesses as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is, or at any applicable time was, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes any Acquired Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“GCP” means ethical and scientific quality standards relating to good clinical practices for designing, conducting, performing, monitoring, auditing, analyzing, recording and reporting data from trials that involve the participation of human subjects, as promulgated, enforced, or endorsed by any Governmental Entity.

“GLP” means the criteria for a quality system, practices, and procedures relating to good laboratory practices under which applicable non-clinical studies are planned, performed, monitored, recorded, reported and archived, as promulgated, enforced, or endorsed by any Governmental Entity.

“Good Reason” with respect to any Person shall mean either of the following without the Person’s consent: (i) a material reduction in the Person’s base salary other than one temporary reduction of not more than 120 days and not in excess of 20% of the Person’s base salary in connection with and in proportion to a general reduction of the base salaries of similarly situated employees; or (ii) material breach by the Company or its successors or Affiliates of any material provision of any service-providing agreement between the Company or any of its Affiliates and the Person that is adverse to such Person (other than any temporary breach of not more than 60 days relating to the provision of benefit plans immediately following the Closing); provided that, in order to terminate his or her employment for Good Reason, a Person must (A) provide notice to the Company of the condition giving rise to the Good Reason not later than 90 days following the occurrence of the condition, (B) give the Company 30 days to remedy the condition and (C) terminate his or her employment within 30 days thereafter if the Company fails to remedy the condition; provided further that any changes in the Person’s title, role, duties or supervising entity resulting from the consummation of the transactions contemplated by this Agreement will not alone constitute Good Reason under clause (ii) above.

“Governmental Entity” means any applicable foreign, supranational, national, federal, domestic, territorial, state or local governmental authority (including any government and any governmental agency, instrumentality, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

“Hazardous Materials” means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants or contaminants, including petroleum or petroleum distillates, medical waste, asbestos, per- and polyfluoroalkyl substances and polychlorinated biphenyls, and any other substance or material regulated under any applicable Law pertaining to the environment.

“Healthcare Laws” means all Laws applicable to Regulatory Approvals or the procurement, development, research, manufacture, production, packaging, labeling, distribution, importation, exportation, handling, quality, safety surveillance, reporting of adverse events of prescription drug products, or to the licensing, permitting, certification, accreditation, or registration of, and standards for, establishments involved in any such activities, including, as applicable: (a) the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq., all rules and regulations promulgated thereunder and any foreign equivalent Laws, including but not limited to Directive 2001/20/EC, Directive 2005/28/EC, Regulation No (EU) 536/2014, Regulation No (EU) 2017/556, Directive 2004/9/EC, Directive 2003/94/EC, Directive 2001/83/EC, Regulation (EC) No 726/2004, Regulation (EC) No 141/2000, Regulation (EC) No 1901/2006 and any transposing and implementing European Union and/or national Laws; (b) the U.S. Public Health Service Act, 42 U.S.C. §§ 201 et seq., and all rules and regulations promulgated thereunder; (c) cGMP, GCP, and GLP; (d) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (e) the Patient Protection and Affordable Care Act; (f) the Physician Payments Sunshine Act; (g) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and False Claims Act (31 U.S.C. §§ 3729 et seq.); (h) prescription drug product licensing, disclosure and reporting requirements; (i) the Federal Trade Commission Act; (j) HIPAA and (k) any comparable foreign, state or local Law for any of the foregoing, in each case as amended.

“HIPAA” means the following, as the same may be amended, modified or supplemented from time to time, any successor statute thereto, and together with any and all rules or regulations promulgated from time to time thereunder: (i) the Health Insurance Portability and Accountability Act of 1996 and (ii) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Intellectual Property” means any and all intellectual property and similar proprietary rights of every kind and description in any jurisdiction throughout the world, including any and all (i) patents, patent applications, invention disclosures, and other governmental grants for the protection of inventions, and all related provisionals, non-provisionals, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (collectively, “Patents”), and inventions; (ii) trademarks, service marks, names, corporate names, trade names, domain names, URLs, social media addresses, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill associated with, or symbolized by, any of the foregoing (collectively, “Marks”); (iii) copyrights in both published and unpublished works, including all compilations, databases and computer programs, manuals and other documentation, mask work rights, and all copyright registrations and applications of any of the foregoing (collectively, “Copyrights”); and (iv) trade secrets and all other confidential or proprietary information, including such ideas, know-how, proprietary processes, protocols, specifications, techniques, data, databases, data collections (including information contained in submissions to and information from regulatory authorities and other Governmental Entities), software, source code, source code documentation, results, plans, formulae, formulations, compositions, models, and methodologies (collectively, “Trade Secret Rights”); (v) rights of publicity and privacy; (vi) all applications and registrations for any of the foregoing; and (vii) all rights in the foregoing and in other similar intangible assets including all rights to sue and recover and retain damages, costs and attorneys’ fees for past, present or future infringement, misappropriation or violation of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge”, whether or not capitalized, or any similar expression used with respect to the Company, means the actual knowledge (after due inquiry) of those individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

“Law” means any statute, law (including common law), regulation, rule, ordinance or code issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property currently held by the Acquired Companies.

“Legal Proceeding” means any suit, claim, action, lawsuit, litigation, arbitration or other formal legal proceeding brought by or before any Governmental Entity or arbitrator or arbitration panel.

“made available to Parent” means that such information, document or material was: (i) included in the Company SEC Documents and publicly available on the SEC EDGAR database at least 24 hours prior to the execution of this Agreement; or (ii) made available for review by Parent or Parent’s representatives at least 24 hours prior to the execution of this Agreement in the virtual “data room” hosted by Donnelly Financial Services and maintained by the Company in connection with the Offer and the Merger.

“Most Recent Balance Sheet” means the audited balance sheet of the Company as of December 31, 2021 and the footnotes thereto set forth in the Company SEC Documents made available to Parent.

“Nasdaq” means The Nasdaq Global Market, or any successor thereto.

“Order” means any writ, judgment, injunction, consent, order or decree of or by any Governmental Entity.

“Organizational Documents” means, with respect to any Entity, (i) if such Entity is a corporation, such Entity’s certificate or articles of incorporation, by-laws and similar organizational documents, as amended and in effect on the date hereof, (ii) if such Entity is a limited liability company, such Entity’s certificate or articles of formation or organization and operating agreement or limited liability company agreement, and (iii) for any other form of Entity, the organizational documents of such Entity.

“Parent Material Adverse Effect” means, with respect to Parent, any Effect that, individually or taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, is or would be reasonably likely to prevent or materially delay the performance by Parent of any of its obligations under this Agreement or the consummation by Parent or Merger Sub of the Offer, the Merger or the other transactions contemplated by the Transaction Documents.

“Permitted Encumbrances” means (i) Encumbrances disclosed on the Most Recent Balance Sheet, (ii) Encumbrances for Taxes, assessments and other governmental levies, fees or charges that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (iii) mechanics, carriers, workmen, warehouseman, repairmen and materialmen liens and similar liens for labor, materials or supplies incurred in the ordinary course of business for amounts that are not yet due and payable, or that are being contested in good faith and for which appropriate reserves have been established on the Most Recent Balance Sheet in accordance with GAAP, (iv) zoning, building codes and other land use Law regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property that are not violated in any material respect by the use or occupancy of such real property in the operation of the business currently conducted thereon, (v) restrictions of record identified in any title reports obtained by or made available to Parent, or easements, covenants, conditions, restrictions, defects and other similar matters of record affecting title to real property that do not or would not materially impair the use or occupancy of such real property in the operation of the business currently conducted thereon, (vi) non-exclusive licenses pursuant to clinical trial agreements, supply agreements or other similar agreements under which services are provided to an Acquired Company, in each case that are entered into in the ordinary course of business and where the grant of rights to use any

Intellectual Property are incidental, and not material to, any performance under each such agreement, and (vii) deposits or pledges to secure the payment of workers’ compensation, unemployment insurance, social security benefits or obligations arising under similar Laws, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature, in each case in the ordinary course of business and which are not yet due and payable.

“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint stock company, syndicate, association, entity, unincorporated organization or government, or any political subdivision, agency or instrumentality thereof.

“Personal Information” means any data and information (i) identifying, relating to, describing, concerning or that could be reasonably linked, directly or indirectly, with an identifiable natural person or household or (ii) that constitute “personal data,” “personal information,” or the equivalent (within the meaning of the applicable Privacy Requirement).

“Privacy Laws” means all Laws applicable to the Acquired Companies pertaining to privacy, data protection, data privacy, data security, data breach notification and cross-border data transfer in the United States of America and elsewhere in the world, including (i) HIPAA and (ii) the EU’s General Data Protection Regulation (EU) 2016/679.

“Privacy Requirements” means all applicable (i) Privacy Laws; (ii) published policies relating to the Acquired Companies’ collection, use, storage, disclosure, or cross-border transfer of Personal Information; (iii) terms of any agreements to which the Acquired Companies are bound and (iv) industry standards and/or codes-of-conduct to which the Acquired Companies are legally bound relating to the Acquired Companies’ collection, use, storage, disclosure, or cross-border transfer of Personal Information.

“Regulatory Approvals” mean any approval, registration, license, exemption, application, or authorization of any Governmental Entity necessary to conduct clinical research involving, manufacture, ship in interstate or foreign commerce, import, export, distribute, test, or otherwise research or develop an investigational prescription drug product.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment.

“Representative” means officer, director, employee, attorney, accountant, investment banker, consultant, agent, financial advisor, other advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock or value of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Superior Proposal” means a bona fide written Acquisition Proposal (with all of the references to “20%” and “80%” included in the definition of Acquisition Proposal being replaced with references to “50%”) that the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, and taking into consideration, among other things, any legal, financial, regulatory, certainty of closing and other aspects of such Acquisition Proposal and this Agreement that the Company Board deems relevant (in each case taking into account any revisions to this Agreement made in writing by Parent prior to the time of determination pursuant to Section 2.3(d)), would result in a transaction more favorable to the holders of Shares than the transactions provided for in this Agreement.

“Takeover Law” means any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations.

“Tax” (and, with correlative meaning, “Taxes”) means any U.S. federal, state, local or non-U.S. income, gross receipts, property, sales, use, license, franchise, employment, payroll, premium, withholding, alternative or added minimum, estimated, ad valorem, severance, value-added, stamp, occupation, windfall profits, transfer or excise tax, or any other taxes, fees, levies, imposts, customs, duties or other assessments, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity.

“Tax Return” means any return, report, document, statement, declaration, information or other written statement required to be filed with or otherwise provided to or by a taxing authority with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than the Company, Parent, Merger Sub or any Affiliates thereof.

“Transaction Documents” means this Agreement, the CVR Agreement and all other agreements, instruments and documents to be executed by Parent, Merger Sub and the Company in connection with the transactions contemplated by this Agreement.

“Transaction Litigation” means any claim, demand or Legal Proceeding (including any class action or derivative litigation) asserted, commenced or threatened by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board, any committee thereof and/or any of the Company’s directors or officers relating directly or indirectly to this Agreement, the Offer, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company’s entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board or any officer of the Company), or alleging or asserting any misrepresentation or omission in the Offer Documents or Schedule 14D-9 or any other related SEC filings by the Company.

“Transactions” means the transactions contemplated by this Agreement and/or the CVR Agreement, including the Offer and the Merger.

“WARN” means the United States Worker Adjustment and Retraining Notification Act, as amended, or any state Mini-WARN Law.

“Willful and Material Breach” means a material breach that is the consequence of an act or omission by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 2.3(c)
Appraisal Shares	Section 3.9(c)
Book Entry Share	Section 3.5(a)(i)
Capitalization Date	Section 4.3(a)
Change in Recommendation	Section 2.3(c)
Closing	Section 3.3
Closing Date	Section 3.3
Common Cash Amount	Recitals
Common Consideration	Section 3.5(a)(i)
Common CVR Amount	Recitals
Company	Preamble
Company 401(k) Plan	Section 6.7(e)
Company Board	Recitals
Company Board Recommendation	Section 2.3(a)
Company Common Stock	Recitals
Company Preferred Stock	Recitals
Company PSU Payment	Section 3.7(d)
Company Registered IP	Section 4.6(a)
Company SEC Documents	Section 4.4(a)
Company Stock Certificate	Section 3.5(a)(i)
Compensation Committee	Section 6.8
Continuing Employee	Section 6.7(a)
Current Premium	Section 6.9(a)
CVR	Recitals
Delaware Courts	Section 9.5
DGCL	Recitals
Effective Time	Section 3.3
End Date	Section 8.1(b)
Excluded Shares	Section 3.5(a)(i)

Term	Section
Expiration Date	Section 2.1(d)
FDA	Section 4.9(b)
Government Funded IP	Section 4.6(j)
In-the-Money Company Stock Option	Section 3.7(a)
Indemnified Party	Section 6.9(b)
Indemnified Party Proceeding	Section 6.9(b)
Initial Expiration Date	Section 2.1(d)
Intervening Event	Section 2.3(d)(ii)
Intervening Event Notice	Section 2.3(d)(ii)
Material Contract	Section 4.8(b)
Merger	Recitals
Merger Consideration	Section 3.5(a)(i)
Merger Sub	Preamble
Minimum Condition	Annex I
Offer	Recitals
Offer Commencement Date	Section 2.1(a)
Offer Conditions	Section 2.1(a)
Offer Documents	Section 2.2(a)
Offer Price	Recitals
Out-of-the-Money Company Stock Option	Section 3.7(b)
Out-of-the-Money Option Consideration	Section 3.7(b)
Parent	Preamble
Parent Welfare Plan	Section 6.7(c)
Paying Agent	Section 3.6(a)
Preferred Cash Amount	Recitals
Preferred Consideration	Recitals
Preferred CVR Amount	Recitals
Schedule 14D-9	Section 2.3(a)
Schedule TO	Section 2.2(a)
Shares	Recitals
Stockholder List Date	Section 2.3(e)
Superior Proposal Notice	Section 2.3(d)(i)
Surviving Corporation	Recitals
Termination Fee	Section 8.3(b)

ARTICLE 2

THE OFFER

Section 2.1. Tender Offer.

(a) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, as promptly as practicable, but in any event on or prior to the tenth (10th) Business Day following the date hereof (subject to the provision of any information required to be provided by the Company or its transfer agent pursuant to Section 2.2(a) or Section 2.3(e), as applicable), Merger Sub shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer to purchase all of the outstanding Company Common Stock (other than Excluded Shares) at a price per share equal to the Offer Price. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to as the “Offer Commencement Date.” The Offer, and the obligation of Merger Sub to, and of Parent to cause Merger Sub to, irrevocably accept for payment and pay for any Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), shall be subject only to the conditions set forth on Annex I (the “Offer Conditions”).

(b) Subject to any extension by Merger Sub of the Offer pursuant to Section 2.1(e), as promptly as practicable on the later of (i) the earliest date as of which Merger Sub is permitted under applicable Law to accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn), and (ii) the earliest date as of which each of the Offer Conditions shall have been satisfied or waived, Merger Sub shall (and Parent shall cause Merger Sub to) consummate the Offer and irrevocably accept for payment all Company Common Stock tendered pursuant to the Offer (and not validly withdrawn). The obligation of Merger Sub to irrevocably accept for payment Company Common Stock tendered pursuant to the Offer (and not validly withdrawn) shall be subject only to the satisfaction or waiver of each of the Offer Conditions (and shall not be subject to any other conditions). As promptly as possible after (and in any event, no more than one (1) Business Day after) the irrevocable acceptance for payment of any shares of Company Common Stock tendered pursuant to the Offer, Merger Sub shall pay or shall cause to be paid (subject to any applicable withholding Tax) for all shares of Company Common Stock validly tendered and not properly withdrawn pursuant to the Offer.

(c) Parent and Merger Sub expressly reserve the right to waive any of the Offer Conditions and to make any changes to the terms of or conditions to the Offer; provided that, neither Parent nor Merger Sub shall (without the prior written consent of the Company):

(i) amend, modify or waive the Minimum Condition;

(ii) decrease the number of shares of Company Common Stock sought to be purchased by Merger Sub in the Offer;

(iii) reduce the Common Cash Amount (except to the extent required pursuant to Section 2.1(f));

(iv) extend or otherwise change the expiration date of the Offer (except to the extent required pursuant to Section 2.1(e));

(v) change the form of consideration payable in the Offer;

(vi) impose any condition to the Offer in addition to the Offer Conditions;

(vii) amend, modify or supplement any of the terms of the Offer in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock (in their capacities as such);

(viii) decrease the number of CVRs to be issued per share of Company Common Stock (except to the extent required pursuant to Section 2.1(f));

(ix) amend or modify the terms of the CVRs or the CVR Agreement (other than in accordance with the definition thereof) in any manner adversely affecting, or that would reasonably be expected to have an adverse effect on, any of the holders of Company Common Stock (in their capacities as such); or

(x) take any action that would result in the Merger not being permitted to be effected pursuant to Section 251(h) of the DGCL.

(d) Unless extended pursuant to and in accordance with the terms of this Agreement, the Offer shall expire at one (1) minute after 11:59 p.m. (New York City time) on the date that is twenty (20) business days (for this purpose determined as set forth in Rule 14d-1(g)(3) under the Exchange Act) following the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, as it may be so extended, the “Expiration Date”).

(e) Unless this Agreement shall have previously been validly terminated in accordance with Article 8, Merger Sub shall, and Parent shall cause Merger Sub to, extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied, or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub shall extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (as determined by Merger Sub in its discretion, subject to applicable Law, or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); provided, however, that Merger Sub shall not be required to extend the Offer or the then scheduled Expiration Date to a date later than the End Date; and (ii) Merger Sub shall extend the Offer for the minimum period required by applicable Law, interpretation or position of the SEC or its staff or Nasdaq or its staff.

(f) If, between the date hereof and the Acceptance Time, the outstanding Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Offer Price shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 2.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g) Neither Parent nor Merger Sub shall terminate or withdraw the Offer prior to the then scheduled Expiration Date unless this Agreement is validly terminated in accordance with the terms hereof. In the event that this Agreement is terminated pursuant to the terms hereof, Merger Sub shall (and Parent shall cause Merger Sub to) promptly (and in any event within one (1) Business Day of such termination), irrevocably and unconditionally terminate the Offer, shall not acquire any shares of Company Common Stock pursuant to the Offer and shall cause any depository acting on behalf of Merger Sub to return, in accordance with applicable Law, all tendered shares of Company Common Stock to the registered holders thereof.

Section 2.2. Actions of Parent and Merger Sub.

(a) As promptly as practicable on the Offer Commencement Date, Parent and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer (together with all amendments and supplements thereto and including exhibits thereto, the “Schedule TO”) that will contain or incorporate by reference an offer to purchase and form of the related letter of transmittal and (ii) cause the Schedule TO, the offer to purchase, form of letter of transmittal, and other related documents to be disseminated to holders of shares of Company Common Stock to the extent required by applicable Law. Parent and Merger Sub agree that they shall cause the Schedule TO, together with all documents included therein pursuant to which the Offer will be made (collectively and with any supplements or amendments thereto, the “Offer Documents”) filed by either Parent or Merger Sub with the SEC to comply in all material respects with the Exchange Act and other applicable Law. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent further agrees to use all reasonable efforts to promptly cause the Offer Documents, as so corrected, to be filed with the SEC and to promptly be disseminated to holders of shares of Company Common Stock as and to the extent required by applicable Law. The Company shall promptly furnish or otherwise make available to Parent, Merger Sub or Parent’s legal counsel any information concerning the Acquired Companies and the Company’s stockholders that is required or reasonably requested in connection with any action contemplated by this Section 2.2(a). Subject to Section 2.3(d), the Company consents to the inclusion of the Company Board Recommendation in the Offer Documents. The Company and its counsel shall be given reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the SEC, and Parent and Merger Sub shall give reasonable and good faith consideration to any such comments made by the Company or its counsel. Parent and Merger Sub shall (A) provide the Company and its counsel with a copy of any written comments (and a summary of any oral comments) that Parent, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (B) give the Company and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff, and (C) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses. Each of Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer.

(b) For purposes of this Agreement, and the Offer, unless otherwise mutually agreed to by the Company and Merger Sub, any shares of Company Common Stock subject to notices of guaranteed delivery shall be deemed not to be validly tendered into the Offer unless and until the shares underlying such notices of guaranteed delivery are delivered to Merger Sub or to an agent of Merger Sub.

(c) Without limiting the generality of Section 9.10, Parent shall cause to be provided to Merger Sub, on a timely basis, all of the funds necessary to purchase any shares of Company Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer, which funds shall be deposited with the Paying Agent concurrently with or promptly following the Acceptance Time, and shall cause Merger Sub to perform, on a timely basis, all of Merger Sub’s obligations under this Agreement. Parent and Merger Sub shall, and each of Parent and Merger Sub shall ensure that all of their respective Affiliates shall, tender any shares of Company Common Stock held by them into the Offer.

(d) This Agreement and the transactions contemplated hereby shall be effected under Section 251(h) of the DGCL, and Parent and Merger Sub shall cause the Merger to be effected as soon as practicable following the consummation of the Offer.

(e) At or prior to the Acceptance Time, Parent shall duly authorize, execute and deliver, and shall ensure that the Rights Agent duly authorizes, executes and delivers, the CVR Agreement.

Section 2.3. Actions of the Company.

(a) On or as promptly as practicable after the Offer Commencement Date, the Company shall file with the SEC and (following or contemporaneously with the initial dissemination of the Offer Documents to holders of Company Common Stock to the extent required by applicable federal securities laws, and subject to the final sentence of Section 2.3(b)) disseminate to holders of Company Common Stock a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 2.3(d), shall contain the recommendation of the Company Board that stockholders of the Company tender their shares of Company Common Stock pursuant to the Offer (the “Company Board Recommendation”), shall set the Stockholder List Date as the record date for purposes of receiving the notice required by Section 262(d)(2) of the DGCL and also shall contain a notice of appraisal rights in compliance with Section 262(d) of the DGCL, which notice shall also be disseminated by the Company to the holders of Company Preferred Stock as of the Stockholder List Date concurrently with the dissemination of the Schedule 14D-9 to the holders of Company Common Stock. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC or the dissemination thereof to holders of Company Common Stock, and the Company shall give reasonable and good faith consideration to any such comments made by Parent or its counsel; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any amendment or supplement to the Schedule 14D-9 that relates to any Acquisition Proposal or any Change in Recommendation. The Company shall promptly provide Parent and its counsel with a copy of any written comments (and a summary of any oral comments) received by the Company (or its counsel) from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt. The Company shall (i) respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9, (ii) give Parent and its counsel a reasonable opportunity to review and comment on any response to such comments provided to the SEC or its staff and (iii) give reasonable and good faith consideration to any such comments made in respect of any such proposed responses; provided, however, that the Company shall not be obligated to give Parent and its counsel such opportunity to review and comment in connection with any such response or comments that relate to any Acquisition Proposal or any Change in Recommendation.

(b) To the extent required by the applicable requirements of the Exchange Act and the listing requirements of Nasdaq, (i) each of Parent, Merger Sub and the Company shall promptly correct any information provided by it for use in the Schedule 14D-9 if such information shall have become false or misleading in any material respect, and (ii) the Company shall take all steps necessary to promptly cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, subject to the final sentence of this Section 2.3(b), to be disseminated to holders of Company Common Stock. Parent and Merger Sub shall promptly furnish to the Company all information concerning Parent or Merger Sub that may be reasonably requested by the Company in connection with any action contemplated by this Section 2.3(b). To the extent reasonably requested by the Company, Parent shall cause the Schedule 14D-9 and any supplement or amendment thereto to be mailed or otherwise disseminated to the holders of Company Common Stock together with the Offer Documents disseminated to the holders of Company Common Stock.

(c) The Company shall not permit either the Company Board or any committee thereof to, except as permitted by Section 2.3(d) or Section 6.2: (i) fail to make, withdraw, modify, amend or qualify, in a manner adverse to Parent and Merger Sub, the Company Board Recommendation, or propose publicly to take such action; (ii) approve, adopt or recommend or declare advisable any Acquisition Proposal, or propose publicly to take such action (any action described in clause (i) or clause (ii) being referred to as a “Change in Recommendation”); or (iii) permit the Company or any other Acquired Company to enter into any Contract or agreement (other than a confidentiality agreement entered into in compliance with Section 6.2(a)) contemplating an Acquisition Proposal (any such contract, an “Alternative Acquisition Agreement”). The Company agrees that in the event any Acquired Company or any Representative of an Acquired Company takes any action which, if taken by the Company, would constitute a breach of this Section 2.3 or Section 6.2, the Company shall be deemed to be in breach of this Section 2.3 or Section 6.2.

(d) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may:

(i) make a Change in Recommendation in response to an Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning such an Acquisition Proposal if: (A) such Acquisition Proposal did not result from a material breach of Section 2.3 or Section 6.2; (B) the Company Board determines in good faith (1) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal would constitute a Superior Proposal and (2) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the

Company’s stockholders under applicable Law; (C) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a summary of the material terms and conditions of such Alternative Acquisition Agreement; (D) during the four (4) Business Day period commencing on the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (E) after the expiration of the negotiation period described in clause (D) above, the Company Board shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement or the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that (1) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (2) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (F) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(f); provided, however, that, in the event of any material amendment or adjustment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (C) through (E) of this Section 2.3(d)(i), except that references to four (4) Business Days shall be deemed to be three (3) Business Days; or

(ii) make a Change in Recommendation not related to an Acquisition Proposal if: (A) any Effect (other than (i) changes in the Company Common Stock price, in and of itself or (ii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself) arises affecting the Company that does not relate to any Acquisition Proposal and was not known to (or reasonably foreseeable by) the Company Board on or prior to the date hereof (or if known, the consequences of which were not known or reasonably foreseeable) (any such Effect unrelated to an Acquisition Proposal being referred to as an “Intervening Event”); (B) the Company Board determines in good faith, after consultation with its outside legal counsel, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (C) such Change in Recommendation is not effected prior to the fourth (4th) Business Day after Parent receives written notice (the “Intervening Event Notice”) from the Company confirming that the Company Board intends to effect such Change in Recommendation and specifying in reasonable detail the reasons therefor; (D) during such four (4) Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend or adjust this

Agreement or the Offer; and (E) at the end of such four (4) Business Day period, the Company Board determines in good faith, after consultation with its outside legal counsel and after taking into account any amendments or adjustments to this Agreement or the Offer that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (D) above, that, in light of such Intervening Event, a failure to effect a Change in Recommendation would reasonably be expected to be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that after compliance with clauses (C) through (E) of this Section 2.3(d)(ii) with respect to any Intervening Event, the Company shall have no further obligations with respect to such Intervening Event under clauses (C) through (E) of this Section 2.3(d)(ii).

(e) In connection with the Offer, the Company shall promptly after the date hereof instruct its transfer agent to promptly after such instruction furnish to Merger Sub a list, as of the most recent practicable date, of the record holders of Company Common Stock and their addresses, as well as mailing labels containing such names and addresses (the date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, which date shall not be more than ten (10) Business Days prior to the date the Offer Documents and the Schedule 14D-9 are first disseminated, the “Stockholder List Date”). The Company will promptly furnish Merger Sub with such additional information (including any available computer file containing the names and addresses of record holders of Company Common Stock and lists or computer files of securities positions of Company Common Stock held in stock depositories in the Company’s possession) and assistance as Merger Sub may reasonably request for purposes of communicating the Offer to the holders of Company Common Stock. All information furnished in accordance with this Section 2.3(e) shall be held in confidence by Parent and Merger Sub (and their agents) in accordance with the requirements of the Confidentiality Agreement, and shall be used by Parent and Merger Sub (and their agents) only in connection with the communication of the Offer to the holders of Company Common Stock. If this Agreement is terminated, Parent and Merger Sub shall deliver, and shall use their reasonable best efforts to cause their agents to deliver, to the Company (or destroy, at their election) all copies, digital files, and extracts or summaries from such information furnished in accordance with this Section 2.3(e) then in their possession or control in the manner contemplated by the Confidentiality Agreement.

(f) Immediately following the Acceptance Time, the Company shall instruct its transfer agent to register the transfer of the shares of Company Common Stock accepted for payment by Merger Sub.

ARTICLE 3

THE MERGER; EFFECTIVE TIME

Section 3.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL (including Section 251(h) of the DGCL), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation. The Merger shall be effected under Section 251(h) of the DGCL as soon as practicable following the consummation of the Offer.

Section 3.2. Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

Section 3.3. Closing; Effective Time. Unless this Agreement shall have been terminated pursuant to Article 8, and unless otherwise mutually agreed in writing by the Company and Parent, the consummation of the Merger (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 100 Northern Avenue, Boston, Massachusetts 02210 as soon as practicable following (but in any event on the same day as) the Acceptance Time, except if any of the applicable conditions set forth in Article 7 shall not be satisfied or, to the extent permissible by applicable Law, waived as of such date, in which case, on the first (1st) Business Day on which all applicable conditions set forth in Article 7 are satisfied or, to the extent permissible by applicable Law, waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) (the date on which the Closing occurs, the “Closing Date”). The parties intend that the Closing shall be effected, to the extent practicable, by conference call and the electronic delivery of documents to be held in escrow by outside counsel to the recipient party pending authorization to release at the Closing. Subject to the provisions of this Agreement, Parent and the Company shall cause a certificate of merger satisfying the applicable requirements of the DGCL to be duly executed and delivered to the Secretary of State of the State of Delaware for filing in accordance with the relevant provisions of the DGCL, as soon as practicable on the Closing Date, and shall make any and all other filings or recordings required under the DGCL. The Merger shall become effective upon the date and time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger (such date and time, the “Effective Time”). From and after the Effective Time, the Surviving Corporation shall possess all the property, rights, privileges, powers and franchises of the Company and Merger Sub, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, all as provided in the DGCL.

Section 3.4. Certificate of Incorporation and By-laws; Directors and Officers. At the Effective Time, unless otherwise jointly determined by Parent and the Company prior to the Effective Time:

(a) the Company Certificate of Incorporation, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until, subject to Section 6.9(b), thereafter amended in accordance with its terms and as provided by applicable Law;

(b) the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation (except that references therein to the name of Merger Sub shall be replaced with references to the name of the Surviving Corporation) until, subject to Section 6.9(b), thereafter amended in accordance with its terms and as provided by applicable Law; and

(c) (i) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law or until their earlier death, resignation or removal. Prior to the Closing, the Company shall use its reasonable best efforts to deliver to Parent a letter (in form reasonably acceptable to Parent) executed by (A) each director of the Company effectuating his or her resignation as a member of the Board of Directors and (B) each officer of an Acquired Company effectuating his or her resignation as an officer of an Acquired Company and, if applicable, director of a Subsidiary of the Company, in each case, to be effective as of the Effective Time.

Section 3.5. Conversion of Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of Shares:

(i) (A) Each share of Company Common Stock (other than shares of Company Common Stock (a) held in the treasury of the Company, (b) that as of immediately prior to the Effective Time were owned by Parent, any Subsidiary of Parent, any Subsidiary of the Company or Merger Sub (other than the shares of Company Common Stock described in clause (c)), or (c) irrevocably accepted for payment in the Offer (collectively, the “Excluded Shares”)) shall be automatically canceled and, subject to Section 3.9, converted into the right to receive the Offer Price (the “Common Consideration”), without interest and (B) each share of Company Preferred Stock (other than shares of Company Preferred Stock held in the treasury of the Company) then issued and outstanding shall be automatically canceled and, subject to Section 3.9, converted into the right to receive the Preferred Consideration (the Common Consideration and the Preferred Consideration, collectively, the “Merger Consideration”), without interest. At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and each certificate (a “Company Stock Certificate”) formerly representing any of such Shares (other than Excluded Shares) and each non-certificated Share represented by book entry (a “Book Entry Share”) (other than Excluded Shares) shall thereafter represent only the right to receive the applicable Merger Consideration, without interest, to be paid upon surrender of such Company Stock Certificate or Book Entry Share in accordance with Section 3.6.

(ii) Each Excluded Share described in Section 3.5(a)(i)(A)(a) and (c) and shares of Company Preferred Stock held in the treasury of the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist. Each Excluded Share described Section 3.5(a)(i)(A)(b) shall be converted into such number of shares of the Surviving Corporation such that immediately following the Merger the holders of such Excluded Shares hold the same percentage interest in the Surviving Corporation as they held in the Company immediately prior to the Merger.

(iii) At the Effective Time, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) Without duplication of the effects of Section 2.1(f), if, between the date hereof and the Effective Time, the outstanding Company Common Stock and/or the Company Preferred Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the consideration into which each share of Company Common Stock and/or the Company Preferred Stock is converted in the Merger shall be equitably adjusted to the extent appropriate; provided that nothing in this Section 3.5(b) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.6. Payment for Shares.

(a) Prior to the Effective Time, (i) Parent shall appoint Computershare Inc. to act as paying agent (or such other nationally recognized paying agent agreed to between Parent and the Company) with respect to the Merger (the “Paying Agent”), and (ii) Parent shall deposit, or shall cause to be deposited, with the Paying Agent cash amounts sufficient to enable the Paying Agent to make payments of the aggregate cash Merger Consideration payable pursuant to Section 3.5 to holders of Shares outstanding immediately prior to the Effective Time. Such fund shall not be used for any purpose other than as expressly set forth in this Agreement, provided that such fund may be invested by the Paying Agent as directed by Parent; provided further that such investments shall be (A) in obligations of or guaranteed by the United States of America, (B) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc or Standard & Poor’s Corporation, respectively, (C) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or (D) in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Such fund shall not be used for any purpose other than to pay the aggregate Common Cash Amount in the Offer and the aggregate cash Merger Consideration in the Merger. To the extent that such fund diminishes for any reason below the level required to make prompt payment of the cash Merger Consideration, Parent shall promptly replace or restore, or cause to be replaced or restored, the lost portion of such fund so as to ensure that it is, at all times, maintained at a level sufficient to make such payments. For the avoidance of doubt, Parent shall not be required to deposit any funds related to any CVR with the Rights Agent unless and until such deposit is required pursuant to the terms of the CVR Agreement or with the Paying Agent.

(b) Promptly after the Effective Time, and in any event no later than one (1) Business Day after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of record of Shares described in Section 3.5 a form of letter of transmittal (mutually approved by Parent and the Company) and instructions for use in effecting the surrender of Company Stock Certificates or Book Entry Shares previously representing such Shares in exchange for payment therefor. Parent shall ensure that, upon surrender to the Paying Agent of each such Company Stock Certificate or Book Entry Share (or affidavits of loss in lieu of the Company Stock Certificate pursuant to Section 3.6(d)), together with a properly executed letter of transmittal, the holder of such Company Stock Certificate or Book Entry Share (or, under the circumstances described in Section 3.6(e), the transferee of the Shares previously represented by such Company Stock Certificate or Book Entry Share) shall promptly receive in exchange therefor the applicable Merger Consideration for each Share formerly represented by such Company Stock Certificate or Book Entry Share pursuant to Section 3.5. Exchange of any Book Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to securities represented by book entry. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Company Stock Certificate or Book Entry Share.

(c) On or after the first (1st) anniversary of the Effective Time, Parent shall be entitled to cause the Paying Agent to deliver to Parent any funds made available by Parent to the Paying Agent which have not been disbursed to holders of Company Stock Certificates or Book Entry Shares in accordance with this Section 3.6, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation with respect to the cash amounts payable upon surrender of their Company Stock Certificates or Book Entry Shares. Neither the Paying Agent nor the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Book Entry Share for any amount properly paid to a public official pursuant to any applicable abandoned property or escheat law.

(d) If any Company Stock Certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of that fact by the Person claiming such Company Stock Certificate to be lost, stolen or destroyed (or such other replacement requirements reasonably established by the Paying Agent), Parent shall cause the Paying Agent to pay in exchange for such lost, stolen or destroyed Company Stock Certificate the cash Common Consideration or Preferred Consideration, as applicable, payable in respect thereof pursuant to this Agreement.

(e) In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made with respect to such Shares to a transferee of such Shares if the Company Stock Certificate (if applicable) previously representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required by the Paying Agent to evidence and effect such transfer and to evidence that any applicable stock Transfer Taxes relating to such transfer have been paid. The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred solely by a holder of Shares in connection with the Offer, the Merger or the other Transactions, and the filing of any related Tax Returns, shall be the sole responsibility of such holder.

(f) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all Shares outstanding immediately prior to the Effective Time. No further transfer of any such Shares shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate, which shares were outstanding immediately prior to the Effective Time and converted into the right to receive the applicable Merger Consideration in accordance with this Section 3.6, is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in this Section 3.6.

(g) Except as set forth in Section 3.6(e), the Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment for Shares.

(h) Each of the Company, Surviving Corporation, Parent and Merger Sub (and any of their Affiliates) shall be entitled to deduct and withhold (or cause the Paying Agent to deduct and withhold) from any amounts (including any CVRs in respect of Shares) payable pursuant to this Agreement or the CVR Agreement Taxes as it is required by applicable Law to deduct and withhold. Parent shall (i) use commercially reasonable efforts to provide advance notice of any such deduction or withholding and (ii) cooperate with the Company and any holders of Company Common Stock, Company Preferred Stock, Company Options, Company RSUs, Company PSUs or Company Warrants to obtain any affidavits, certificates and other documents as may reasonably be expected to afford to the Company and such holders reduction of or relief from any such deduction or withholding. To the extent that any Taxes are so deducted or withheld and timely paid over to the appropriate Governmental Entity, such deducted and withheld Taxes shall be treated for purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.7. Company Compensatory Awards.

(a) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option, whether vested or unvested, that has a per share exercise price that is less than the Common Cash Amount (each, an “In-the-Money Company Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the excess of the Common Cash Amount over the per share exercise price of such Company Option and (ii) one CVR.

(b) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company Option that has a per share exercise price that is equal to or more than the Common Cash Amount, whether vested or unvested (each, an “Out-of-the-Money Company Stock Option”), that is outstanding and unexercised immediately prior to the Effective Time shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company Option, without interest and subject to deduction for any required withholding under applicable Tax Law, the right to receive, upon the occurrence of any Milestone Payment (as defined in the CVR Agreement), a cash payment, if any, equal to (A) the amount, if any, by which (i) the Common Cash Amount plus the applicable Milestone Payment plus any Milestone Payment that was previously paid in respect of such share of Company Common Stock underlying such Out-of-the-Money Company Stock Option exceeds (ii) the per share exercise price of such Out-of-the-Money Company Stock Option, minus (B) the gross amount of Milestone Payments previously paid with respect to such share of Company Common Stock underlying such Out-of-the-Money Company Stock Option (the “Out-of-the-Money Option Consideration”), which amount shall be paid in accordance with Section 3.7(d).

Notwithstanding the foregoing, any Company Option that has a per share exercise price equal to or greater than $11.50 shall be canceled at the Effective Time without any consideration payable therefor (whether in the form of cash or a CVR or otherwise) whether before or after the Effective Time.

(c) Immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive for each share of Company Common Stock underlying such Company RSU, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the Common Cash Amount and (ii) one CVR.

(d) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each Company PSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and automatically converted into the right to receive, at such time and subject to the satisfaction of the same performance and vesting terms and conditions as applied to such Company PSU immediately prior to the Effective Time, for each share of Company Common Stock underlying such Company PSU, without interest and subject to deduction for any required withholding under applicable Tax Law, (i) an amount in cash from Parent or the Surviving Corporation equal to the Common Cash Amount and (ii) one CVR (the “Company PSU Payment”); provided, however, in the event that a Company PSU holder’s employment is terminated on or after the Effective Time (i) by Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation without Cause or (ii) by such holder for Good Reason, then such holder shall remain eligible to receive the Company PSU Payment upon achievement of the performance vesting terms and conditions applicable to such holder’s Company PSUs notwithstanding that such holder is no longer employed on the date such performance vesting terms and conditions are satisfied.

(e) Prior to the Effective Time, the Company, the Company Board or the appropriate committee of the Company Board, as applicable, shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 3.7, and the form and substance of any such written actions shall be subject to review and approval by Parent, not to be unreasonably withheld, conditioned or delayed. The Common Cash Amount with respect to any Company Compensatory Awards (other than Company PSUs) shall, except as may otherwise be required with respect to Company Compensatory Awards by Section 409A of the Code, be paid by the Surviving Corporation no later than ten (10) Business Days following the Effective Time, without interest. The Company Cash Amount with respect to Company PSUs shall be paid by the Surviving Corporation no later than ten (10) Business Days following the applicable vesting date of such Company PSU Payment. As soon as practicable following delivery of a Milestone Notice (as defined in the CVR Agreement), if any, but in no event later than March 15 of the calendar year immediately following the calendar year in which the applicable Milestone Payment becomes vested, Parent shall pay, or shall cause to be paid, the Out-of-the-Money Option Consideration (if any) in respect of any Out-of-the-Money Company Stock Options. All payments with respect to Company Compensatory Awards pursuant to this Section 3.7 shall be made through the Surviving Corporation’s payroll and/or equity award maintenance systems, subject to withholding if required under applicable Tax Law.

Section 3.8. Company Warrants. At the Effective Time, each Company Warrant that is issued, unexpired and unexercised immediately prior to the Effective Time shall, as a result of the Merger and without any action on the part of any holder of a Company Warrant, cease to represent a Company Warrant in respect of Company Common Stock and shall become a Company Warrant exercisable for (i) an amount of cash equal to the product of (A) the aggregate number of shares of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Effective Time and (B) the excess, if any, of the Common Cash Amount over the per share exercise price under such Company Warrant and (ii) the number of CVRs equal to the aggregate number of shares of Company Common Stock for which such Company Warrant was exercisable immediately prior to the Effective Time, in each case subject to deduction for any required withholding under applicable Tax Law. The Company agrees to comply with the notice and exercise provisions in the Company Warrants applicable in connection with the Transactions and to use its commercially reasonable efforts to cause the holder(s) of the Company Warrants to exercise such Company Warrants prior to the Acceptance Time. Under no circumstances will any interest be payable with respect to the amounts payable in respect of any Company Warrants.

Section 3.9. Appraisal Rights.

(a) Notwithstanding anything to the contrary contained in this Agreement, any Shares that constitute Appraisal Shares shall not be converted into the right to receive the applicable Merger Consideration, and each holder of Appraisal Shares shall be entitled only to receive such consideration as is determined to be due with respect to such Appraisal Shares pursuant to Section 262 of the DGCL. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall otherwise waive, withdraw or lose such holder’s right to appraisal under Section 262 of the DGCL, then (i) the right of such holder to be paid such consideration as is determined to be due pursuant to Section 262 of the DGCL shall cease, and (ii) such Appraisal Shares shall be deemed to have been converted as of the Effective Time into and have become exchangeable only for the right to receive (upon the surrender of the Company Stock Certificate(s) or Book Entry Shares previously representing such Appraisal Shares) the applicable Merger Consideration, without interest and reduced by the amount of any withholding that is required under applicable Tax Law, in accordance with Section 3.5.

(b) The Company (i) shall provide to Parent prompt notice of any written demand by any stockholder of the Company for appraisal of such holder’s Shares, any written withdrawal of any such demand, and any other instrument delivered to the Company prior to the Effective Time pursuant to Section 262 of the DGCL that relates to such demand and (ii) shall give Parent the opportunity to direct and participate in all negotiations and proceedings with respect to any such demand. The Company shall not make any payment with respect to any demands for appraisal or offer to settle or settle any such demands for appraisal without the written consent of Parent.

(c) For purposes of this Agreement, “Appraisal Shares” shall refer to Shares outstanding immediately prior to the Effective Time that are held by a holder who is entitled to demand and properly exercises and perfects such holder’s demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL.

Section 3.10. Merger Without Meeting of Stockholders. The Merger shall be effected under Section 251(h) of the DGCL. The parties agree to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable following the consummation of the Offer, without a meeting of the stockholders of the Company in accordance with Section 251(h) of the DGCL.

Section 3.11. Further Action. If, at any time after the Effective Time, any further action is necessary to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation and Parent shall (in the name of Merger Sub, in the name of the Company or otherwise) take such action.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the Company Disclosure Schedule (it being acknowledged and agreed that any disclosure or exception set forth in any Section or subsection of the Company Disclosure Schedule shall be deemed to qualify any other Section or subsection of the Company Disclosure Schedule to the extent that the relevance of such disclosure or exception to such other Section or subsection is reasonably apparent on the face of such disclosure), or (b) as disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and made available to Parent (other than information that is contained (i) solely in the risk factors sections of such Company SEC Documents or (ii) in any “forward-looking statements” in such Company SEC Documents, except to the extent any such information described in clause (i) or (ii) consists of factual and/or historical statements), the Company represents and warrants to each of Parent and Merger Sub as follows:

Section 4.1. Organization and Good Standing; Subsidiaries.

(a) The Company (i) is a corporation that is duly organized, validly existing and in good standing under the Law of the State of Delaware, (ii) has corporate power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Section 4.1(b) of the Company Disclosure Schedule lists each of the Company’s Subsidiaries and indicates its jurisdiction of organization. Each such Subsidiary (i) is a corporation or other business entity that is duly incorporated or organized (as applicable), validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Law of its jurisdiction of incorporation or organization, as applicable, (ii) has corporate (or, in the case of any Subsidiary that is not a corporation, other) power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and (iii) is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except, with respect to clause (iii), where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, taken as a whole.

(c) All of the outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company, free and clear of any Encumbrances (other than transfer restrictions arising under applicable Law).

(d) Except as set forth on Section 4.1(d) of the Company Disclosure Schedule, none of the Acquired Companies owns any capital stock of, or any equity interest of, or any equity interest of any nature in, any other Entity, except in the other Acquired Companies.

Section 4.2. Organizational Documents. The Company has made available to Parent (or included as an exhibit to the Company SEC Documents made available to Parent) complete and correct copies of the Organizational Documents of the Company and each Subsidiary of the Company, and the Company Warrants, and each as so made available is in full force and effect. The Company is not in violation of any of the provisions of the Company Warrants, the Company Certificate of Incorporation or the Company By-laws and will not be in violation of any of the provisions of the Company Warrants, the Company Certificate of Incorporation or Company By-laws, as the Company Warrants, the Company Certificate of Incorporation and the Company By-laws may be amended (subject to Section 6.1(b)), between the date hereof and the Closing Date. As of any date following the date hereof, neither the Company nor any of its Subsidiaries has filed for bankruptcy or filed for reorganization under the U.S. federal bankruptcy Law or similar state or federal Law, become insolvent or become subject to conservatorship or receivership.

Section 4.3. Capitalization.

(a) The authorized capital stock of the Company consists of: (i) 200,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share, of which 32,500 shares are designated as Company Preferred Stock, and the remainder of such shares of preferred stock is undesignated. As of the close of business on January 17, 2023 (the “Capitalization Date”), (i) 48,022,622 shares of Company Common Stock were issued and outstanding, (ii) 4,853,445 shares of Company Common Stock were subject to issuance pursuant to Company Options, (iii) 1,054,286 shares of Company Common Stock were subject to issuance pursuant to Company RSUs, (iv) 281,475 shares of Company Common Stock were subject to Company PSUs (assuming all performance conditions for any Company PSUs have been achieved in full), (v) 200,601 shares of Company Common Stock were held by the Company as treasury shares, (vi) 20,746 shares of Company Preferred Stock were issued and outstanding, subject to adjustment on the terms set forth in the Certificate of Designation and (vii) 1,800,000 shares of Company Common Stock were subject to issuance pursuant to the Company Warrants.

(b) Section 4.3(b) of the Company Disclosure Schedule (provided to Parent’s outside counsel prior to the date hereof) sets forth, as of the Capitalization Date, a list of (i) all outstanding Company Options, including the name of the recipient, the grant date, the number of shares of Company Common Stock subject to each such award, and the exercise price per share and (ii) all outstanding Company RSUs and Company PSUs, including the name of the recipient, the grant date, the number of shares of Company Common Stock subject to each such award, and, for Company PSUs, the vesting schedule (including performance conditions). Other than the awards listed in Section 4.3(b) of the Company Disclosure Schedule, the Company has not promised (orally or in writing) to make any other grants of equity or equity-based awards to current, prospective or former employees, consultants or other service providers of any Acquired Company.

(c) Except as set forth in the Company Certificate of Incorporation, (i) none of the outstanding Company Common Stock or Company Preferred Stock is entitled or subject to any preemptive right, right of repurchase, right of participation or any similar right; (ii) none of the outstanding Company Common Stock or Company Preferred Stock is subject to any right of first refusal in favor of any of the Acquired Companies; and (iii) there is no Contract to which any of the Acquired Companies is a party relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any Company Common Stock or Company Preferred Stock. None of the Acquired Companies is under any obligation, nor is any of the Acquired Companies bound by any Contract pursuant to which it will become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Common Stock or Company Preferred Stock.

(d) There are no bonds, debentures, notes or other indebtedness of the Acquired Companies issued or outstanding having the right to vote (or convertible or exercisable or exchangeable for securities having the right to vote) on any matters on which stockholders of any Acquired Company may vote.

(e) As of the Capitalization Date, and except as set forth in Sections 4.3(a) and (b) and as set forth in the Certificate of Designation, there was no: (i) share of capital stock or other voting securities of or ownership interests of any Acquired Company, or outstanding subscription, option, call, warrant or other right (whether or not currently exercisable) to acquire any shares of the capital stock, restricted stock unit, stock-based performance unit, shares of phantom stock, stock appreciation right, profit participation right or any other right that is linked to, or the value of which is based on or derived from, the value of any shares of capital stock of any Acquired Company; (ii) outstanding security, instrument, bond, debenture or note that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies; or (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) (with respect to any

Acquired Company, any of the securities of the type described in any of the foregoing clauses (i) through (iii), an “Equity Security”) or Contract under which any Acquired Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities. Since the date of the Most Recent Balance Sheet, no Acquired Company has declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock of any Acquired Company (other than cash dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent).

(f) All of the outstanding shares of Company Common Stock and Company Preferred Stock, and all of the other Equity Securities of the Acquired Companies, have been, or will be when issued, duly authorized and validly issued, fully paid and nonassessable and issued free (and not in violation) of any preemptive right.

(g) Each Company Option, Company RSU and Company PSU (i) was granted in compliance in all material respects with all applicable securities Laws or exemptions therefrom and (ii) was granted under a Company Equity Incentive Plan and is in compliance in all material respects with all requirements set forth in such Company Equity Incentive Plan. Each Company Option (A) has an exercise price that is no less than the fair market value of the shares of Company Common Stock underlying such Company Option on the grant date and (B) does not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code.

Section 4.4. SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) All reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC since January 1, 2020 (the “Company SEC Documents”) have been filed or furnished with the SEC on a timely basis (subject to extensions pursuant to Exchange Act Rule 12b-25). As of their respective dates, or, if amended prior to the date of this Agreement, as of the date of (and giving effect to) the last such amendment: (i) each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) no Company SEC Document contained when filed or furnished (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted, as the case may be, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements (including any related notes and schedules) contained or incorporated by reference in the Company SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as in effect at the time of such filing; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end adjustments); and (iii) fairly present, in all material respects, the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c) The Company maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Board of Directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies that could have a material effect on the Company’s financial statements. Since January 1, 2020, neither the Company nor the Company’s independent registered accountant has identified or been made aware of: (A) any significant deficiency or material weakness in the design or operation of the internal control over financial reporting utilized by the Company, which is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; or (B) any fraud, whether or not material, that involves the management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting. The Company maintains disclosure controls and procedures (as defined by Rule 13a-15(e) or 15d-15(e) under the Exchange Act) that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since January 1, 2020, the principal executive officer and the principal financial officer of the Company have made all certifications required by the Exchange Act and the Sarbanes-Oxley Act. The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq.

(d) None of the Acquired Companies has effected, entered into or created any securitization transaction or “off-balance sheet arrangement” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) where the result, purpose or intended effect of such transaction or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Acquired Companies in its published financial statements or other Company SEC Documents.

(e) As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Documents. To the Knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

(f) Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since January 1, 2020, none of the Acquired Companies has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

(g) The Acquired Companies do not have any liabilities of any nature (whether accrued, absolute, contingent or otherwise), including any which would be required to be reflected or reserved against on a consolidated balance sheet of the Acquired Companies prepared in accordance with GAAP or the notes thereto, except for: (i) liabilities specifically disclosed and adequately reserved against in the financial statements (including any related notes) contained in the Company SEC Documents made available to Parent; (ii) liabilities incurred in the ordinary course of business since the date of the Most Recent Balance Sheet; (iii) liabilities to perform under Contracts entered into by the Acquired Companies in the ordinary course (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, or that relates to any cause of action, claim or lawsuit); (iv) liabilities incurred pursuant to the terms of this Agreement; and (v) liabilities that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole.

Section 4.5. Absence of Certain Changes. (a) Since the date of the Most Recent Balance Sheet through the date hereof, and except as specifically contemplated by, or as disclosed in, this Agreement and except for discussions, negotiations and activities related to this Agreement, (i) the Acquired Companies have conducted their businesses in the ordinary course consistent in all material respects (other than in connection with modifications, suspensions and/or alterations of operations in response or otherwise related to COVID-19 and/or any COVID-19 Measures) and (ii) no Acquired Company has taken any action that would have constituted a breach of Section 6.1(b) (other than clauses (iii)(A), (v) and (xii) thereof) had such action been taken after the execution of this Agreement without the prior consent of Parent; and (b) since the date of the Most Recent Balance Sheet, there has not been any Company Material Adverse Effect.

Section 4.6. Intellectual Property Rights.

(a) Section 4.6(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Patents, Marks and Copyrights included in the Company Intellectual Property that are issued by, registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world (such registrations and applications, the “Company Registered IP”), including, with respect to each such registration and application, (i) the title, (ii) the jurisdiction of application/registration, (iii) the application or registration number, (iv) the date of filing or issuance for each such item and (v) the owner. All Company Registered IP is subsisting, and all registration, maintenance and renewal fees applicable to the Company Registered IP that are due have been paid and all documents and certificates related to such items have been filed with the relevant Governmental Entity or other authorities in the applicable jurisdictions for the purposes of maintaining such items. To the Knowledge of the Company, no Company Registered IP is invalid or unenforceable. Each Acquired Company has complied in all material respects with (A) all of its obligations and duties to all applicable patent, trademark and copyright offices, including the duty of candor and disclosure to the U.S. Patent and Trademark Office, and (B) all applicable Laws, in each case, with respect to all Company Registered IP.

(b) All founders, key employees and any other employees involved in the development of Intellectual Property for any Acquired Company, and all consultants, contractors and other service providers engaged by any Acquired Company for the development of Intellectual Property for any Acquired Company, in each case including any Intellectual Property that covers, claims or is directed to or otherwise related to any Company Product, have signed confidentiality and invention assignment agreements or similar agreements for the transfer or assignment of such Intellectual Property with the Acquired Companies pursuant to which the Acquired Companies have obtained ownership of and are the sole and exclusive owners of such Intellectual Property.

(c) The Company Owned Intellectual Property is solely and exclusively owned by the Acquired Companies free and clear of any Encumbrance, other than Permitted Encumbrances. The Acquired Companies hold all of their respective rights under all Company Licensed Intellectual Property free and clear of any Encumbrance, other than Permitted Encumbrances. The Acquired Companies own or have a valid and enforceable license to use all Intellectual Property necessary to, or used or held for use in, the conduct of the business of the Acquired Companies in all material respects.

(d) To the Knowledge of the Company, the conduct and operation of the business of the Acquired Companies does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person. There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, against any of the Acquired Companies relating to any infringement, misappropriation or other violation of any Intellectual Property of any other Person.

(e) None of the Acquired Companies is subject to any Order, nor has any of the Acquired Companies entered into or is a party to any agreement made in settlement of any pending or threatened litigation, which restricts or impairs their use of any Intellectual Property. There exist no restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property or Company Licensed Intellectual Property, and the consummation of the Transactions will not (either alone or together with any other event) alter, encumber, impair or extinguish any such Intellectual Property or any of the Acquired Company’s rights therein.

(f) To the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any Company Intellectual Property. No Legal Proceeding is pending or threatened by any Acquired Company against any Person alleging any such infringement, misappropriation or other violation of any Company Intellectual Property.

(g) No interference, opposition, reissue, reexamination proceeding, cancellation proceeding, or other Legal Proceeding (other than routine ordinary course examination proceedings with respect to pending Patent applications) is pending or, to the Knowledge of the Company, threatened, against any Acquired Company, (i) in which the scope, validity, enforceability or ownership of any Company Intellectual Property is being contested or challenged or (ii) based upon, or challenging or seeking to deny or restrict, any rights of any Acquired Company in any Intellectual Property. None of the Company Intellectual Property has been adjudged invalid or unenforceable in whole or in part, or, in the case of any pending Patent applications included in the Company Registered IP, has been the subject of a final and nonappealable finding of unpatentability.

(h) The Acquired Companies have taken commercially reasonable steps necessary to maintain the confidentiality of the Trade Secret Rights included in the Company Owned Intellectual Property or Company Licensed Intellectual Property and any other material confidential information of any of the Acquired Companies and, to the Knowledge of the Company, there has not been any unauthorized disclosure of or access to any such Trade Secret Rights, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) Section 4.6(i) of the Company Disclosure Schedule sets forth a complete and accurate list of any and all Company Intellectual Property that was created, developed or reduced to practice, or is being created, developed or reduced to practice, (i) pursuant to, or in connection with, any Contract with any Governmental Entity or Governmental Entity-affiliate, or university, college or other educational institution, or (ii) using any funding or facilities of any Governmental Entity or Governmental Entity-affiliate, or university, college or other educational institution (collectively, “Government Funded IP”). Each Acquired Company has taken any and all actions necessary to obtain, secure, maintain, enforce and protect such Acquired Company’s right, title and interest in, to and under all Government Funded IP, and each Acquired Company has complied in all material respects with any and all any Intellectual Property disclosure and/or licensing obligations under any applicable Contract referenced in clause (i) above and no academic institution or Governmental Entity has any right, title or interest (including any “march in” or co-ownership rights) in or to any Government Funded IP.

Section 4.7. Title to Assets; Real Property.

(a) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, the Acquired Companies have good title to, or in the case of assets purported to be leased by the Acquired Companies, valid leasehold interests in, each of the tangible assets reflected as owned or leased by the Acquired Companies on the Most Recent Balance Sheet (except for tangible assets sold or disposed of since the date of the Most Recent Balance Sheet and except for tangible assets being leased to the Acquired Companies with respect to which the lease has expired since such date), free of any liens or Encumbrances (other than Permitted Encumbrances).

(b) None of the Acquired Companies owns any real property.

(c) Section 4.7(c) of the Company Disclosure Schedule sets forth the address of each Leased Real Property and the applicable Acquired Company which holds a leasehold interest in such Leased Real Property. The Company has made available to Parent a correct and complete copy of each lease or sublease with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of any such lease or sublease, except in each case for those violations, commitments, failures to act, and defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, as of the date hereof, no Acquired Company has received written (or, to the Knowledge of the Company, oral) notice of any of the foregoing.

Section 4.8. Material Contracts.

(a) Section 4.8 of the Company Disclosure Schedule lists each Contract to which any Acquired Company is a party, or by which it is bound, as of the date of this Agreement:

(i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) pursuant to which any Acquired Company made or received, or will make or receive in accordance with the terms of such Contract, payments or other consideration of more than an aggregate of $250,000 in any fiscal year commencing with fiscal year 2022;

(iii) evidencing a commitment by an Acquired Company to make a future capital expenditure in excess of $250,000 that is not terminable by such Acquired Company upon notice of ninety (90) days or less without material penalty or liability;

(iv) containing a covenant limiting the ability of any Acquired Company to compete or engage in any line of business or to compete with any Person in any geographic area that is not terminable by such Acquired Company upon notice of ninety (90) days or less without penalty or liability;

(v) relating to or evidencing indebtedness or any guarantee of indebtedness by any Acquired Company in excess of $100,000 (excluding loans to wholly-owned Subsidiaries in the ordinary course of business);

(vi) (A) with any sole-source suppliers of material products or services, (B) containing any “most favored nations” terms and conditions (including with respect to pricing) granted by any Acquired Company or (C) containing exclusivity obligations or otherwise limiting the freedom or right of any Acquired Company to buy any products or services or sell, distribute or manufacture any products or services for any other Person;

(vii) providing for or governing the formation of any joint venture, partnership, strategic alliance, research and development collaboration, or similar arrangement;

(viii) that is a Company Inbound License or Company Outbound License;

(ix) that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones which would result in an aggregate payment in excess of $100,000, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of an Acquired Company;

(x) that is a settlement, conciliation or similar Contract (including any with or approved by any Governmental Entity) (A) pursuant to which an Acquired Company will be required after the date of this Agreement to pay any monetary obligations or (B) that contains material obligations or limitations on any Acquired Company’s conduct; and

(xi) (A) with any (1) present or former officer, director or employees of an Acquired Company (other than indemnification agreements, employment agreements or offer letters entered into in the ordinary course of business) or (2) Person who (together with his, her or its Affiliates and their respective “associates” and members of their “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act)) owns more than 5% of the outstanding shares of Company Common Stock or (B) that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

(b) Each Contract of the type described above in this Section 4.8, whether or not set forth in Section 4.8 of the Company Disclosure Schedule or otherwise entered into after the date of this Agreement, is referred to herein as a “Material Contract”. Except Material Contracts that have expired or terminated by their terms, as of the date hereof, all of the Material Contracts are (i) valid and binding on the Acquired Companies, as the case may be, and, to the Knowledge of the Company, each other party thereto, and (ii) in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, no Acquired Company has, and to the Knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which (with or without notice, lapse of time or both) would constitute a default under the provisions of any Material Contract, except in each case for those violations, commitments, failures to act, and defaults which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and no Acquired Company has received written (or, to the Knowledge of the Company, oral) notice of any of the foregoing. The Company has made available to Parent complete and correct copies of all Material Contracts in effect as of the date hereof.

Section 4.9. Compliance.

(a) The Acquired Companies are and, since January 1, 2020, have been in material compliance with all Laws (including Healthcare Laws) applicable to the Acquired Companies, and, since January 1, 2020, no Acquired Company has received any written (or, to the Knowledge of the Company, oral) notice, including any adverse inspectional finding, penalty, fine, sanction, assessment, written (or, to the Knowledge of the Company, oral) request for corrective or remedial action, warning letter, untitled letter, notice of violation letter, or Form FDA-483, or foreign equivalent, alleging any material non-compliance with respect to any applicable Laws (including Healthcare Laws).

(b) The Company Product is being, and, since January 1, 2020, has been, developed, researched, tested, manufactured, labeled, packaged, distributed, imported, exported, handled, and stored, as applicable, in material compliance with all applicable Healthcare Laws, and, to the Knowledge of the Company, any Third Party conducting any of the foregoing activities on the behalf of any Acquired Company is and, since January 1, 2020, has been conducting such activities in material compliance with all applicable Healthcare Laws. The Company Product has not been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by any Acquired Company or any applicable Governmental Entity (whether voluntarily or otherwise) since January 1, 2020, and no Legal Proceedings seeking the recall, withdrawal, suspension, seizure or discontinuation of the Company Product are pending, or since January 1, 2020 have been brought, against any Acquired Company, its contract manufacturers, or any licensee of the Company Product. There are no outstanding material safety, performance, or quality issues or corrective or preventive, or other remedial, actions relating to the Company Product applicable to any Acquired Company or, to the Knowledge of the Company, any of its agents or contractors (including any contract manufacturers, contract research organizations, or clinical trial sites).

(c) Since January 1, 2020, none of the Acquired Companies or any of their respective officers or directors, or, to the Knowledge of the Company, employees, contractors, or agents has (i) made an untrue statement of a material fact or a fraudulent statement to the U.S. Food and Drug Administration (“FDA”) or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or (iii) made, or failed to make, a statement or disclosure to the FDA or any other Governmental Entity, in each such case, related to the business of the Acquired Companies, that, at the time such statement or disclosure was made or such disclosure or statement was not made, could provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for any Governmental Entity to invoke any similar policy or that could otherwise constitute non-compliance with any applicable Law. None of the Acquired Companies or, to the Knowledge of the Company, any of their respective officers, directors, employees, or contractors, or agents has been convicted of any crime or engaged in any conduct that could result in debarment under 21 U.S.C. § 335a or any similar Law, debarment, exclusion or suspension from participation in any healthcare program administered by a Governmental Entity, or exclusion from federal procurement programs and non-procurement programs, or is, or has been, debarred, excluded, or suspended per the foregoing. None of the Acquired Companies nor any of their respective officers, directors, employees, or, to the Knowledge of the Company, contractors, or agents has engaged in any conduct for which disqualification as a clinical investigator is authorized under applicable Healthcare Laws or is, or has been, disqualified under such Healthcare Laws.

(d) The Acquired Companies are and, since January 1, 2020, have been in material compliance with all Healthcare Laws applicable to the Regulatory Approvals for the Company Product and all terms and conditions of such Regulatory Approvals. There are no, and since January 1, 2020, have not been any, Legal Proceedings pending or, to the Knowledge of the Company, threatened in writing (or, to the Knowledge of the Company, orally), relating to the suspension, revocation, modification or termination of any Regulatory Approvals for the Company Product. Since January 1, 2020, the Acquired Companies have submitted all material reports and records to the FDA and other relevant Governmental Entities required by, and in material compliance with, applicable Laws and Regulatory Approvals. All such reports and records were true, accurate and complete in all material respects as of the date submitted, or were subsequently corrected, and, to the extent required to be updated, have been updated to be true, accurate and complete in all material respects as of the date of such update.

(e) For each study involving the Company Product controlled by, sponsored or commissioned by, or conducted at the request of, any Acquired Company in which human subjects participated, since January 1, 2020, the applicable Acquired Company or the party conducting the study obtained the informed consent of such human subjects in material compliance with all applicable Laws, including Healthcare Laws. All non-clinical and clinical studies conducted by or on behalf of any Acquired Company since January 1, 2020 were, and are being, conducted in material compliance with all applicable Healthcare Laws. Since January 1, 2020, no clinical study involving the Company Product has been subject to a clinical hold, nor has any Acquired Company, or any party conducting a clinical study on its behalf or at its request, received any written (or, to the Knowledge of the Company, oral) notice from the FDA or any other Governmental Entity requiring, a clinical hold or any other suspension or termination of a clinical study.

(f) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, each of the Acquired Companies is, and since January 1, 2020 has been, in compliance with the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and any other U.S. or foreign Law concerning corrupt payments applicable to any Acquired Company. Since

January 1, 2020, none of the Acquired Companies has, to the Knowledge of the Company, been investigated by any Governmental Entity with respect to, and none of the Acquired Companies has been given written (or, to the Knowledge of the Company, oral) notice by a Governmental Entity of, any violation by any of the Acquired Companies of the Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act, or any other U.S. or foreign Law concerning corrupt payments. None of the Acquired Companies nor, to the Knowledge of the Company, any Company Associate authorized to act, and acting, on behalf of an Acquired Company has paid or given, offered or promised to pay or give, or authorized or ratified the payment or giving, directly or indirectly, of any monies or anything of value to any national, provincial, municipal or other government official or employee or any political party or candidate for political office or Governmental Entity for the direct or indirect purpose of influencing any act or decision of such Person or of the Governmental Entity to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage, that in each case has been, or would reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole. For purposes of this provision, an “official or employee” includes any known official or employee of any directly or indirectly government-owned or controlled entity, and any known officer or employee of a public international organization, as well as any Person known to be acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization.

Section 4.10. Legal Proceedings; Orders.

(a) Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, as of the date hereof, there are no material Legal Proceedings pending or threatened in writing (or, to the Knowledge of the Company, orally) against the Acquired Companies or against any present (or, to the Knowledge of the Company, former) officer, director or employee of an Acquired Company in such individual’s capacity as such.

(b) None of the Acquired Companies is subject to any outstanding Order under which any of them is subject to ongoing material obligations.

(c) There is no material investigation by any Governmental Entity pending or threatened in writing (or, to the Knowledge of the Company, orally) with respect to the Acquired Companies.

Section 4.11. Tax Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Acquired Companies (i) have filed with the appropriate Governmental Entities all Tax Returns that are required to be filed by them and all such Tax Returns are true and complete and (ii) have the workpapers and documentation reasonably necessary to support all such Tax Returns. All Taxes due and owing by or with respect to the Acquired Companies have been timely paid in full. None of the Acquired Companies currently is the beneficiary of any extension of time within which to file any Tax Return other than customary extensions of no longer than six months that have been obtained consistent with past practice. There are no Encumbrances on any of the assets of the Acquired Companies that arose in connection with any failure to pay any Tax, other than Permitted Encumbrances.

(b) The Acquired Companies have withheld and paid to the appropriate Governmental Entity all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(c) As of the date hereof, there is no claim, proceeding, audit, auction, dispute, suit, investigation or examination concerning any Tax liability of the Acquired Companies raised by any Governmental Entity in writing (or, to the Knowledge of the Company, orally) to the Acquired Companies that has not been resolved, and none of the Acquired Companies has received written (or, to the Knowledge of the Company, oral) notice of any threatened audits or investigations relating to any Taxes.

(d) None of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to, or requested, any extension of time with respect to a Tax assessment or deficiency, in each case that is in effect as of the date hereof.

(e) There are no outstanding requests for rulings or determinations in respect of any Tax or Tax asset between any Acquired Company and any Governmental Entity.

(f) During the two (2)-year period ending on the date hereof, no Acquired Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g) No claim has been made in writing (or, to the Knowledge of the Company, orally) by any Governmental Entity in a jurisdiction where any Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such Tax Return or pay such Tax in such jurisdiction.

(h) No Acquired Company has entered into or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) for a taxable period for which the applicable statute of limitations remains open.

(i) There are no agreements relating to the allocating or sharing of Taxes to which the Acquired Companies are a party other than customary agreements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes.

(j) None of the Acquired Companies (i) has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of Law to which the Acquired Companies may be subject, other than the affiliated group of which the Company is the common parent or (ii) has any liability for the Taxes of any Person (other than any Acquired Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) as a transferee or successor, or by contract (other than a contract entered into in the ordinary course of business a principal purposes of which is not related to Taxes).

(k) Each Acquired Company has at all times been exclusively resident for all Tax purposes in its jurisdiction of incorporation.

(l) No Acquired Company is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Each Acquired Company has complied in all material respects with all tax information reporting requirements.

(n) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, the computation of taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, (ii) installment sale or open transaction disposition made prior to the Closing, or (iii) deferred revenue or prepaid amounts received or accrued on or prior to the Closing Date.

(o) No Acquired Company has sought any relief under, or taken any action in respect of, any provision of the CARES Act or any similar provision of state, local or non-U.S. law relating to Taxes (including (i) deferring any Taxes under Section 2302 of the CARES Act or (ii) claiming any Tax credit under Section 2301 of the CARES Act or Sections 7001-7003 of the Families First Coronavirus Response Act).

(p) No Acquired Company has made an election to change its classification under Treasury Regulations Section 301.7701-3.

(q) No Acquired Company has executed or filed any power of attorney with respect to Taxes that will remain in effect after the Closing.

(r) Notwithstanding anything to the contrary in this Agreement, this Section 4.11, Section 4.4 (to the extent it relates to Tax matters) and Section 4.12 (to the extent it relates to Tax matters) contain the only representations and warranties by the Company with respect to Tax matters in this Agreement.

Section 4.12. Employee Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of each material Company Benefit Plan. To the extent applicable, the Company has either delivered or made available to Parent prior to the execution of this Agreement with respect to each material Company Benefit Plan accurate and complete copies of: (i) all plan documents and all amendments thereto, and all related trust, or other funding documents, insurance contract and any other material related agreement, and in the case of unwritten material Company Benefit Plans, written descriptions thereof, (ii) all determination letters, rulings, opinion letters, information letters or advisory opinions issued by the IRS or the United States Department of Labor, (iii) the most recently filed annual return/report (Form 5500) and accompanying schedules and attachments thereto, (iv) the most recently prepared actuarial report and financial statements, (v) the most recent prospectus or summary plan descriptions and any material modifications thereto, (vi) all material filings, documents and correspondence received from or provided to any Governmental Entity.

(b) None of the Acquired Companies nor any ERISA Affiliate thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past six (6) years sponsored, maintained or contributed or in the past six (6) years has been obligated to contribute to, or has or is reasonably expected to have any direct or indirect liability with respect to, any (i) plan subject to Title IV of ERISA, (ii) multiemployer plan within the meaning of Section 4001(a)(3) or 3(37) of ERISA, (iii) any multiple employer welfare arrangement as defined in Section 3(40) of ERISA or (iv) or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code has received or is permitted to rely upon a favorable determination or opinion letter that it is so qualified, and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to adversely affect such qualification.

(d) (i) Each Company Benefit Plan has been established, operated and maintained in compliance in all material respects with its terms and with the requirements prescribed by applicable Laws, including ERISA and the Code; (ii) no material Legal Proceeding is pending with respect to any Company Benefit Plan (other than routine claims for benefits) and, to the Knowledge of the Company, no such Legal Proceeding is threatened; (iii) all contributions or other amounts payable by any of the Acquired Companies with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and (iv) there are no governmental audits or investigations pending or, to the Knowledge of the Company, threatened in connection with any Company Benefit Plan.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (either alone or together with any other event): (i) except as expressly provided in Section 3.7, result in, or cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any severance, bonus or other payment or benefit (including forgiveness of indebtedness) to any current or former employee, officer, director or other service provider of any Acquired Company (ii) limit or restrict the right of any of the Acquired Companies, or after the effective time, Parent or the Surviving Corporation, to merge, amend or terminate any Company Benefit Plan or (iii) result in any “parachute payment” (as defined in Section 280G(b)(2) of the Code).

(f) None of the Acquired Companies has any obligation to pay or provide any Tax “gross-up” or similar “make-whole” payments or indemnities to any current or former employee, officer director or other service provider of any Acquired Company.

(g) No Company Benefit Plan provides for post-retirement or post-termination health, life insurance or other welfare benefits except (i) as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or similar state Law (“COBRA”) or (ii) payment or subsidies of COBRA premiums for a limited period of time following a termination of employment pursuant to the terms of an employment agreement set forth in Section 4.12(a) of the Company Disclosure Schedule.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Benefit Plan that is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder.

Section 4.13. Labor Matters.

(a) The Company has provided to Parent’s outside counsel prior to the date hereof a schedule that sets forth a list of all employees and independent contractors employed or engaged by the Acquired Companies, and, as applicable, the following: his or her name, title, employer, hire date, location, whether full- or part-time and whether active or on leave, annual base salary or hourly rate (as applicable) (or, with respect to independent contractors who are entitled to compensation pursuant to third-party Contracts, the compensation rate), most recent annual bonus received and current annual bonus opportunity, and accrued vacation (if any). Five (5) Business Days prior to the Closing Date, the Company shall provide Parent’s outside counsel with a revised version of the schedule described in the immediately preceding sentence, updated as of ten days prior to the Closing Date.

(b) The Acquired Companies have, since January 1, 2020, been in compliance in all material respects with all applicable Laws and Orders governing labor or employment, including those relating to labor management relations, wages, hours, overtime, employee classification (including classification as an employee or independent contractor or as exempt or non-exempt), discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes (collectively, the “Employment Laws”).

(c) None of the Acquired Companies have ever been party to or subject to a Collective Bargaining Agreement, none of the Acquired Companies are currently negotiating to enter into any Collective Bargaining agreement, and, to the Knowledge of the Company, there has not been any attempt to organize any employees of the Acquired Companies for the purpose of forming or joining a labor union, works council or other labor organization. Since January 1, 2020, no strike, slowdown, picketing, work stoppage or other material labor dispute by the employees of the Acquired Companies has occurred, or, to the Knowledge of the Company, been threatened. There are no material unfair labor practice complaints pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies before the National Labor Relations Board or any other Governmental Entity.

(d) No material Legal Proceeding relating to Employment Laws is pending or, to the Knowledge of the Company, threatened against any of the Acquired Companies.

(e) Since January 1, 2020, no allegations of sexual harassment have been made against any of the Acquired Companies or any current or former employee, officer, director or other service provider of any Acquired Company (in their respective capacity as such) and neither the Acquired Companies nor any current or former employee, officer, director or other service provider of any Acquired Company (in their respective capacity as such) has entered into any settlement agreement related to allegations of sexual harassment or misconduct by any such Person.

(f) Within the past three (3) years, none of the Acquired Companies has implemented any plant closing or layoff of employees that (in either case) violated WARN.

Section 4.14. Environmental Matters. Except for such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) each of the Acquired Companies is and has been since January 1, 2020 in compliance with all applicable Environmental Laws, possesses all Environmental Permits, and is and has been since January 1, 2020 in compliance with all such Environmental Permits; (ii) there are no Environmental Claims pending or threatened in writing (or, to the Knowledge of the Company, orally) against the Acquired Companies; and (iii) no Hazardous Materials have been Released at, on, under, to, in or from (A) any property currently or formerly owned, leased or operated by the Acquired Companies (or any of their respective predecessors) or (B) any property or facility to which any Hazardous Material has been transported for disposal, recycling or treatment by or on behalf of the Acquired Companies (or any of their respective predecessors).

Section 4.15. Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) all insurance policies maintained by the Acquired Companies are in full force and effect and all premiums due and payable thereon have been paid; (b) none of the Acquired Companies is in breach of or default under any of such insurance policies; and (c) since January 1, 2020, the Company has not received any written (or, to the Knowledge of the Company, oral) notice of termination or cancelation or denial of coverage with respect to any insurance policy. As of the date hereof, there is no pending material claim by any Acquired Company against any insurance carrier under any insurance policy held by any Acquired Company.

Section 4.16. Privacy and Data Security; Computer Systems.

(a) Each of the Acquired Companies are, and to the Knowledge of the Company, with respect to the services they provide for the Company, each of the Acquired Company’s third party data suppliers, vendors, customers and clients that have access to or receive or otherwise process Personal Information on behalf of any Acquired Company are, and at all times since January 1, 2020 have been, in material compliance with all Privacy Requirements.

(b) (i) Since January 1, 2020, the Acquired Companies have not received any subpoenas, demands, or other written notices from any Governmental Entity investigating, inquiring into, or otherwise relating to any actual or potential violation of any Privacy Requirements; (ii) to the Knowledge of the Company, the Acquired Companies are not under investigation by any Governmental Entity for any actual or potential violation of any Privacy Requirements; and (iii) since January 1, 2020, no written (or, to the Knowledge of the Company, oral) notice, complaint, claim, enforcement action, litigation or other Legal Proceeding of any kind has been served on, or initiated against, the Acquired Companies alleging violation of any Privacy Requirements.

(c) The Acquired Companies have taken commercially reasonable steps, compliant in all material respects with applicable Privacy Requirements, to protect (i) the operation, confidentiality, integrity, and security of the Company IT Assets that are involved in the collection and/or processing of Personal Information, and (ii) Personal Information in the Acquired Companies’ possession and/or control from unauthorized use, access, disclosure, and modification. The execution, delivery or performance of this Agreement, and the consummation of the Transactions, will not violate any Privacy Requirements in any material respects.

(d) To the Knowledge of the Company, the Acquired Companies have not experienced any material failures, crashes, security breaches, unauthorized access, unauthorized use or disclosure or other adverse events or incidents related to Personal Information, in each case as, would require notification of individuals, law enforcement or any Governmental Entity or any remedial action under any applicable Privacy Requirements. There are no pending enforcements, actions, fines or other penalties against any Acquired Company or, to the Knowledge of the Company, complaints or investigations facing the Acquired Companies in connection with any failures, crashes, security breaches, unauthorized access, use or disclosure, or other adverse events or incidents related to Personal Information.

(e) The Company IT Assets operate in accordance with their specifications and related documentation and perform in a manner that permits the Acquired Companies to conduct their respective businesses as currently conducted in all material respects.

(f) Since January 1, 2020, the Acquired Companies have not experienced any material disruption to, or material interruption in, the conduct of their operations attributable to a defect, bug, breakdown, unauthorized access, introduction of a virus or other malicious programming, or other failure or deficiency on the part of any software or technology systems currently used by the Acquired Companies (including any Company IT Assets). The Acquired Companies use commercially reasonable efforts consistent with current industry standards, designed to protect the confidentiality, integrity and security of the Company IT Assets against any unauthorized use, access, interruption, modification or corruption, including the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures. The Acquired Companies take commercially reasonable steps to provide for the security, continuity and integrity of the Company IT Assets and the back-up and recovery of data and information stored or contained therein or accessed or processed thereby and to guard against any unauthorized access or use thereof. The Acquired Companies maintain commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities in connection with their business as presently conducted and act in compliance therewith.

Section 4.17. Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. At a meeting duly called and held, prior to the execution of this Agreement, the Company Board (a) approved, adopted and declared advisable this Agreement and the

Transactions, including the Offer and the Merger, (b) determined that the Transactions, including the Offer and the Merger, are in the best interests of the Company and its stockholders, (c) resolved that this Agreement and the Merger will be effected under Section 251(h) of the DGCL, and (d) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Sub pursuant to the Offer, which resolutions described in clauses (a)—(d) have not been subsequently withdrawn or modified in a manner adverse to Parent (except for in connection with a Change in Recommendation permitted in accordance with this Agreement). Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL, and assuming the accuracy of Parent’s and Merger Sub’s representations and warranties set forth in Section 5.5, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings, on the part of the Company are necessary, to authorize the execution, delivery and performance by the Company of this Agreement. This Agreement has been duly executed and delivered on behalf of the Company and, assuming the due authorization, execution and delivery of this Agreement on behalf of Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 4.18. No Vote Required. Assuming the Transactions are consummated in accordance with Section 251(h) of the DGCL and assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, no stockholder votes or consents are needed to authorize this Agreement or to consummate the Transactions.

Section 4.19. Non-Contravention; Consents.

(a) Except, in the case of the following clauses (ii) and (iii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the execution and delivery of this Agreement by the Company, the acquisition of Company Common Stock by Merger Sub pursuant to the Offer and the consummation by the Company of the Merger will not: (i) cause a violation of any of the provisions of the Organizational Documents of any Acquired Company; (ii) assuming that all consents described in Section 4.19(b) and all filings and notifications described in Section 4.19(b) have been made and any waiting periods thereunder have expired, cause a violation by the Company of any Law or Order applicable to the business of any Acquired Company; or (iii) require any consent or other action by any Person, cause a default (or an event that with notice or lapse of time or both would become a default), or give rise to a right of termination, cancelation or acceleration of any obligation or loss of a benefit of any Acquired Company, under any Material Contract.

(b) Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state, federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq, the HSR Act or other applicable Antitrust Laws, and except for any filings with or consents from any Governmental Entity that may be required as a result of the identity or business of Parent, Merger Sub or any of their Affiliates, none of the Acquired Companies is required to make any filing with or to obtain any consent from any Governmental

Entity at or prior to the Acceptance Time in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger, except where the failure to make any such filing or obtain any such consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.20. Takeover Laws. Assuming the accuracy of Parent and Merger Sub’s representations and warranties set forth in Section 5.5, the Company Board has taken or will take all action necessary to render Section 203 of the DGCL and any other Takeover Law are inapplicable to the Offer and the Merger.

Section 4.21. Opinion of Financial Advisor. The Company Board has received the opinion of MTS Health Partners, L.P. to the effect that, as of the date of such opinion and based on and subject to the matters set forth therein, the Offer Price to be received by the holders of Company Common Stock (other than Parent, Merger Sub and their respective Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of such written opinion shall be provided to Parent solely for informational purposes after receipt thereof by the Company.

Section 4.22. Brokers. Except as set forth on Section 4.22 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Offer or the Merger based upon arrangements made by or on behalf of the Company. A true and complete copy of each engagement letter between any Acquired Company and any Person set forth on Section 4.22 of the Company Disclosure Schedule has been made available to Parent.

Section 4.23. Schedule 14D-9. The Schedule 14D-9 will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC and on the date first published, sent or given to the Company’s stockholders, the Schedule 14D-9 will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Merger Sub for inclusion in the Schedule 14D-9.

Section 4.24. Information in Offer Documents. None of the information supplied or to be supplied by or on behalf of any Acquired Company for inclusion in the Offer Documents will, at the time any Offer Document is filed with the SEC, at the time any Offer Document is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1. Organization and Good Standing. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Law of the jurisdiction of its organization, has necessary corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as currently conducted and is duly qualified or licensed to do business as a foreign corporation or company and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2. Legal Proceedings; Orders.

(a) There is no Legal Proceeding pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(b) There is no Order to which Parent or Merger Sub is subject that would adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

(c) No investigation by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to the knowledge of Parent, threatened, other than any investigation that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions.

Section 5.3. Authority; Binding Nature of Agreement.

(a) Parent has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and the CVR Agreement. The Board of Directors of Parent (i) determined that the Transactions, including the Offer and the Merger, are in the best interests of Parent, and (ii) authorized and approved the execution, delivery and performance of this Agreement by Parent. The execution and delivery of this Agreement by Parent and performance of its obligations hereunder and the consummation by Parent of the Transactions have been duly authorized by all necessary corporate action on the part of Parent, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Parent are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered on behalf of Parent and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes, and at the Effective Time the CVR Agreement will constitute, the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

(b) Merger Sub is a newly formed, indirect wholly-owned Subsidiary of Parent and has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement. The board of directors of Merger Sub has (i) determined that the Transactions, including the Offer and the Merger, are fair to, and in the best interests of, Merger Sub and its stockholder, (ii) declared this Agreement and the Transactions, including the Offer and the Merger, advisable, and (iii) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub. The execution and delivery of this Agreement by Merger Sub and the performance of its obligations hereunder and the consummation by Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of Merger Sub, and no other proceeding, approval, permit, consent, declaration, registration or authorization by or in respect of, or filing with, any Governmental Entity on the part of Merger Sub are necessary, required or advisable, directly or indirectly, to authorize the execution, delivery and performance of this Agreement, other than, with respect to the Merger, the filing and recordation of the appropriate merger documents as required by the DGCL. The sole stockholder of Merger Sub will vote to adopt this Agreement immediately after the execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Merger Sub and, assuming the due authorization, execution and delivery of this Agreement on behalf of the Company, constitutes the valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium and other similar applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 5.4. Non-Contravention; Consents.

(a) Except for violations and defaults that would not adversely affect Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement and the CVR Agreement or consummate any of the Transactions, the execution and delivery of this Agreement by Parent and Merger Sub, and the consummation of the Transactions, will not: (i) cause a violation of any of the provisions of the Organizational Documents of Parent or Merger Sub; (ii) assuming that all consents described in Section 5.4(b) and all filings and notifications described in Section 5.4(b) have been made and any waiting periods thereunder have expired, cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub; or (iii) cause a default on the part of Parent or Merger Sub under any Contract.

(b) Except as may be required by the applicable provisions of the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, the DGCL, the rules and listing requirements of Nasdaq or another applicable exchange, the HSR Act or other applicable Antitrust Laws, and except for any filings with or consents from any Governmental Entity that may be required as a result of the identity or business of the Company or any of its Affiliates, neither Parent nor Merger Sub, nor any of Parent’s other Affiliates, is required to make any filing with or to obtain any consent from any Person at or prior to the Acceptance Time or the Effective Time in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the Transactions, except where the failure to make any such filing or obtain any such consent would not adversely affect or materially delay Parent’s or Merger Sub’s ability to perform any of its obligations under this Agreement or consummate any of the Transactions. No vote of Parent’s stockholders is necessary to adopt this Agreement or to approve any of the Transactions.

Section 5.5. Not an Interested Stockholder. Neither Parent nor any of its “affiliates” or “associates” is, or has been within the three (3) years preceding the date hereof, an “interested stockholder” (in each case as such terms are defined in Section 203 of the DGCL) of the Company. Neither Parent nor any of Parent’s Subsidiaries directly or indirectly owns, beneficially or otherwise, any Company Common Stock or any securities, contracts or obligations convertible into or exchangeable for Company Common Stock.

Section 5.6. Financing.

(a) Parent has and will have at all times required by this Agreement and the CVR Agreement (including the Acceptance Time and the Closing), and will cause Merger Sub to have at all times required by this Agreement and the CVR Agreement (including the Acceptance Time and the Closing), the funds necessary to consummate the Offer, the Merger and the other Transactions, including payment in cash of the aggregate cash Offer Price at the Acceptance Time and the aggregate cash Merger Consideration at the Closing, to make payments pursuant to Section 3.7 and to pay all related fees and expenses.

(b) Without limiting Section 9.10, in no event shall the receipt or availability of any funds or financing by or to Parent, Merger Sub or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.

Section 5.7. Offer Documents. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act. On the date filed with the SEC, on the date first published, sent or given to the Company’s stockholders and at all other times at or prior to the Acceptance Time, the Offer Documents will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Merger Sub with respect to any information supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents.

Section 5.8. Information in Schedule 14D-9. None of the information supplied or to be supplied by or on behalf of Parent for inclusion in the Schedule 14D-9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time the Schedule 14D-9 is mailed to the stockholders of the Company, or at any other time at or prior to the Acceptance Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 5.9. Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, beneficially owned by Parent. Merger Sub was formed solely for the purpose of engaging in the Transactions, and, prior to the Effective Time, Merger Sub will have engaged in no business and have no liabilities or obligations other than in connection with the Transactions. There are no actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, including Merger Sub, that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

ARTICLE 6

COVENANTS

Section 6.1. Conduct of the Company.

(a) The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, except for matters (i) undertaken with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed if such consent could not be unreasonably withheld, condition or delayed if sought pursuant to Section 6.1(b)(w)), (ii) as set forth in Section 6.1 of the Company Disclosure Schedule, (iii) as expressly required by this Agreement, or (iv) as required by the rules or regulations of Nasdaq, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course and preserve intact its material relationships with third parties; provided that the parties agree that, during any period of full or partial suspension of operations related to COVID-19, the Acquired Companies may continue any changes in their respective business practices adopted prior to the date hereof to address and adapt to COVID-19 and any COVID-19 Measures, and the Company may take such further actions as it deems advisable or necessary to address and adapt to COVID-19 and any COVID-19 Measures, including to (A) protect the health and safety of the Acquired Companies’ employees, suppliers, partners and other individuals having business dealings with the Acquired Companies or (B) respond to

Third Party supply or service disruptions caused by COVID-19 or any COVID-19 Measures; provided further that, unless doing so is impracticable due to emergency or urgent circumstances, the Company shall provide advance notice to and reasonably consult with Parent prior to or promptly following the taking of any action that would be otherwise prohibited or restricted by this Section 6.1(a).

(b) Between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, except for matters (w) undertaken with the prior written consent of Parent (which consent, if sought with respect to clauses (vi), (x), (xi) (if such Material Contract is of the type set forth in Section 4.8(a)(ii), (iii) or (v) but no other subsection of Section 4.8(a)) or (xii) of this Section 6.1(b) with respect to actions proposed to be taken in the ordinary course of business, shall not be unreasonably withheld, conditioned or delayed), (x) as set forth in Section 6.1 of the Company Disclosure Schedule, (y) as expressly required by this Agreement or as required by applicable Law, or (z) as required by the rules or regulations of Nasdaq, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following:

(i) amend the Company Certificate of Incorporation or the Company Bylaws, or amend any other Organizational Documents of the Acquired Companies (whether by merger, consolidation or otherwise);

(ii) (A) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of any Acquired Company, other than (x) cash dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent and (y) distributions resulting from the vesting or exercise of any Company Compensatory Award outstanding as of the date hereof and listed on Section 4.3(b) of the Company Disclosure Schedule, in accordance with its terms as of the date hereof, (B) split, combine, subdivide or reclassify any capital stock of the Acquired Companies, or (C) purchase, redeem or otherwise acquire any Equity Securities of any Acquired Company, except for acquisitions of shares of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price or withholding Taxes with respect to such Company Compensatory Award in accordance with its terms;

(iii) (A) issue, deliver, sell, grant, pledge, transfer, subject to any Encumbrance (other than transfer restrictions arising under applicable Law) or dispose of any Equity Securities of any Acquired Company, other than the issuance of shares of Company Common Stock upon the exercise, conversion or settlement of the Company Preferred Stock, Company Warrants or Company Compensatory Awards that are outstanding on the date hereof, in accordance with the terms of the Certificate of Designation, Company Warrants or Company Compensatory Awards, as applicable, as in effect on the date hereof or (B) amend any term of any Equity Security of any of the Acquired Companies (including the Company Warrants) (in each case, whether by merger, consolidation or otherwise);

(iv) adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Acquired Companies;

(v) except as set forth on Section 6.1(b)(v) of the Company Disclosure Schedule or as required under any Company Benefit Plan as in effect of the date of this agreement or under applicable Law, (i) establish, adopt, enter into, terminate or materially amend any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Benefit Plan (or any plan, program, arrangement or agreement that would be a Company Benefit Plan if it were in existence on the date hereof), (iii) grant or increase any severance, retention or termination pay to any current or former employee, officer, director or independent contractor of any Acquired Company, (iv) grant any current or former employee, officer, director or independent contractor any of the Acquired Companies any increase in compensation or benefits (other than increases in base salary for employees at a level below Vice President in connection with ordinary course merit and annual review increases of up to 3%), (v) grant any equity, equity-based or other incentive awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former employee, officer, director or independent contractor of any of the Acquired Companies, (vi) hire any employees (at the level of Vice President or higher), (vii) terminate the employment of any employees at the level of Vice President or higher other than for cause or (viii) enter into, modify or terminate any Collective Bargaining Agreement;

(vi) acquire any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), other than one or more acquisitions in the ordinary course of business that, individually or in the aggregate, involve a purchase price of not more than $100,000 individually or $250,000 in the aggregate;

(vii) sell, lease, license, sublicense, pledge, assign, transfer, subject to any Encumbrance, abandon, permit to lapse, or otherwise dispose of or grant any other right or immunity (including any option, right of first refusal or other preferential right or covenant not to sue) with respect to any material assets or material properties (other than Intellectual Property, which is addressed in Section 6.1(b)(viii) below) except (A) pursuant to Contracts or commitments existing as of the date hereof that are made available to Parent, (B) sales of obsolete equipment in the ordinary course of business or (C) Permitted Encumbrances;

(viii) sell, lease, license, sublicense, pledge, assign, transfer, subject to any Encumbrance, abandon, permit to lapse, or otherwise dispose of or grant any other right or immunity (including any option, right of first refusal or other preferential right or covenant not to sue) under any Intellectual Property, except (A) pursuant to Contracts or commitments existing as of the date hereof that are made available to Parent, (B) non-exclusive licenses pursuant to clinical trial agreements, supply agreements or other similar agreements under which services are provided to an Acquired Company, in each case that are entered into in the ordinary course of business and where the grant of rights to use any Intellectual Property are incidental, and not material to, any performance under each such agreement or (C) Permitted Encumbrances;

(ix) change any of the accounting methods used by the Company affecting its assets, liabilities or business, except for such changes that are required by GAAP or Regulation S-X promulgated under the Exchange Act or as otherwise specifically disclosed in the Company SEC Documents filed with or furnished to the SEC prior to the date of this Agreement and made available to Parent;

(x) (A) except for intercompany loans between the Company and any of its wholly-owned Subsidiaries or between any wholly-owned Subsidiaries of the Company, incur, issue or assume any indebtedness, or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than any Acquired Company);

(xi) enter into, modify in any material respect, amend in any material respect or voluntarily terminate any Material Contract (or any Contract that would have been a Material Contract if in effect on the date hereof), or otherwise waive or release any material rights, claims or benefits thereunder; provided that the Company may enter into a Contract of the type set forth in Section 4.8(a)(x) to the extent such Contract provides for or relates to the settlement of any Legal Proceeding permitted under Section 6.1(b)(xiii);

(xii) incur any capital expenditures other than consistent with the capital expenditure budget set forth in Section 6.1(b)(xii) of the Company Disclosure Schedule;

(xiii) settle (or offer to settle) any Legal Proceeding other than a settlement solely for monetary damages of no more than $100,000 individually or $250,000 in the aggregate; provided that the settlement, release, waiver or compromise of any Legal Proceeding or claim brought by the stockholders of the Company against the Company and/or its directors or officers relating to the Transactions or a breach of this Agreement or any other agreements contemplated hereby shall be subject to Section 3.9 or Section 6.12, as applicable;

(xiv) (A) make or change any material Tax election, (B) change any annual Tax accounting period, (C) change any material method of Tax accounting, (D) enter into any closing agreement with respect to material Taxes, (E) file any material amended Tax Return, (F) settle or surrender any material Tax claim, audit or assessment or (G) waive or extend the statute of limitations with respect to any material Tax or material Tax Return;

(xv) acquire any interest in real property or extend, amend or otherwise waive or release any material rights, claims or benefits under any lease with respect to any Leased Real Property;

(xvi) commence preclinical or clinical development, study, trial or test with respect to any products or product candidates that is not a Company Product as of the date hereof; or

(xvii) authorize, commit or agree to take any of the foregoing actions.

Notwithstanding the foregoing, nothing contained in this Agreement shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the operations of the Acquired Companies prior to the Effective Time in violation of applicable Law. In addition, notwithstanding the foregoing, (x) nothing in this Section 6.1 shall restrict the Acquired Companies from, or require the consent of Parent prior to, engaging in any transaction or entering into any agreement exclusively among the Acquired Companies, and (y) without limiting the generality of Section 6.1(a), if the Company seeks the consent of Parent to take any action prohibited by this Section 6.1(b) and such consent is withheld by Parent, the failure to take such specific action will not be deemed to be a breach of Section 6.1(a).

(c) The Company agrees that, during the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, it shall promptly notify Parent of: (i) the initiation or receipt of any non-routine inspection, untitled or warning letter, or Legal Proceeding by a Governmental Entity and any adverse inspectional findings or notices alleging material non-compliance with any Law or Order (including Healthcare Laws); (ii) any material adverse audit finding of any Acquired Company or Third Party conducting activities relating to the Company Product (to the extent the adverse audit finding is directly related to activities conducted for the Company Product); (iii) any new material quality, safety, efficacy, or non-clinical issues, material regulatory correspondence, or initiation of material corrective, preventive, or remedial actions relating to the Company Product; and (iv) any material readout or release of data from any of the Company’s ongoing clinical studies. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.1(c) shall not affect or be deemed to modify any representation or warranty hereunder.

Section 6.2. No Solicitation.

(a) The Company shall not, and shall cause its Subsidiaries not to, and shall not authorize or permit any of its or their Representatives to directly or indirectly:

(i) solicit, initiate, or knowingly encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii) furnish any non-public information regarding any Acquired Company to any Person for the purpose of encouraging, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv) waive or release any Person from, forebear in the enforcement of, or amend any standstill agreement or any standstill provisions of any other Contract; or

(v) enter into any Contract or letter of intent, acquisition agreement, agreement in principle or similar agreement, with respect to an Acquisition Proposal or Acquisition Inquiry;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal first made after the date hereof that did not result from a breach of Section 2.3 or Section 6.2, if: (A) prior to providing any non-public information regarding any Acquired Company to any Third Party in response to such Acquisition Proposal, the Company receives from such Third Party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (B) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or would reasonably be expected to lead to a Superior Proposal. Prior to or concurrent with providing any non-public information to such Third Party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s representatives).

(b) The Company shall, and shall direct its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Acquisition Proposal or Acquisition Inquiry; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.2 or Section 2.3(d). Except to the extent that the Company is prohibited from giving Parent such notice by any Acceptable Confidentiality Agreement in effect as of the date hereof, if the Company receives an Acquisition Proposal after the date hereof, then the Company shall promptly (and in no event later than twenty-four (24) hours after receipt of such Acquisition Proposal) notify Parent in writing of such Acquisition Proposal (which notification shall include the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms of such Acquisition Proposal (and in no event later than twenty-four (24) hours after such material change to the terms of such Acquisition Proposal).

(c) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication); provided that any such disclosure does not contain a Change in Recommendation; or (ii) communicating with any Person (or the representatives of such Person) that makes any Acquisition Proposal or Acquisition Inquiry to the extent necessary to direct such Person to the provisions of this Section 6.2 and/or to clarify and understand the terms and conditions of an Acquisition Proposal made by such Person; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 2.3(d).

Section 6.3. Filings; Further Actions; Reasonable Best Efforts.

(a) Each of the Company, Parent and Merger Sub (and shall cause their respective Affiliates, if applicable) shall: (i) promptly (and in the case of filings pursuant to the HSR Act, in no event later than the date that is ten (10) Business Days after the date hereof) make and effect all filings required to be made or effected by it or otherwise advisable pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Offer and the Merger; (ii) use commercially reasonable efforts to obtain all other consents and approvals required from Third Parties in connection with the Transactions; and (iii) use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall the Company be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any Person for any consent or approval required for the consummation of any of the Transactions. Without limiting the generality of the foregoing, each of the Company, Parent and Merger Sub (A) shall promptly use its reasonable best efforts to provide all information requested by any Governmental Entity in connection with the Offer, the Merger or any of the other Transactions and (B) shall use its reasonable best efforts to take, and cause its Subsidiaries or Affiliates to take, all actions and steps necessary to obtain and secure the expiration or termination of any applicable waiting periods under the HSR Act or any clearance or approval required under any other applicable Antitrust Laws in connection with the Transactions as soon as reasonably possible, but in any event in order to enable the Transactions to close on or before the End Date. Notwithstanding anything to the contrary contained in this Agreement, Parent, its Affiliates and Merger Sub shall not be obligated to (and, without Parent’s prior written consent, no Acquired Company shall) take any of the following actions: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise (A) the sale, divesture, license, hold separate or other disposition of any asset, interest or business of Parent, Merger Sub or any of their Subsidiaries or Affiliates or (B) the sale, divestiture, license, hold separate or other disposition of any asset, interest or business of the Acquired Companies; (ii) terminating, relinquishing, modifying, transferring, assigning, restructuring, or waiving existing agreements, collaborations, relationships, ventures, contractual rights, obligations or other arrangements of Parent, Merger Sub or the Company or their respective Subsidiaries or Affiliates; or (iii) any other behavioral undertakings or commitments whatsoever, including taking any steps or actions requested or required by any Governmental Entity, creating or consenting to create any relationships, ventures, contractual rights, obligations, or other arrangements of Parent, Merger Sub or the Company or their respective Subsidiaries or Affiliates and, in each case, to enter, or offer to enter, into agreements and stipulate to the entry of an order or decree or file appropriate applications with any Governmental Entity in connection with any of the foregoing or by consenting to such action in any such case of (i)-(iii) (any of the foregoing actions, a “Burdensome Condition”). The Company shall not settle or compromise or offer to settle or compromise any request, inquiry, investigation, action or other Legal Proceeding by or before any Governmental Entity with respect to the Offer, the Merger or the other Transactions without the prior written consent of Parent and, at the written request of Parent, the Acquired Companies shall take (or agree to take) any of the actions described in the definition of Burdensome Condition (so long as such action is conditioned upon the occurrence of the Closing).

(b) Without limiting the generality of anything contained in Section 6.3(a), subject to applicable Law, each party hereto shall use reasonable best efforts to: (i) give the other parties prompt written notice of the making or commencement of any request, inquiry, investigation, action or Legal Proceeding by or before any Governmental Entity with respect to the Offer or the Merger or any of the other Transactions; (ii) keep the other parties reasonably informed as to the status of any such request, inquiry, investigation, action or Legal Proceeding; and (iii) promptly inform the other parties of any communication to or from the U.S. Federal Trade Commission, the U.S. Department of Justice or any other Governmental Entity regarding the Offer or the Merger. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any such request, inquiry, investigation, action or Legal Proceeding. In addition, except as may be prohibited by any Governmental Entity or by any Law and to the extent reasonably practicable, in connection with any such request, inquiry, investigation, action or Legal Proceeding, each party hereto will permit authorized representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or Legal Proceeding and to have reasonable access to and be consulted in advance in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or Legal Proceeding; provided, however, that materials may be redacted (A) to remove references concerning the valuation of the Acquired Companies, (B) as necessary to comply with contractual arrangements, and (C) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c) In the event that any litigation or other administrative or judicial action or Legal Proceeding is commenced challenging the Offer or the Merger or any of the other Transactions and such litigation, action or Legal Proceeding seeks, or would reasonably be expected to seek, to prevent the consummation of the Offer or the Merger or the other Transactions, Parent and Merger Sub shall use reasonable best efforts to take any and all action to promptly resolve any such litigation, action or Legal Proceeding and each of the Company, Parent and Merger Sub shall reasonably cooperate with each other and use its respective reasonable best efforts to contest any such litigation, action or Legal Proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Offer or the Merger or the other Transactions.

(d) Neither Parent nor Merger Sub shall, nor shall they permit their respective Subsidiaries or Affiliates to, acquire or agree to acquire any rights, interests, assets, business, Person or division thereof (through acquisition, license, joint venture, collaboration or otherwise), if such acquisition would reasonably be expected to (i) materially delay or (ii) increase the risk of not obtaining any applicable clearance, consent, approval or waiver under Antitrust Laws with respect to the Offer or the Merger or the other Transactions or otherwise not complying with the requirements of this Section 6.3.

Section 6.4. Access; Confidentiality.

(a) Upon reasonable advance written notice, and subject to applicable logistical restrictions or limitations as a result of COVID-19 or any COVID-19 Measures, the Company shall afford Parent’s representatives reasonable access, during normal business hours between the date of this Agreement and the earlier of the Effective Time and the date of termination of this Agreement, to the Acquired Companies’ books and records and, during such period, the Company shall furnish promptly to Parent all readily available information concerning its business and shall make available its Representatives as Parent may reasonably request; provided, however, that the Acquired Companies shall not be required to permit any inspection or other access, or to disclose any information to the extent: (i) such disclosure in the reasonable judgment of the Company could: (a) result in the disclosure of any trade secrets of Third Parties; (b) violate any obligation of the Acquired Companies with respect to confidentiality, non-disclosure or privacy; (c) jeopardize protections afforded to any of the Acquired Companies under the attorney-client privilege or the attorney work product doctrine; (d) violate any Law; or (e) materially interfere with the conduct of the Acquired Companies’ business; or (ii) such information is included in the minutes of the meetings of the Board of Directors or its committees and relates to the discussion by the Board of Directors or any applicable committee of the Transactions or any similar transaction between the Company and any other Person (including any presentations or other materials prepared by or for the Board of Directors, whether in connection with a specific meeting, or otherwise relating to such subject matter); and provided further that the Acquired Companies shall use reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which such restrictions apply. Any such access shall be afforded and any such information shall be furnished solely at Parent’s expense. No investigation pursuant to this Section 6.4(a) shall affect any representation or warranty in this Agreement of any party hereto. All requests for access pursuant to this Section 6.4(a) must be directed to the Chief Financial Officer or the Chief Legal Officer of the Company or another person designated in writing by the Company. Notwithstanding anything herein to the contrary, Parent and Merger Sub shall not, and shall cause their respective representatives not to, contact any partner, licensor, licensee, customer or supplier of the Company in connection with the Offer, the Merger or any of the other Transactions without the Company’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), and Parent and Merger Sub acknowledge and agree that any such contact shall be arranged by and with a representative of the Company participating.

(b) Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidentiality Agreement in accordance with its terms. All information provided by or on behalf of the Acquired Companies pursuant to this Agreement or obtained by Parent and its representatives pursuant to Section 6.4(a) shall be treated as confidential information of the Acquired Companies for purposes of the Confidentiality Agreement.

Section 6.5. Interim Operations of Merger Sub. During the period from the date hereof through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.

Section 6.6. Publicity. The initial press release relating to this Agreement shall be a joint press release issued by the Company and Parent, and thereafter the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the transactions contemplated by the Transaction Documents and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided that (i) a party hereto may, without the prior consent of the other parties, issue such press release or make such public statement as may be required by Law or Order or the applicable rules or requirements of Nasdaq or, in Parent’s case, another applicable exchange if it has used its commercially reasonable efforts to consult with the other parties and to obtain such party’s consent but has been unable to do so prior to the time such press release or public statement is so required to be issued or made, (ii) neither the Company nor Parent will be obligated to engage in such consultation with respect to communications that are (A) principally directed to employees, customers, partners or vendors so long as such communications are consistent with previous releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party), or (B) relating to an Acquisition Proposal, Superior Proposal, Change in Recommendation or “stop-look-and-listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act made in accordance with this Agreement.

Section 6.7. Other Employee Benefits.

(a) For a period of not less than twelve (12) months after the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each employee of the Acquired Companies who is employed as of immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary of Parent or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) with (i) (A) base salary or base hourly wage rate (as applicable) in an amount at least equal to the level that was provided to each such Continuing Employee as of immediately prior to the Effective Time and (B) target short-term (i.e., annual or shorter) cash incentive compensation opportunities (including bonuses and commissions) that are at least equal to the target short-term cash incentive compensation opportunities provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding any equity and long-term cash incentive compensation change in control, severance, retention and defined benefit pension and post-employment health and welfare benefits) that are substantially comparable in the aggregate to those provided to similarly-situated employees of Parent, and (iii) severance benefits equal to the benefits provided under any agreement or arrangement described in Section 6.7(a)(i) of the Company Disclosure Schedule.

(b) From and after the Effective Time, Parent and the Surviving Corporation shall use commercially reasonable efforts to provide each Continuing Employee, subject to applicable law and applicable tax qualification requirements, full credit (for purposes of eligibility to participate, vesting, benefit accruals, vacation entitlement and severance benefits) for service with the Acquired Companies (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent or the Surviving Corporation, as applicable, in which such employees become participants on or after the Effective Time (each, a “Parent Plan”), to the same extent as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided, however, that the foregoing shall not apply (i) for any purpose under any defined benefit retirement plan, retiree welfare plan, equity-based incentive plan, (ii) to the extent that its application would result in a duplication of benefits or (iii) for purposes of any plan that is grandfathered or frozen, either with respect to level of benefits or participation. As of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, credit to Continuing Employees the amount of vacation time that such employees had accrued but not used under any applicable Company Benefit Plan as of the Effective Time, which shall be subject to accrual limits or forfeiture to the same extent as provided under the applicable Company Benefit Plan as of immediately prior to the Effective Time.

(c) In addition, with respect to each Parent Plan that provides medical, dental, pharmaceutical or vision benefits (each, a “Parent Welfare Plan”) in which any Continuing Employee becomes eligible to participate, Parent shall use commercially reasonable efforts to cause each such Parent Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Welfare Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Benefit Plan in which such Continuing Employee was a participant immediately prior to his or her commencement of participation in such Parent Welfare Plan; provided, however, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 6.7(b) shall control; and (ii) provide each Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurred in satisfying any applicable co-payment or deductible requirements or out-of-pocket maximums under such Parent Welfare Plan for such calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Benefit Plan.

(d) Parent shall, or shall cause the Surviving Corporation to, assume and honor in accordance with their terms (i) all severance, change in control and separation pay plans, agreements and arrangements, and (ii) all written employment, severance, retention, incentive, change in control and termination agreements (including any change in control provisions therein), in each case, that are set forth on Section 6.7(d) of the Company Disclosure Schedule and that are applicable to employees of the Acquired Companies and in effect immediately prior to the Effective Time; provided that the foregoing shall not limit the right of Parent and its Subsidiaries, including the Surviving Corporation, to amend any such plan, agreement or arrangement in accordance with its terms. Parent hereby acknowledges that the consummation of the Offer constitutes a “change of control”, a “change in control” or a “sale event” (or a term of similar import) for purposes of any Company Benefit Plan that contains a definition of “change of control”, a “change in control” or a “sale event” (or a term of similar import), as applicable.

(e) If directed by Parent in writing at least ten (10) Business Days prior to the Effective Time, the Company shall take all necessary actions to terminate any and all Company Benefit Plans intended to qualify under Section 401(k) of the Code (the “Company 401(k) Plan”), effective not later than the Business Day immediately preceding the Closing Date, and will adopt any necessary amendments to the Company 401(k) Plan to effect such termination. In the event that Parent requests that such Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such Company 401(k) Plan has been terminated pursuant to resolutions of the Company Board (the form and substance of which shall be subject to review and approval by Parent). In the event of the termination of the Company 401(k) Plan following such a request by Parent, a 401(k) plan sponsored by Parent or one of its Affiliates (“Parent 401(k) Plan”) shall accept a direct rollover of distributions from the Company 401(k) Plan of the account balances (including in-kind distributions of promissory notes evidencing all outstanding loans) of each Continuing Employee if such rollover is elected in accordance with applicable Law by such Continuing Employee.

(f) Nothing in this Section 6.7 or elsewhere in this Agreement is intended nor shall be construed to (i) be treated as an amendment to any particular Company Benefit Plan or any benefit plan, program, agreement or arrangement of Parent or any of its Affiliates, (ii) prevent Parent, the Surviving Company, or any of their respective Affiliates, from amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time in accordance with its terms, (iii) create any rights to employment or service with Parent, the Surviving Corporation or any Acquired Company, or (iv) create any third-party beneficiary rights in any Person with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation or any Acquired Company or their respective Affiliates or in any way limit the ability of Parent, the Surviving Company, any Acquired Company or any of their respective Affiliates to terminate the employment or service of any director, employee, officer, consultant or other service provider at any time and for any reason, or (v) create any third-party beneficiary rights in any current or former director, employee, consultant or any other individual associated therewith being regarded for any purpose as a third party beneficiary of this Agreement or having the right to enforce the provisions hereof.

Section 6.8. Compensation Arrangements. Prior to the Acceptance Time, the compensation committee of the Company Board (the “Compensation Committee”) will cause each Company Benefit Plan and Company employment agreement pursuant to which consideration is payable to any officer, director or employee who is a holder of any security of the Company to be approved by the Compensation Committee (comprised solely of “independent directors”) in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act and satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) of the Exchange Act.

Section 6.9. Director and Officer Indemnification, Exculpation and Insurance.

(a) For six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain directors’ and officers’ liability insurance, fiduciary liability insurance and employment practices liability insurance in respect of any acts, errors, omissions, facts or events occurring on or before the Effective Time, including in respect of the Transactions, covering each such person currently covered by the Company’s directors’ and officers’ liability insurance, fiduciary liability insurance and employment liability insurance policies on terms with respect to coverage and amount no less favorable than those of such policies in effect on the date hereof; provided, however, that in satisfying its obligation under this Section 6.9(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 300% of the annual premium most recently paid by the Company prior to the date of this Agreement for such insurance (the “Current Premium”) and if such premiums for such insurance would at any time exceed 300% of the Current Premium, then Parent shall, and shall cause the Surviving Corporation to, maintain policies of insurance that, in Parent’s and the Surviving Corporation’s good faith judgment, provide the maximum coverage available at an annual premium equal to 300% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company in its discretion prior to the Effective Time, which policies provide such persons currently covered by such policies with coverage for an aggregate period of six (6) years with respect to claims arising from any acts, errors, omissions, facts or events that occurred on or before the Effective Time (including matters that continue after the Effective Time that are interrelated to claims arising on or before the Effective Time), including in respect of the Transactions; provided, however, that the amount paid for such prepaid policies does not exceed 300% of the Current Premium. If any such prepaid policies described in this Section 6.9(a) have been obtained prior to the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain any and all such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b) For six (6) years after the Effective Time, the Surviving Corporation shall: (i) indemnify and hold harmless each individual who at the Effective Time is, or at any time prior to the Effective Time was, a director or officer of the Company or of a Subsidiary of the Company (each an “Indemnified Party”) for any and all costs and expenses (including fees and expenses of legal counsel, which shall be advanced as they are incurred; provided that the Indemnified Party shall have made an undertaking to repay such advances if it is ultimately determined that such Indemnified Party was not entitled to indemnification under this Section 6.9(b), such undertaking to be unsecured, interest-free and made without reference to the Indemnified Party’s ability to repay such advances or ultimately entitlement to indemnification), judgments, fines, penalties or liabilities (including amounts paid in settlement or compromise) imposed upon or reasonably incurred by such Indemnified Party in connection with or arising out of any demand, action, suit or other Legal Proceeding (whether civil or criminal) in which such Indemnified Party may be involved or with which he or she may be threatened (regardless of whether as a named party or as a participant other than as a named party, including as a witness) (an “Indemnified Party Proceeding”) (A) by reason of such Indemnified Party’s being or having been such director or officer or an employee or agent of the Company or any Subsidiary of the Company or otherwise in connection with any action taken or not taken at the request of the Company or any Subsidiary of the Company or (B) arising out of such Indemnified Party’s service in connection with any other corporation or organization for which he or she serves or has served as a director, officer, employee, agent, trustee or fiduciary at the request of the Company (including in any capacity with respect to any employee benefit plan), in each of (A) or (B), whether or not the Indemnified Party continues in such position at the time such Indemnified Party Proceeding is brought or threatened and at, or at any time prior to, the Effective Time (including any Indemnified Party Proceeding relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or advancement right of any Indemnified Party), to the fullest extent permitted under applicable Law; and (ii) fulfill and honor in all respects the obligations of the Company pursuant to: (A) each indemnification agreement in effect as of the date hereof between the Company and any Indemnified Party made available to Parent; and (B) any indemnification provision (including advancement of expenses) and any exculpation provision set forth in the Company Certificate of Incorporation or Company By-laws as in effect on the date hereof. The Surviving Corporation’s obligations under the foregoing clauses (i) and (ii) shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, exculpation and advancement of expenses in respect of any claim asserted or made within such period shall continue until the final disposition of such claim. If the Surviving Corporation fails to comply with its obligations in this Section 6.9(b) and an Indemnified Party commences a suit which results in a determination that the Surviving Corporation failed to comply with such obligation, Parent shall pay or shall cause to be paid such Indemnified Party his or her costs and expenses (including reasonable fees and expenses of legal counsel) in connection with such suit.

(c) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or Entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.9.

(d) The provisions of this Section 6.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification, advancement, exculpation or contribution that any such individual may have under any certificate of incorporation or by-laws, by contract or otherwise. Following the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 6.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party unless (i) such termination or modification is required by applicable Law or (ii) the affected Indemnified Party shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.9). Parent and the Surviving Corporation jointly and severally agree to pay or advance, upon written request of an Indemnified Party, all costs, fees and expenses, including attorneys’ fees, that may be incurred by the Indemnified Parties in enforcing their indemnity rights and other rights provided in this Section 6.9.

Section 6.10. Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Transactions, each of Parent, Merger Sub and the Company and the members of their respective boards of directors shall use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms and conditions contemplated hereby and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Transactions.

Section 6.11. Section 16 Matters. Prior to the Effective Time, the Company shall, and shall be permitted to, take all such steps as may reasonably be necessary to cause the Transactions, including any dispositions of shares of Company Common Stock (including any Company Compensatory Awards) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.12. Transaction Litigation. The Company shall as promptly as reasonably practicable notify Parent in writing of, and shall give Parent the opportunity to participate in the defense and settlement of, any Transaction Litigation. The Company shall keep Parent reasonably apprised on a prompt basis of the Transaction Litigation and the proposed strategy and other significant decisions with respect to any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith. No Acquired Company shall settle or offer, compromise or agree to settle or compromise, or take any other action to settle, compromise or moot, any Transaction Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Without otherwise limiting the Indemnified Parties’ rights with regard to the right to counsel, following the Effective Time, the Indemnified Parties shall be entitled to continue to retain Goodwin Procter LLP or such other counsel selected by such Indemnified Parties to defend any Transaction Litigation.

Section 6.13. Delisting of Company Common Stock. The Surviving Corporation shall cause the Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act.

ARTICLE 7

CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER

The obligation of each party to effect the Merger shall be subject to the satisfaction or waiver of the following conditions prior to the Effective Time:

Section 7.1. Consummation of the Offer. Merger Sub (or Parent on Merger Sub’s behalf) shall have accepted for payment the Company Common Stock validly tendered pursuant to the Offer and not withdrawn.

Section 7.2. No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Entity of competent and applicable jurisdiction and remain in effect, and there shall not be any Law enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

ARTICLE 8

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written agreement of the Company and Parent at any time prior to the Acceptance Time;

(b) by either Parent or the Company, upon written notice to the other party, at any time after April 19, 2023 (as such date may be extended pursuant to the following proviso, the “End Date”) and prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided that the End Date shall automatically be extended to July 19, 2023 if the condition set forth in clause (1)(ii) of Annex I or clause (2)(b) of Annex I (if the Order or Law relates to Antitrust Laws) shall not have been satisfied as of the close of business on April 10, 2023; provided further that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party (or any Affiliate of such party) whose material breach of any provision of this Agreement has been the proximate cause of, or resulted in, the failure of the Acceptance Time to have occurred on or before the End Date;

(c) by either Parent or the Company, upon written notice to the other party, at any time prior to the Acceptance Time if (i) there shall be any Law in effect that makes the acceptance for payment of, or the payment for, Company Common Stock tendered pursuant to the Offer or the Merger illegal or that prohibits the consummation of the Offer or the Merger, or (ii) any Governmental Entity of competent and applicable jurisdiction shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Company Common Stock tendered pursuant to the Offer or the Merger or prohibiting the consummation of the Offer or the Merger, and such Order shall have become final and non-appealable;

(d) by either Parent or the Company, upon written notice to the other party, if the Offer (as it may have been extended pursuant to Section 2.1(e)) expires as a result of the non-satisfaction of one or more Offer Conditions, or is terminated or withdrawn prior to the Acceptance Time (to the extent permitted under the terms of this Agreement), without Merger Sub having accepted for payment any Company Common Stock tendered pursuant to the Offer; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the non-satisfaction of any Offer Condition or the termination or withdrawal of the Offer results from the failure of such party (or any Affiliate of such party) to perform any covenant or agreement required to be performed by such party (or any Affiliate of such party) at or prior to the Acceptance Time;

(e) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time if the Company Board shall have effected a Change in Recommendation (provided that, any written notice, including pursuant to Section 2.3(d), of the Company’s intention to make a Change in Recommendation in advance of making a Change in Recommendation shall not result in Parent having any termination rights pursuant to this Section 8.1(e) unless such written notice otherwise constitutes a Change in Recommendation);

(f) by the Company, upon written notice to Parent, prior to the Acceptance Time in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal in order to enter into an Alternative Acquisition Agreement with respect thereto immediately following such termination, if (i) the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 2.3(d) with respect to such Superior Proposal and (ii) no Acquired Company has committed a Willful and Material Breach of Section 2.3(c) or Section 6.2 in relation to such Superior Proposal;

(g) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if a breach of any representation or warranty in Article 4 or failure to perform any covenant or obligation contained in this Agreement on the part of the Company or any other Acquired Company shall have occurred that would cause a failure of any of the conditions set forth in clauses 2(c), 2(d) and 2(e) of Annex I to exist; provided, however, that, for purposes of this Section 8.1(g), if such a breach is curable by the Company within thirty (30) days of the date Parent gives the Company notice of such breach and the Company is continuing to use commercially reasonable efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(g) on account of such breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period; provided further, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) if either Parent or Merger Sub is in breach of this Agreement such that the Company would be entitled to terminate this Agreement pursuant to Section 8.1(h) (disregarding the notice and cure rights set forth therein);

(h) by the Company, upon written notice to Parent, at any time prior to the Acceptance Time, if a breach in any material respect of any representation or warranty in Article 5 or failure to perform in any material respect any covenant or obligation contained in this Agreement on the part of Parent or Merger Sub shall have occurred, in each case if such breach or failure prevents or would reasonably be expected to prevent Parent or Merger Sub from consummating the Offer, the Merger or any other Transactions; provided, however, that, for purposes of this Section 8.1(h), if such a breach is curable by Parent within thirty (30) days of the date the Company gives Parent written notice of such breach and Parent is continuing to use its commercially reasonable efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(h) on account of such breach unless such breach shall remain uncured upon the expiration of such thirty (30) day period; provided further, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(h) if the Company is in breach of this Agreement such that Parent would be entitled to terminate this Agreement pursuant to Section 8.1(g) (disregarding the notice and cure rights set forth therein);

(i) by the Company, upon written notice to Parent, if Merger Sub fails to commence the Offer in accordance with Section 2.1 on or prior to the tenth (10th) Business Day following the date hereof or if Merger Sub fails to consummate the Offer when required to do so in accordance with the terms of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(i) shall not be available to the Company if the Company is in breach of any provision of this Agreement that has been the proximate cause of, or resulted in, Merger Sub’s failure to commence or consummate the Offer in accordance with the terms of this Agreement; or

(j) by Parent, upon written notice to the Company, at any time prior to the Acceptance Time, if (i) the Company is in Willful and Material Breach of any of its obligations pursuant to Section 2.3(c) or Section 6.2 in any material respect, (ii) subject to Section 2.3(d), the Board of Directors shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when mailed or (iii) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act, other than the Offer, the Board of Directors fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer.

Section 8.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without liability of any party (or any representative of such party) to each other party hereto; provided, however, that: (a) this Section 8.2, Article 1 and the applicable definitions elsewhere in this Agreement, Section 6.4(b), Section 8.3 and Article 9 (other than Section 9.11(a)) shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liabilities or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include, to the extent proven, the benefit of the bargain lost by such party or such party’s equity holders (taking into consideration relevant matters, including the aggregate amount of the Offer Price, the Merger Consideration, consideration in respect of Company Compensatory Awards, other combination opportunities and the time value of money), which shall be deemed to be damages of such party) arising out of its Willful and Material Breach of any provision of this Agreement or any other agreement delivered in connection herewith or any fraud, subject only, with respect to any such liabilities of the Company, to Section 8.3(b) and Section 8.3(c). Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to satisfy its obligation to accept for payment or pay for Company Common Stock or the Company Compensatory Awards in accordance with this Agreement following satisfaction of the Offer Conditions, and any failure of Parent to consummate the Merger in accordance with Section 3.3 following satisfaction of the conditions set forth in Article 7, will be deemed to constitute a Willful and Material Breach of a covenant of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.

Section 8.3. Expenses; Termination Fee.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Offer, the Merger and the other Transactions shall be paid by the party incurring such expenses, whether or not the Offer and Merger are consummated. In furtherance of the foregoing, (i) Parent shall pay or shall cause to be paid all filing fees payable for filings required or otherwise made pursuant to the HSR Act or any other applicable Antitrust Laws in connection with the Offer, the Merger or the other Transactions, and (ii) except as expressly provided in Section 3.6(e), all Transfer Taxes incurred in connection with the Offer, the Merger or the other Transactions shall be paid by Parent or Merger Sub when due.

(b) If: (i) (A) this Agreement is validly terminated by Parent or the Company pursuant to Section 8.1(b) or (d) or by Parent pursuant to Section 8.1(g), (provided that (x) at the time of any such termination, the Minimum Condition is not satisfied, and (y) with respect to any such termination by the Company, the right to terminate this Agreement pursuant to Section 8.1(b) or (d), as applicable, is then available to Parent) (B) following the date hereof and prior to the time of the termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced (and such Acquisition Proposal shall not have been publicly withdrawn prior to the time of the termination of this Agreement) and (C) the Company, within twelve (12) months after such termination, enters into a definitive agreement with respect to or recommends to its stockholders an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether during or following such twelve-month period) (with all references to “20%” and “80%” in the definition of Acquisition Proposal being treated as “50%” for purposes of this clause (i)); (ii) this Agreement is terminated by Parent pursuant to Section 8.1(e) or Section 8.1(j); or (iii) this Agreement is terminated by the Company pursuant to Section 8.1(f), then in the case of each of clauses (i) through (iii), the Company shall pay or cause to be paid to Parent, in cash at the time specified in the next sentence, a termination fee in the amount of $20,000,000 (the “Termination Fee”). Any Termination Fee shall be paid: (x) in the case of clause (i) of the preceding sentence of this Section 8.3(b), within two (2) Business Days after the consummation of the transactions contemplated by such Acquisition Proposal, (y) in the case of clause (ii) of the preceding sentence of this Section 8.3(b), within two (2) Business Days following termination of this Agreement and (z) in the case of clause (iii) of the preceding sentence of this Section 8.3(b), substantially concurrently with a termination of this Agreement under Section 8.1(f) (or no later than on the next Business Day if such termination occurs on a day that is not a Business Day).

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent. The Termination Fee shall be payable only once with respect to this Section 8.3(b) and not in duplication, even though the Termination Fee may be payable under one or more provisions hereof. In the event that Parent shall become entitled to payment of the Termination Fee, the receipt of the Termination Fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment thereof) or any matter forming the basis for such termination, and the Company shall have no further liability, whether pursuant to a claim in law or in equity, to Parent, Merger Sub or any of their respective Affiliates or any other Person, and none of Parent, Merger Sub or any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company or any of its Subsidiaries or Affiliates for damages or any equitable relief arising out of or in connection with this Agreement, any of the Transactions, or any matters forming the basis for such termination.

(c) The Company and Parent acknowledge and agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Company and Parent would not enter into this Agreement. In the event that the Company shall fail to pay the Termination Fee when due, Parent shall be entitled to receive interest on such unpaid Termination Fee, commencing on the date that the Termination Fee became due, at a rate equal to the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

ARTICLE 9

MISCELLANEOUS PROVISIONS

Section 9.1. Amendment. Any provision of this Agreement may be amended, modified, supplemented or waived prior to the Effective Time if, but only if, such amendment, modification, supplement or waiver is in writing and is signed, in the case of an amendment, modification or supplement by each party to this Agreement (or their respective boards of directors, if required) or, in the case of a waiver, by each party against whom the waiver is to be effective (or its board of directors, if required); provided, however, that following the Acceptance Time, this Agreement may not be amended, modified or supplemented.

Section 9.2. Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given. Except as otherwise expressly provided in this Agreement, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 9.3. No Survival of Representations, Warranties and Covenants. None of the representations, warranties and covenants of the Company contained in this Agreement, or contained in any certificate, schedule or document delivered pursuant to this Agreement or in connection with any of the Transactions, shall survive the Effective Time; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. After the Effective Time, neither Parent nor Merger Sub shall be permitted to claim that any breach by the Company of any of its covenants or obligations under this Agreement excuses performance by Parent or Merger Sub of any of its obligations hereunder.

Section 9.4. Entire Agreement; No Reliance. This Agreement, the CVR Agreement, the Confidentiality Agreement, the exhibits and schedules to this Agreement and the Company Disclosure Schedule, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect thereto. Without limiting the generality of the foregoing: (a) Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), that they are not relying and have not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 4 (including the Company Disclosure Schedule), and that no employee, agent, advisor or other representative of the Company has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement; (b) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its representatives has made any representation or warranty, whether express or implied, as to the accuracy or completeness of any information regarding the Company or its Affiliates furnished or made available to Parent or Merger Sub and its representatives except as expressly set forth in this Agreement, and neither the Company nor any other Person shall be subject to any liability to Parent or Merger Sub or any other Person resulting from the Company’s making available to Parent or Merger Sub or Parent’s or Merger Sub’s use of such information, or any information, documents or material made available to Parent or Merger Sub in any due diligence materials provided to Parent or Merger Sub, including in the “data room,” management presentations (formal or informal) or in any other form in connection with the Transactions; (c) without limiting the foregoing, Parent and Merger Sub acknowledge and agree that the Company has not made and is not making any representations or warranties whatsoever regarding any forecasts, projections, estimates or budgets discussed with, delivered to or made available to Parent, or otherwise regarding the future revenues, future expenses, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company or the future business and operations of the Company; and (d) the Company acknowledges and agrees that Parent and Merger Sub have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, that it is not relying and has not relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in Article 5, and that no representative of Parent or Merger Sub has made or is making any representations or warranties whatsoever regarding the subject matter of this Agreement, except in each case as expressly set forth in this Agreement or in the case of fraud.

Section 9.5. Governing Law; Jurisdiction. This Agreement is made under, and shall be construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be performed solely therein, including its statute of limitations, without giving effect to principles of conflicts of law. Each of the parties (a) consents to and submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Delaware Courts”) in any action or proceeding arising out of or relating to this Agreement or any of the Transactions, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (d) shall not bring any action or proceeding arising out of or relating to this Agreement or any of the Transactions in any other court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Each party agrees that notice or the service of process in any action or proceeding arising out of or relating to this Agreement or the Transactions shall be properly served or delivered if delivered in the manner contemplated by Section 9.7 or in any other manner permitted by applicable Law. The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final court judgment.

Section 9.6. Assignability; Parties in Interest. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties and their respective successors and assigns. This Agreement shall not be assignable by any party without the express written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign its rights or interests hereunder, in whole or in part, to any of Parent’s wholly owned Subsidiaries; provided that no such assignment shall relieve Parent or Merger Sub of its obligations hereunder or otherwise alter or change any obligation of any other party hereto and no such transfer shall be permitted to the extent it would reasonably be expected to delay the Closing. Except for the provisions of Article 2 (which, from and after the Acceptance Time, shall be for the benefit of Persons that are holders of Company Common Stock who have tendered pursuant to the Offer (and not validly withdrawn) Company Common Stock), Article 3 (which, from and after the Effective Time, shall be for the benefit of Persons who are holders of the Company Common Stock, Company Preferred Stock and Company Compensatory Awards immediately prior to the Effective Time) and Section 6.9 (which, from and after the Effective Time, shall be for the benefit of the Indemnified Parties), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties, any right, benefit or remedy of any nature; provided, however, that subject to the limitations set forth in Section 8.2 in the event of a termination of this Agreement, the Company shall be entitled and have the right to pursue and recover damages in the name of and on behalf of its stockholders in the event of any breach by Parent or Merger Sub of this Agreement or in the event of fraud, which is hereby acknowledged and agreed to by Parent and Merger Sub.

Section 9.7. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered or sent if delivered in person or sent by email (provided confirmation of email is obtained), (b) on the fifth (5th) Business Day after dispatch by registered or certified mail or (c) on the next Business Day if transmitted by nationally recognized overnight courier, in each case as follows:

if to Parent, Merger Sub or the Surviving Corporation, to:

Sun Pharmaceutical Industries Ltd.

c/o Sun Pharmaceutical Industries, Inc.

2 Independence Way

Princeton, New Jersey 08540

Attention: General Counsel

Email: [Omitted]

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William H. Aaronson

Email: william.aaronson@davispolk.com

if to the Company (prior to the Merger), to:

Concert Pharmaceuticals, Inc.

65 Hayden Avenue, Suite 3000N

Lexington, MA 02421

Attention: Chief Legal Officer

Email: [Omitted]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention: John M. Mutkoski

        Andrew H. Goodman

        Tevia K. Pollard

Email:      jmutkoski@goodwinlaw.com

        agoodman@goodwinlaw.com

        tpollard@goodwinlaw.com

Section 9.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 9.9. Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by email attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Obligation of Parent. Parent shall cause Merger Sub to comply in all respects with each of the representations, warranties, covenants, obligations, agreements and undertakings made or required to be performed by Merger Sub in accordance with the terms of this Agreement, the Offer, the Merger, and the other Transactions. As a material inducement to the Company’s willingness to enter into this Agreement and perform its obligations hereunder, Parent hereby unconditionally guarantees full performance and payment by Merger Sub of each of the covenants, obligations and undertakings required to be performed by Merger Sub under this Agreement and the Transactions, subject to all terms, conditions and limitations contained in this Agreement, and hereby represents, acknowledges and agrees that any such breach of any such representation and warranty or default in the performance of any such covenant, obligation, agreement or undertaking of Merger Sub shall also be deemed to be a breach or default of Parent, and the Company shall have the right, exercisable in its sole discretion, to pursue any and all available remedies it may have arising out of any such breach or nonperformance directly against either or both of Parent and Merger Sub in the first instance. As applicable, references in this Section 9.10 to “Merger Sub” shall also include the Surviving Corporation following the Effective Time.

Section 9.11. Specific Performance; Waiver of Jury Trial.

(a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, except as expressly provided in the following sentence. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts and, in any action for specific performance, each party waives the defense of adequacy of a remedy at law and waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at law or in equity (subject to the limitations set forth in this Agreement). The parties further agree that (i) by seeking the remedies provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of remedy or relief that may be available to a party under this Agreement (including monetary damages) for breach of any of the provisions of this Agreement or in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.11 are not available or otherwise are not granted, and (ii) nothing set forth in this

Section 9.11 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.11 prior or as a condition to exercising any termination right under Article 8 (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.11 or anything set forth in this Section 9.11 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article 8 or pursue any other remedies under this Agreement that may be available at any time. For the avoidance of doubt, the Company may concurrently seek specific performance or other equitable relief and other monetary damages, remedies or awards.

(b) EACH OF THE PARTIES TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.12. Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The word “or” is not exclusive. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.

(e) All references in this Agreement to “$” and “dollars” are intended to refer to U.S. dollars.

(f) As used in this Agreement, “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(g) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h) For purposes of this Agreement, references to “ordinary course of business” shall mean ordinary course of business consistent with past practice, whether or not expressly stated.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SUN PHARMACEUTICAL INDUSTRIES LTD. an entity organized under the laws of India

By:	/s/ Atul Raut
Name: Atul Raut
Title: Authorized Signatory

FOLIAGE MERGER SUB, INC. a Delaware corporation

By:	/s/ Erik Zwicker
Name: Erik Zwicker
Title: Secretary

CONCERT PHARMACEUTICALS, INC. a Delaware corporation

By:	/s/ Roger D. Tung, Ph.D.
Name: Roger D. Tung, Ph.D.
Title: President & Chief Executive Officer

ANNEX I

CONDITIONS OF THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement and Plan of Merger to which it is attached (the “Agreement”).

(1) Notwithstanding any other terms or provisions of the Offer or the Agreement, Merger Sub shall not be obligated to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment, or, subject to the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to purchase or return the tendered Company Common Stock promptly after termination or withdrawal of the Offer), purchase any Company Common Stock validly tendered (and not validly withdrawn prior to the expiration of the Offer) pursuant to the Offer (and not theretofore accepted for payment or paid for), unless (i) there shall have been validly tendered in accordance with the terms of the Offer (and “received” as defined in Section 251(h) of the DGCL), and not validly withdrawn prior to the expiration of the Offer, that number of shares of Company Common Stock that, considered together with all other shares of Company Common Stock (if any) beneficially owned by Parent and its controlled Affiliates (excluding any shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been “received” (as such term is defined in Section 251(h)(6)(f) of the DGCL)), represent at least one more than 50% of the total number of shares of Company Common Stock outstanding at the time of the expiration of the Offer (such condition, the “Minimum Condition”) and (ii) the waiting period (and any extension thereof) applicable to the consummation of the Offer and the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition that Parent (in its sole discretion) declines to accept.

(2) In addition and notwithstanding any other provisions of the Offer, but subject to the terms and conditions set forth in the Agreement, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, irrevocably accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock promptly after termination or withdrawal of the Offer), purchase any shares of Company Common Stock validly tendered (and not validly withdrawn prior to the expiration of the Offer) pursuant to the Offer (and not theretofore accepted for payment) if at any time prior to the expiration of the Offer, any of the following events shall occur and be continuing at the Expiration Date:

(a) the Agreement shall have been terminated in accordance with its terms;

(b) any Governmental Entity of competent and applicable jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or Law that is in effect and restrains, enjoins or otherwise prohibits or makes illegal consummation of the Offer or the Merger or that imposes (or seeks to impose) a Burdensome Condition that Parent (in its sole discretion) declines to accept;

Annex I - 1

(c) (i) the representations and warranties of the Company set forth in Section 4.3(a) or (e) (Capitalization) or Section 4.5(b) (Absence of Certain Changes) of the Agreement shall not have been true and correct except for any de minimis inaccuracies as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case as of such earlier date); (ii) the representations and warranties of the Company set forth in Section 4.1(a) or (c) (Organization and Good Standing; Subsidiaries), Section 4.3(c), (d), (f) or (g) (Capitalization), Section 4.17 (Authority; Binding Nature of Agreement), Section 4.18 (No Vote Required), Section 4.19(a)(i) (Non-Contravention; Consents), Section 4.20 (Takeover Laws), Section 4.21 (Opinion of Financial Advisor) or Section 4.22 (Brokers) of the Agreement shall not have been true and correct in all material respects (disregarding for this purpose all “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations and warranties) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date and time (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); and (iii) the representations and warranties of the Company set forth in Article 4 of the Agreement (other than the representations and warranties set forth in clause (2)(c)(i) and clause (2)(c)(ii)) shall not have been true and correct (disregarding for this purpose all “Company Material Adverse Effect,” “materiality” or similar qualifications contained in such representations and warranties) as of the date of the Agreement and as of the Expiration Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case as of such earlier date); provided, however, that notwithstanding anything in this Agreement to the contrary, the condition set forth in this clause (2)(c)(iii) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct if the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, shall not have resulted in a Company Material Adverse Effect;

(d) the Company shall not have performed or complied in all material respects with the obligations or covenants required to be performed by it under the Agreement and such failure to perform or comply shall not have been cured prior to the expiration of the Offer;

(e) the Company shall not have delivered to Parent, dated as of the Expiration Date, a certificate signed on behalf of the Company by an executive officer of the Company to the effect that the conditions set forth in the foregoing clauses (2)(c), (2)(d) and (2)(f) have been satisfied as of immediately prior to the expiration of the Offer; or

(f) since the date of the Agreement, there shall have occurred and be continuing a Company Material Adverse Effect.

Except for the Minimum Condition and condition 2(a) above, the foregoing conditions are for the sole benefit of Parent and Merger Sub and may be waived by Parent and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Sub; provided that the Minimum Condition may be waived by Parent and Merger Sub only with the prior written consent of the Company, which may be granted or withheld in the Company’s sole discretion; and provided further that any such waiver by Parent, Merger Sub and/or the

Annex I - 2

Company shall be subject to the terms of this Agreement and the applicable rules and regulations of the SEC. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Annex I - 3

Exhibit A

FORM OF

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [•], 2023 (this “Agreement”), is entered into by and between Sun Pharmaceutical Industries Ltd., an entity organized under the laws of India (“Parent”), and Computershare Inc., a Delaware corporation (“Computershare”), and its affiliate Computershare Trust Company, N.A., a federally chartered trust company (together with Computershare, the “Rights Agent”).

RECITALS

WHEREAS, Parent, Foliage Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Concert Pharmaceuticals, Inc., a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of January 19, 2023 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub (a) agreed to commence a tender offer (as it may be extended and amended from time to time as permitted under the Merger Agreement, the “Offer”) to acquire all of the outstanding shares of Company Common Stock and (b) following the consummation of the Offer, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, in accordance with Section 251(h) of the DGCL and on the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to and in accordance with the terms and conditions of the Merger Agreement, (a) in each of the Offer and the Merger, Parent has agreed to provide to the holders of shares of Company Common Stock (other than holders of Excluded Shares and Appraisal Shares) and (b) in the Merger, Parent has agreed to provide to holders of Company Preferred Stock, Surviving Warrants, Company RSUs, and In-the-Money Company Stock Options, in each case, that are outstanding as of immediately prior to the Effective Time (such Company RSUs and In-the-Money Company Stock Options, collectively, the “Covered Equity Awards”), in the case of each of clauses (a) and (b), the right to receive contingent cash payments as hereinafter described; and

WHEREAS, pursuant to Section 3.7(b) of the Merger Agreement, holders of Out-of-the-Money Company Stock Options shall be entitled to receive contingent cash payments from Parent or the Surviving Corporation, subject to and pursuant to the terms of the Merger Agreement, upon delivery of a Milestone Notice to the Rights Agent.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1. DEFINITIONS

1.1 Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 7.5(b).

“Accounting Standards” means IFRS or GAAP, in each case, as generally and consistently applied by the applicable Selling Entity or Sublicensee.

“Acting Holders” means, at the time of determination, Holders of at least a majority of the outstanding CVRs as set forth on the CVR Register.

“Applicable Fiscal Period” has the meaning set forth in Section 2.4(f).

“Assignee” has the meaning set forth in Section 7.3.

“Calendar Year” means each respective period of twelve (12) consecutive months beginning on January 1 and ending on December 31.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of either Parent or the Surviving Corporation on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving either Parent or the Surviving Corporation in which Parent or the Surviving Corporation, as applicable, is not the surviving entity, (c) any other transaction involving either Parent or the Surviving Corporation in which the stockholders of Parent or the Surviving Corporation, as applicable, immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction or (d) any Disposition of all or substantially all of Parent’s or its Subsidiaries’ respective rights in and to the Product to a third party.

“Combination Product” means any product comprising the Product and at least one other therapeutically active product, compound or pharmaceutical ingredient that is not the Product.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company Preferred Stock” means the Series X1 Preferred Stock, par value $0.001 per share, of the Company.

“Company Stock” means the Company Common Stock and/or the Company Preferred Stock.

“Covered Equity Awards” has the meaning set forth in the Recitals.

“COVID-19” means SARS-CoV-2 or COVID-19.

“CVRs” means the contingent rights of Holders to receive the Milestone Payments pursuant to this Agreement.

“CVR Register” has the meaning set forth in Section 2.3(b).

“Damages” means any losses, liabilities, damages, claims, judgments, fines, penalties, demands, suits or expenses (including reasonable and documented counsel fees and expenses), including any of the foregoing in connection with any settlement.

“Diligent Efforts” means, with respect to a particular task or obligation, the efforts required to carry out such task in a good faith and diligent manner with efforts and the expenditure of resources that is consistent with commercially reasonable practices, in each case which level is at least commensurate with the level of efforts that a pharmaceutical company of comparable size and resources as those of Parent and its Affiliates would devote to a product of similar market potential at a similar stage in development or product life as the Product, taking into account issues of safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, the proprietary position of the Product (including with respect to Patent or regulatory exclusivity and the scope and duration thereof), the regulatory structure involved, the profitability of the Product (including pricing and reimbursement achieved or likely to be achieved), market potential, labeling and other relevant technical, legal, commercial, scientific or medical factors.

“Disposition” means any, direct or indirect, sale or swap of assets or other rights, merger, reorganization, joint venture, lease, exclusive license (or another licensing arrangement or arrangements involving Intellectual Property that operate to transfer all or substantially all right, title and interest in and to such Intellectual Property) or any other transaction or arrangement or series of related transactions or arrangements entered into by Parent or any of its Subsidiaries to sell, transfer, convey, lease, exclusively license (or license pursuant to another licensing arrangement or arrangements involving Intellectual Property that operate to transfer all or substantially all right, title and interest in and to such Intellectual Property) or otherwise dispose of all or substantially all of its or their respective rights in and to the applicable assets.

“Dispute” has the meaning set forth in Section 7.5(b).

“DTC” means The Depository Trust Company or any successor thereto.

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“Equity Award CVR” means a CVR issued to a Holder in respect of a Covered Equity Award.

“Event of Default” has the meaning set forth in Section 6.1.

“Excluded Claim” means a Dispute that (a) concerns any antitrust, anti-monopoly or competition law or regulation, whether or not statutory, or (b) is asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder.

“First Commercial Sale” means, with respect to the Product, the first sale to a third party for monetary value of such Product by any Selling Entity or its Sublicensees for use, consumption or distribution of such Product in the United States after Regulatory Approval has been granted by the FDA with respect to such Product; provided that “First Commercial Sale” shall not include any sale, distribution or other disposal or use of the Product for research, regulatory, development or charitable or other not-for-profit purposes, such as clinical trials, pre-clinical studies, compassionate use, distribution of free samples, or named patient use or indigent patient programs. For the avoidance of doubt, the First Commercial Sale may not occur more than once.

“Fiscal Quarter” means each of the following three (3)-month periods: January 1 through March 31; April 1 through June 30; July 1 through September 30; and October 1 through December 31.

“Fiscal Year” means the period from April 1 of a Calendar Year through March 31 of the following Calendar Year.

“Funds” has the meaning set forth in Section 3.2(u).

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Holder” means a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“IFRS” means International Financial Reporting Standards promulgated by the International Accounting Standards Board.

“Milestone 1” means the first time that the Net Sales in any Fiscal Year ending on or prior to the Milestone 1 Deadline Date is equal to or exceeds $100,000,000.

“Milestone 1 Amount” means, with respect to the achievement of Milestone 1, an amount per CVR equal to $1.00.

“Milestone 1 Deadline Date” means March 31, 2027.

“Milestone 2” means the first time that the Net Sales during a period of four (4) consecutive Fiscal Quarters ending on or prior to the Milestone 2 Deadline Date is equal to or exceeds $500,000,000.

“Milestone 2 Amount” means, with respect to the achievement of Milestone 2, an amount per CVR equal to $2.50.

“Milestone 2 Deadline Date” means December 31, 2029.

“Milestone Non-Achievement Certificate” has the meaning set forth in Section 2.4(f).

“Milestone Notice” has the meaning set forth in Section 2.4(a).

“Milestone Payment” means (a) with respect to Milestone 1, the Milestone 1 Amount and (b) with respect to Milestone 2, the Milestone 2 Amount.

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“Milestone Payment Amount” means, for a given Holder, with respect to any achievement of any Milestone during the Milestone Period for such Milestone, the product of (a) the applicable Milestone Payment for such Milestone and (b) the number of CVRs with respect to such Milestone held by such Holder as reflected on the CVR Register as of the close of business on the date of the Milestone Notice for such Milestone.

“Milestone Period” means (a) with respect to Milestone 1, the period commencing on the date of the First Commercial Sale and ending on the Milestone 1 Deadline Date and (b) with respect to Milestone 2, the period commencing on the date of the First Commercial Sale and ending on the Milestone 2 Deadline Date.

“Milestones” means Milestone 1 and/or Milestone 2, as applicable.

“Net Sales” means:

(a) the gross amount invoiced by or on behalf of the relevant Selling Entity for the Product sold to third parties plus (i) the gross amount invoiced to end-users by Sublicensees of the relevant Selling Entity in respect of sales by such Sublicensees of the Product in the U.S. for use in any indication pursuant to collaboration, development or license arrangements, and (ii) any royalty or sales milestone payments received by the relevant Selling Entity from its Sublicensees in respect of sales of the Product by such Sublicensees pursuant to collaboration, development or license arrangements between such Sublicensees and the Surviving Corporation or its Affiliates, but in the case of this clause (ii), only where such sales of such Product are for use outside of the U.S. in any indication (such royalty and sales milestone payments described in this clause (ii) collectively, “Sublicensing Revenue”), less the Permitted Deductions to the extent actually taken or incurred or separately accounted for, all calculated on an accrual basis, as determined in accordance with the applicable Selling Entity’s or Sublicensee’s usual and customary accounting methods consistent with the treatment of other branded prescription products commercialized by the applicable Selling Entity or Sublicensee, which shall be in accordance with applicable Accounting Standards as of the applicable time;

(b) in the case of any sale of the Product between or among the Surviving Corporation and its Affiliates, or as applicable Sublicensees, for resale, Net Sales shall be calculated as in above clause (a) only on the value charged or invoiced by or on behalf of the relevant Selling Entity or Sublicensee on the first bona fide arm’s-length sale thereafter to a third party;

(c) for the avoidance of doubt, in the case of any sale of the Product between or among the Surviving Corporation, its Affiliates and Sublicensees where such Affiliate or Sublicensee is an end-user of, and does not further sell, the Product, Net Sales shall be calculated on the value charged or invoiced to such Affiliate or Sublicensee;

(d) in the case of any sale for value other than exclusively for money on bona fide arm’s-length terms (which has the effect of reducing the invoiced amount below what it would have been in the absence of such non-monetary consideration), Net Sales shall be calculated at the average Net Sales price charged to third parties for cash sales of the Product in the jurisdiction of sale during the relevant reporting period unless such sales in the jurisdiction during the relevant period were only de minimis cash sales, in which case at the fair market value as determined by comparable markets;

(e) all Net Sales shall be computed in Dollars, and where any Net Sales are calculated in a currency other than Dollars, they shall be translated into Dollars in accordance with applicable Accounting Standards;

(f) for clarity, no deductions will be made for sales commissions;

(g) any sale, supply, distribution or disposal of the Product for research, marketing, regulatory, development, charitable or other not-for-profit purposes (including clinical trials, pre-clinical studies, compassionate use, distribution of free samples, early access programs, named patient use or indigent patient or patient assistance or discount programs), in each case, shall not result in any Net Sales;

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(h) if the Product is sold as part of a Combination Product, then Net Sales for such Product shall be determined by multiplying the Net Sales of the Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction, A / (A+B) where A is the weighted average sale price of such Product when sold separately in finished form, and B is the weighted average sale price of the other active product(s), compound(s) or ingredient(s) in such Combination Product sold separately in finished form (the “Other Product(s)”); provided that (i) if the weighted average sale price of the Product when sold separately in finished form can be determined but the weighted average sale price of the Other Product(s) cannot be determined, then Net Sales for such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction A / C where A is the weighted average sale price of such Product when sold separately in finished form and C is the weighted average sale price of the Combination Product; (ii) if the weighted average sale price of the Other Product(s) can be determined but the weighted average sale price of the Product when sold separately in finished form cannot be determined, Net Sales for such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the following formula: one (1) minus B / C where B is the weighted average sale price of the Other Product(s) and C is the weighted average sale price of the Combination Product; and (iii) if the weighted average sale price of both the Product and the Other Product(s) cannot be determined, then Net Sales for such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product (as calculated in accordance with analogous criteria as set forth above for the “Net Sales” definition) by the fraction 1 / D where D is the number of active products, compounds or ingredients in the Combination Product including the Product; and

(i) notwithstanding anything to the contrary in this Agreement, (i) in no event shall any sale of the Product by or on behalf of any Selling Entity or Sublicensee after the Milestone 1 Deadline Date result in any Net Sales for purposes of determining whether Milestone 1 has been achieved and (ii) in no event shall any sale of the Product by or on behalf of any Selling Entity or Sublicensee after the Milestone 2 Deadline Date result in any Net Sales for purposes of determining whether Milestone 2 has been achieved.

“Net Sales Statement” means a written statement of Parent, certified by the chief financial officer of Parent, setting forth in reasonable detail the calculation of Net Sales for each Fiscal Year that is associated with the potential attainment of Milestone 1 and each Fiscal Quarter that is associated with the potential attainment of Milestone 2, each of which shall include (a) an itemized calculation of the gross amounts invoiced by the Selling Entities and applicable Sublicensees for the Product sold to third parties, (b) an itemized calculation of Sublicensing Revenue, (c) an itemized calculation of the Permitted Deductions, and (d) to the extent that any of the amounts in clauses (a) or (c) are recorded in currencies other than Dollars, the exchange rates used for conversion of such foreign currency into Dollars. The Net Sales Statement shall be calculated in accordance with applicable Accounting Standards and shall be derived from the financial statements of Parent.

“Non-Achieved Milestone” has the meaning set forth in Section 2.4(f).

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Board Resolution” means a copy of a resolution certified by the secretary or an assistant secretary of Parent to have been duly adopted by the board of directors of Parent and to be in full force and effect on the date of such certification, and delivered to the Rights Agent.

“Permitted Deductions” means the following deductions to the extent actually deducted by a Selling Entity or Sublicensee from the gross invoiced sales price of the Product, or otherwise directly paid or incurred by the Selling Entity or Sublicensee with respect to the Product, and in accordance with the Selling Entity’s or Sublicensee’s usual and customary accounting methods and Accounting Standards:

(a) normal and customary discounts actually allowed, including trade, cash, quantity, price reduction or incentive programs, loyalty cards and coupons and early payment discounts;

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(b) amounts repaid or credited by reasons of defects, damage, recalls, rejections, withdrawals, returns, rebates or allowances of goods or because of retroactive price reductions or billing errors specifically identifiable to the Product;

(c) normal and customary chargebacks, price adjustments, rebates (or the equivalent thereof) and other amounts paid on sale of the Product, including such payments mandated by programs of Governmental Entities;

(d) normal and customary rebates (or the equivalent thereof) and administrative fees paid to medical or managed healthcare organizations, pharmacy benefit managers (or equivalents thereof), group purchasing organizations, Governmental Entities (including U.S. federal or state Medicaid or Medicare programs) and their agencies, and purchasers and reimbursors, or trade customers in line with approved contract terms or other normal and customary understandings and arrangements;

(e) tariffs, duties, excise, sales, value-added and other similar Taxes (other than Taxes based on net income or profits) and charges of Governmental Entities;

(f) any government mandated Tax, including the branded prescription drug fee imposed pursuant to the Patient Protection and Affordable Care Act (Pub. L. No. 111-148);

(g) reasonable deductions for uncollectible amounts on previously sold products (which adjustment shall be based on actual bad debts incurred and written off as uncollectible by the Selling Entity in a fiscal period, net of any recoveries of amounts previously written off as uncollectible from current or prior fiscal periods);

(h) normal and customary charges for warehousing, transportation, freight, packing, postage, importation, shipping, insurance and other handling expenses;

(i) delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates and retroactive price reductions;

(j) normal and customary distribution commissions and fees (including fees related to services provided pursuant to distribution service agreements with wholesalers, fee-for-service wholesaler fees and inventory management fees) payable to any third party providing distribution services to the Selling Entities or Sublicensees;

(k) amounts paid or payable to any third party for any Damages arising out of or resulting from third party claims relating to the use, marketing, manufacture or other commercialization of the Product; and

(l) any other charges, costs, expenses or accruals that are customarily deducted in the determination of “net sales” in accordance with the applicable Selling Entity’s or Sublicensee’s Accounting Standards.

For the avoidance of doubt, if a single item falls into more than one of the categories set forth in clauses (a) through (l) above, such item may not be deducted more than once.

“Permitted Transfer” means a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order of a court of competent jurisdiction; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by DTC; (e) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (f) as provided in Section 2.6.

“Product” means the Company’s product known as deuruxolitinib (which as of the date hereof is designated by the Company as CTP-543).

“Product Transfer” has the meaning set forth in Section 4.8.

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“Qualified Transferee” means (a) any Affiliate of Parent, (b) any third party that has net assets of at least $350,000,000 (as shown on its most recently prepared financial statements) at the time of the applicable Product Transfer or (c) any other person with the prior written consent of the Acting Holders.

“Regulatory Approval” means all approvals that are necessary for the commercial sale of the Product in a given country or regulatory jurisdiction.

“Rights Agent” means the Rights Agent named in the preamble of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Selling Entity” means Parent, any Assignee, and each of their controlled Affiliates (including, from and after the Effective Time, the Surviving Corporation).

“SOFR” means, with respect to any period, the daily Secured Overnight Financing Rate provided by the Federal Reserve Bank of New York as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website, as of the date two calendar days prior to the first day of such period.

“Sublicensee” shall mean an authorized or permitted licensee, sublicensee (including at any tier of sublicense) or transferee of the Surviving Corporation or any of its Affiliates, in each case with respect to rights to the Product.

“Surviving Warrant” has the meaning set forth in Section 2.1.

1.2 Rules of Construction. For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; (j) references to any Affiliates of Parent or Subsidiaries of Parent shall be deemed to include the Surviving Corporation; (k) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive; and (l) the measure of a period of one (1) month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; provided, however, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following August 18 is September 18 and one month following August 31 is October 1). The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. All references to “Dollars” or “$” are to United States Dollars, unless expressly stated otherwise.

2. CONTINGENT VALUE RIGHTS

2.1 CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payments pursuant to this Agreement. In accordance with the Merger Agreement and pursuant to the Transactions, each Holder is entitled to (a) one CVR for (i) each share of Company Common Stock, (ii) each share of Company Common Stock underlying a Covered Equity Award and (iii) each share of Company Common Stock underlying a Company Warrant that is

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issued, unexpired and unexercised immediately prior to the Effective Time (“Surviving Warrant”) when such Surviving Warrant is exercised following the Effective Time in accordance with its terms, and (b) 1,000 CVRs for each share of Company Preferred Stock. Each CVR represents the right of a Holder to receive the Milestone Payments in accordance with this Agreement. The initial Holders shall be determined pursuant to the terms of this Agreement, and a list of the initial Holders shall be furnished to the Rights Agent by or on behalf of Parent in accordance with Section 4.1.

2.2 Non-transferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer. Any such sale, assignment, transfer, pledge, encumbrance or disposition of a CVR that is not a Permitted Transfer shall be null and void ab initio and of no force or effect. The CVRs will not be listed on any day quotation system or traded on any day securities exchange.

2.3 No Certificate; Registration; Registration of Transfer; Change of Address.

(a) The CVRs will be issued in book-entry form only and will not be evidenced by a certificate or other instrument.

(b) Subject to the receipt by the Rights Agent of the information and instructions described in Section 4.1, the Rights Agent shall keep an up-to-date register (the “CVR Register”) for the purpose of identifying the Holders of CVRs, determining the Holders’ entitlement to CVRs, and registering CVRs and Permitted Transfers of CVRs as herein provided. The CVR Register will initially show one position for Cede & Co. representing all of the CVRs that are issued to the holders of shares of Company Stock held by DTC on behalf of the street holders of such shares tendered by such holders in the Offer or held by such holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders or DTC participants with respect to transfers of CVRs. With respect to any payments to be made under Section 2.4, the Rights Agent will accomplish the payment to any former street name holders of the Company Stock by sending a lump sum payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. In the case of Equity Award CVRs, such CVRs shall initially be registered in the name and address of the holder thereof as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock subject to such Covered Equity Awards or Company Warrants cancelled in connection with the Merger. Upon the exercise of any Surviving Warrant in accordance with its terms, the CVRs issued shall be initially registered in the name and address of the holder of such Surviving Warrant as set forth in the records of the Company at the Effective Time and in a denomination equal to the number of shares of Company Common Stock for which such Surviving Warrant has been exercised. Parent shall promptly notify the Rights Agent of the exercise of any such Surviving Warrant and provide all information and documents reasonably requested by the Rights Agent regarding the same. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates will have any responsibility or liability whatsoever to any Person under or in connection with this Agreement other than the Holders and the Rights Agent.

(c) Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer the CVRs must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, which may include, if applicable, a guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form, notify Parent that it has received such written notice. Upon receipt of such notice from the Rights Agent, Parent shall in good faith reasonably determine whether the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), and if Parent so reasonably determines that it does so comply, Parent shall instruct the Rights Agent in writing to register the transfer of the CVRs in the CVR Register and notify Parent in writing of the same. No service charge shall be made for any registration of transfer of a CVR, but Parent and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment of applicable Taxes or charges unless and until the Rights Agent is satisfied that all such Taxes or charges have been paid. All duly transferred CVRs registered in the CVR Register shall be the valid obligations of Parent and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR shall be valid unless and until registered in the CVR Register.

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(d) A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CVR Register.

2.4 Payment Procedures.

(a) In the event that any Milestone is achieved during the Milestone Period for such Milestone, then (i) on a date that is within sixty (60) days following either the last day of such Fiscal Year in which Milestone 1 is achieved or the last day of such Fiscal Quarter in which Milestone 2 is achieved, Parent shall deliver to the Rights Agent a written notice (the “Milestone Notice”) indicating such Milestone was achieved and an Officer’s Certificate certifying the date of such achievement(s) and (ii) promptly thereafter (but in any event no later than five (5) Business Days following the delivery of such Milestone Notice), Parent shall deliver to the Rights Agent cash, by wire transfer of immediately available funds to an account specified by the Rights Agent, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount for such Milestone to all Holders (other than amounts due to Holders in respect of Equity Award CVRs), along with any letter of instruction reasonably required by the Rights Agent. For the avoidance of doubt, if both Milestones are achieved in the same Fiscal Year, then the Milestone Payment Amounts for both Milestones shall be paid simultaneously.

(b) The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Notice and cash, by wire transfer of immediately available funds, equal to the aggregate amount necessary to pay the applicable Milestone Payment Amount for each Milestone that is the subject of such Milestone Notice to all Holders (other than Holders in respect of Equity Award CVRs) pursuant to Section 2.4(a) as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of such Milestone Notice. If a Milestone Payment for a Milestone is payable to the Holders, then at the time the Rights Agent sends a copy of the Milestone Notice for such Milestone to the Holders, the Rights Agent shall also pay such Milestone Payment Amount for such Milestone to each of the Holders (other than amounts due to Holders in respect of Equity Award CVRs) in accordance with the corresponding letter of instruction (i) by electronic payment or check mailed to the address of such Holder reflected in the CVR Register as of 5:00 p.m. Eastern Time on the date of such Milestone Notice or (ii) with respect to any such Holder that is due an amount in excess of $100,000 in the aggregate who has provided the Rights Agent wiring instructions in writing as of the close of business on the date of such Milestone Notice, by wire transfer of immediately available funds to the account specified on such instructions. Notwithstanding anything to the contrary set forth herein, the Rights Agent shall have no responsibility whatsoever with respect to any Milestone Payment Amount to Holders in respect of Equity Award CVRs and Parent shall cause payments described in this Section 2.4 with respect to Equity Award CVRs to be paid to the applicable Holder through payroll of the Surviving Corporation or an appropriate successor (and in all other respects in accordance with the requirements hereof) no later than sixty (60) days following either the last day of such Fiscal Year in which Milestone 1 is achieved or the last day of such Fiscal Quarter in which Milestone 2 is achieved.

(c) Parent (or the Surviving Corporation or an applicable successor in the case of payments in respect of Equity Award CVRs) shall be entitled to deduct and withhold, or cause the Rights Agent to deduct and withhold, from any Milestone Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Tax Law, as may reasonably be determined by Parent or the Rights Agent. Prior to making any such Tax withholdings or causing any such Tax withholdings to be made with respect to any Holder (other than amounts due to Holders in respect of Equity Award CVRs), Parent shall instruct the Rights Agent to, and upon receipt of such instruction the Rights Agent shall, request IRS Form W-9 or applicable IRS Form W-8, or any other appropriate forms, from Holders within a reasonable amount of time in order to provide the opportunity for the Holder to provide such forms (or any other necessary Tax forms) in order to mitigate or reduce such withholding. Parent shall, or shall cause the Rights Agent to, take all action that may be necessary to ensure that any amounts withheld in respect of Taxes are timely remitted to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld and properly and timely remitted to the appropriate Governmental Entity, (i) such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made and (ii) on or prior to the fifteenth (15th) day of March in the

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year following any payment of such taxes by Parent or the Rights Agent, Parent (or the Company or applicable successor in the case of payments in respect of Equity Award CVRs) shall deliver (or shall cause the Rights Agent to deliver) to the person to whom such amounts would otherwise have been paid an original IRS Form 1099 (provided that, if Parent (or the Company or applicable successor in the case of payments in respect of Equity Award CVRs) files such IRS Form 1099 by paper, such IRS Form 1099 shall be delivered to the applicable person on or prior to the fifteenth (15th) day of February in such year), IRS Form W-2, IRS Form 1042-S, or other reasonably acceptable and applicable evidence of such withholding. Milestone Payments paid in respect of each Equity Award CVR shall be treated for all U.S. federal and applicable state and local income Tax purposes as wages in the year in which the Milestone Payment is made (and not upon the receipt of such Equity Award CVR).

(d) If any funds delivered to the Rights Agent for payment to Holders as Milestone Payment Amounts remain undistributed to the Holders on the date that is twelve (12) months after the date of the applicable Milestone Notice, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any funds which had been made available to the Rights Agent in connection with such Milestone Payment Amounts and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to look to Parent (subject to abandoned property, escheat and other similar Laws) only as general unsecured creditors thereof with respect to the Milestone Payment Amounts that may be payable (without interest).

(e) Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any Milestone Payment Amounts delivered to a public official pursuant to any abandoned property, escheat or other similar Laws. If, despite Parent’s and the Rights Agent’s commercially reasonable efforts to deliver a Milestone Payment Amount to the applicable Holder, such Milestone Payment Amount has not been paid immediately prior to the date on which such Milestone Payment Amount would otherwise escheat to or become property of any Governmental Entity, such Milestone Payment Amount shall become, to the extent permitted by applicable Laws, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent.

(f) If Milestone 1 is not achieved during a Fiscal Year and/or Milestone 2 is not achieved during a Fiscal Quarter (each such Milestone, a “Non-Achieved Milestone” and each such period, the “Applicable Fiscal Period”), then on or before the date that is sixty (60) days following the last day of such Applicable Fiscal Period, Parent shall deliver to the Rights Agent a certificate certifying that such Non-Achieved Milestone has not occurred (each, a “Milestone Non-Achievement Certificate”). The Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of a Milestone Non-Achievement Certificate, send each Holder at its registered address a copy of such Milestone Non-Achievement Certificate (which certificate shall include detail regarding the ability of an Acting Holder or Acting Holders to dispute or contest such determination of non-achievement of such Non-Achieved Milestone pursuant to this Agreement). The Rights Agent shall deliver to Parent a written notice confirming the date of delivery of such Milestone Non-Achievement Certificate to the Acting Holders. If the Rights Agent does not receive from any Acting Holders a written objection to such Milestone Non-Achievement Certificate within sixty (60) days after the date of delivery of such Milestone Non-Achievement Certificate by the Rights Agent to the Acting Holders, the Holders will be deemed to have accepted such Milestone Non-Achievement Certificate, and Parent and its Affiliates will have no further obligation or liability with respect to the determination of the applicable Milestone Payment for such Non-Achieved Milestone in such Applicable Fiscal Period, subject to Section 4.6. The Rights Agent shall promptly deliver to Parent any notice it has received from any Acting Holder that object to such Milestone Non-Achievement Certificate.

2.5 No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a) The CVRs shall not have any voting or dividend rights, and interest shall not accrue on any amounts payable on the CVRs to any Holder.

(b) The CVRs shall not represent any equity or ownership interest in Parent or in any constituent company to the Merger or any of their respective Subsidiaries or Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent or any of its Affiliates.

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(c) Neither Parent and its directors and officers nor any of its Affiliates and their directors and officers will be deemed to have any fiduciary or similar duties to any Holders by virtue of this Agreement or the CVRs.

2.6 Ability to Abandon CVR. Notwithstanding anything in this Agreement to the contrary, (a) a Holder may at any time, at such Holder’s option, abandon all of such Holder’s remaining rights in such Holder’s CVRs by transferring such CVRs to Parent or any of its Affiliates without consideration therefor, which a Holder may effect via delivery of a written abandonment notice to Parent (with a copy to the Rights Agent) and (b) nothing in this Agreement shall prohibit Parent or any of its Affiliates from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion (it being understood that Parent shall promptly notify the Rights Agent of any CVRs acquired by Parent or any of its Affiliates, and each such acquired CVR shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and Article 4.8 and Article 6).

3. THE RIGHTS AGENT

3.1 Certain Duties and Responsibilities. (a) Parent hereby appoints the Rights Agent to act as rights agent for Parent in accordance with the express terms and conditions set forth in this Agreement (and no implied terms and conditions), and the Rights Agent hereby accepts such appointment. The Rights Agent will not have any liability for any actions taken or not taken in connection with this Agreement, except to the extent such liability arises as a result of the Rights Agent’s willful misconduct, bad faith or gross negligence (which willful misconduct, bad faith or gross negligence must be determined by a court of competent jurisdiction in a final and non-appealable judgment).

(b) The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holder with respect to any action or default by any person or entity, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company or Parent.

3.2 Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a) the Rights Agent may rely and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in the absence of bad faith to be genuine and to have been signed or presented by Parent, any Holder, Governmental Entity or Independent Accountant or any other proper parties with whom the Rights Agent may be required to interact in connection with the performance of its duties under this Agreement;

(b) whenever the Rights Agent will deem it desirable that a matter be proved or established prior to taking, suffering or omitting to take any action hereunder, the Rights Agent may request and rely upon an Officer’s Certificate, which certificate shall be full authorization to the Rights Agent, and the Rights Agent shall, in the absence of willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c) the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection to the Rights Agent and the Rights Agent shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in the absence of bad faith, gross negligence or willful misconduct on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction) on the part of the Rights Agent and in reliance thereon;

(d) the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

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(e) the Rights Agent will not be required to give any note or surety in respect of the execution of its powers under, or otherwise in respect of the premises of, this Agreement;

(f) the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to, any of the statements of fact or recitals contained in this Agreement (except its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g) the Rights Agent will have no liability and shall be held harmless by Parent in respect of the validity of this Agreement and the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h) Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless from and against, any Damages suffered or incurred by the Rights Agent arising out of or in connection with the Rights Agent’s duties under this Agreement and the exercise and performance of its duties hereunder, including the reasonable and documented (i) out-of-pocket costs and expenses of defending the Rights Agent against any claims, charges, demands, suits or loss arising out of or in connection with the performance of its duties hereunder and (ii) out-of-pocket costs and expenses incurred by the Rights Agent in enforcing this right of indemnification, in each case, unless such Damage has been determined by a final, non-appealable judgement of a court of competent jurisdiction to be a result of the Rights Agent’s willful misconduct, bad faith or gross negligence on its part (each as determined by a final non-appealable judgment of a court of competent jurisdiction);

(i) Notwithstanding anything in this Agreement to the contrary, the Rights Agent shall not be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Rights Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. Except with respect to the Rights Agent’s own fraud or willful misconduct (each as determined by a final non-appealable judgment of a court of competent jurisdiction), any liability of the Rights Agent under this Agreement will be limited to the aggregate amount of fees (but not reimbursed expenses) paid or payable by Parent to the Rights Agent during the twelve (12) months immediately preceding the event for which recovery from the Rights Agent is being sought;

(j) Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof; and (ii) without limiting the foregoing clause (i), (x) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable and documented out-of-pocket expenses and other charges of any kind and nature incurred by the Rights Agent in the execution of this Agreement (other than personal property Taxes, corporate excise or privilege Taxes, property or license Taxes, Taxes relating to the Rights Agent’s personnel, Taxes imposed on or measured by the Rights Agent’s gross revenues or net income and franchise or similar Taxes imposed on it in lieu of net income Taxes), and (y) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by it in connection with the preparation, delivery, negotiation or amendment of this Agreement and the administration by the Rights Agent of its duties hereunder;

(k) No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it;

(l) No Holder shall be obliged to indemnify the Rights Agent for any services or actions under this Agreement and the Rights Agent shall not be entitled to deduct any sums from a Milestone Payment Amount in any circumstance except as provided in Sections 2.3(c) and 2.4(e);

(m) The Rights Agent will not be deemed to have knowledge of any event of which it was supposed to receive notice hereunder but has not received written notice of such event, and the Rights Agent will not incur any liability for failing to take action in connection therewith, in each case, unless and until it has received such notice in writing;

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(n) Subject to applicable Law, (i) the Rights Agent and any shareholder, Affiliate, director, officer or employee of the Rights Agent may buy, sell or deal in any securities of Parent or become peculiarly interested in any transaction in which Parent may be interested, or contract with or lend money to Parent or otherwise act as fully and freely as though it were not the Rights Agent under this Agreement, and (ii) nothing herein will preclude the Rights Agent from acting in any other capacity for Parent or for any other Person;

(o) In the event the Rights Agent reasonably believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Rights Agent hereunder, the Rights Agent shall, as soon as practicable, provide written notice to Parent, and the Rights Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Parent or any Holder or any other Person for refraining from taking such action, unless the Rights Agent receives written instructions from Parent or such Holder or other Person which eliminate such ambiguity or uncertainty to the reasonable satisfaction of the Rights Agent;

(p) The Rights Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents and the Rights Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to Parent resulting from any such act, default, neglect or misconduct, absent willful misconduct, bad faith or gross negligence (each as determined by a final non-appealable judgment of a court of competent jurisdiction) by any such attorney or agents or in the selection and continued employment thereof;

(q) The Rights Agent shall act hereunder solely as agent for Parent and shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the CVRs. The Rights Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any Holders with respect to any action, default or Event of Default by Parent, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon Parent;

(r) The Rights Agent may rely on and be fully authorized and protected in acting or failing to act upon (i) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (ii) any law, act, regulation or any interpretation of the same even though such law, act, or regulation may thereafter have been altered, changed, amended or repealed;

(s) The Rights Agent shall not be liable or responsible for any failure of Parent to comply with any of its obligations relating to this Agreement, including, without limitation, obligations under applicable regulation or Law;

(t) The obligations of Parent and the rights of the Rights Agent under Section 2.4(e), this Section 3.2 and Section 3.1 shall survive the expiration of the CVRs and the termination of this Agreement and the resignation, replacement or removal of the Rights Agent; and

(u) All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of services hereunder (the “Funds”) shall be held by Computershare as agent for Parent and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for Parent. Until paid pursuant to the terms of this Agreement, Computershare will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). Computershare shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits. Computershare shall not be obligated to pay such interest, dividends or earnings to Parent, any holder or any other party.

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3.3 Resignation and Removal; Appointment of Successor.

(a) The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation will take effect, which notice will be sent at least thirty (30) days prior to the date so specified and such resignation will be effective on the later of (i) the date so specified and (ii) the appointment of a successor Rights Agent. Parent has the right to remove the Rights Agent at any time by a Parent Board Resolution specifying a date when such removal will take effect, but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by Parent to the Rights Agent, which notice will be sent at least thirty (30) days prior to the date so specified.

(b) Any Person into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any Person resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent shall be a party, or any Person succeeding to the stock transfer or other stockholder services business of the Rights Agent or any successor Rights Agent, shall be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such Person would be eligible for appointment as a successor Rights Agent under this Section 3.3(b). The purchase of all or substantially all of the Rights Agent’s assets employed in the performance of the transfer agent activities shall be deemed a merger or consolidation for purposes of this Section 3.3(b). If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3 or becomes incapable of acting, Parent, by a Parent Board Resolution, will as soon as is reasonably possible appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a transfer agent of national reputation or the corporate trust department of a commercial bank. Notwithstanding the foregoing, if Parent fails to make such appointment within a period of thirty (30) days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the incumbent Rights Agent may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c) Parent will give notice to the Holders of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent in accordance with Section 7.2. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within ten (10) days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent.

3.4 Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, duties and trusts of the retiring Rights Agent. The retiring Rights Agent will reasonably cooperate with Parent and the successor Rights Agent in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including the CVR Register, to the successor Rights Agent, except such rights which survive its resignation or removal under the terms hereunder.

4. COVENANTS

4.1 List of Holders. Parent or the Surviving Corporation shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, and received from Parent’s depository agent in the Offer, Parent’s Paying Agent in the Merger, and in the case of Holders who held Covered Equity Awards or Surviving Warrants, the Surviving Corporation, the names and addresses of the Holders of such securities within thirty (30) days after the Effective Time.

4.2 Payment of Milestone Payments. If a Milestone has been achieved during the Milestone Period for such Milestone in accordance with this Agreement, Parent shall, promptly (but in any event no later than five (5) Business Days) following the delivery of the Milestone Notice for such Milestone, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4 (not including amounts payable in respect of Equity Award CVRs), the aggregate amount necessary to pay the applicable Milestone Payment Amount for such Milestone to all Holders.

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4.3 Books and Records. Until the end of the Review Request Period (as defined below), Parent shall, and shall cause its Subsidiaries to, keep true, complete and accurate records in sufficient detail to enable the Holders and their consultants or professional advisors to determine the amounts payable hereunder (including books and records in sufficient detail to enable the calculation of Net Sales in any applicable Fiscal Year or Fiscal Quarter, as applicable).

4.4 Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent for the carrying out or performing by the Rights Agent of the provisions of this Agreement.

4.5 Diligent Efforts. Parent and its Affiliates shall have the right, in their sole and absolute discretion, to direct and control the research, development, commercialization and other exploitation of the Product in all respects, including any determination to test, develop, pursue, market, make any regulatory filings or seek Regulatory Approval with respect to, commence or continue any sale of, or make any other strategic decisions affecting, the Product; provided that, solely during the Milestone Period for a Milestone, Parent shall, and shall cause its Affiliates and any Sublicensees to, use Diligent Efforts to achieve such Milestone. Notwithstanding the foregoing or anything to the contrary herein, (a) nothing in this Agreement shall be construed as requiring Parent or any of its Affiliates to seek Regulatory Approval of the Product or commence any sales of the Product in any jurisdiction and any determination by Parent or any of its Affiliates with respect to the foregoing shall be made in Parent’s or its Affiliates’ sole and absolute discretion; and (b) the Rights Agent acknowledges and agrees, on behalf of itself and each Holder, that either Milestone or both Milestones may not be achieved during the applicable Milestone Period for such Milestones without any breach of this Agreement by Parent or any of its Affiliates.

4.6 Audit Rights.

(a) Until one (1) year after the Milestone 2 Deadline Date (the “Review Request Period”), upon reasonable advance written notice (and in no event less than fifteen (15) days’ advance written notice) from the Acting Holders, Parent shall permit one (1) independent certified public accounting firm of nationally recognized standing selected by such Acting Holders and reasonably acceptable to Parent (the “Independent Accountant”) to have access at reasonable times during normal business hours to the books and records of Parent and its Affiliates solely as may be reasonably necessary to evaluate and verify Parent’s calculation of Net Sales hereunder, including the Net Sales Statements; provided that (i) such Independent Accountant and the Acting Holders and Rights Agent shall each enter into a customary confidentiality agreement reasonably satisfactory to Parent with respect to the confidential information of Parent or its Affiliates to be furnished pursuant to this Section 4.6, (ii) such access does not unreasonably interfere with the conduct of the business of Parent or any of its Affiliates and (iii) such Independent Accountant shall disclose to the Acting Holders and Rights Agent only whether any Milestone has been achieved during the Fiscal Year or Fiscal Quarter, as applicable, that is the subject of the inspection and shall not otherwise share any information received from Parent or any of its Affiliates pursuant to any such audit with the Acting Holders, the Rights Agent or with any other Person. The fees charged by such Independent Accountant shall be borne by the Acting Holders; provided that if the amount by which the Net Sales determined by the Independent Accountant are greater than the Net Sales determined by Parent results in Parent’s obligation to make a Milestone Payment, the fees charged by such Independent Accountant shall be borne by Parent. The Independent Accountant shall provide Parent with a copy of all disclosures made to the Acting Holders or Rights Agent. The audit rights set forth in this Section 4.6 may not be exercised (A) more than once in any Fiscal Year during the Review Request Period and (B) more than once with respect to any Fiscal Year during the Milestone Period (it being understood that no books and records of Parent or any of its Affiliates with respect to any such period during the Milestone Period may be inspected more than once).

(b) If, in accordance with the procedures set forth in Section 4.6(a), the Independent Accountant concludes that any Milestone Payment should have been paid but was not paid when due, Parent shall promptly, and in any event within thirty (30) days of the date the Independent Accountant delivers to Parent the Independent Accountant’s written report, pay each Holder such Milestone Payment (to the extent not paid on a subsequent date), plus interest calculated at the rate of SOFR plus two percent (2%) per annum or the maximum rate allowed by applicable Law, whichever is lower, from when such Milestone Payment should have been paid, as applicable, to the date of actual payment, pursuant to Section 2.4(a).

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4.7 Net Sales Statements. Within forty-five (45) days after the end of each Fiscal Year with respect to Milestone 1, and each Fiscal Quarter with respect to Milestone 2, during the Milestone Period, Parent shall have compiled a Net Sales Statement for such Fiscal Year or Fiscal Quarter, as applicable. Parent shall keep each such Net Sales Statement in its books and records.

4.8 Product Transfer. If, at any time during the Milestone Period, Parent or its Affiliates, directly or indirectly, by a sale or swap of assets, merger, reorganization, joint venture, lease, license or any other transaction or arrangement (including a Change of Control), sells, transfers, conveys or otherwise disposes of (each, a “Product Transfer”) all or substantially all of its respective right, title and interest (including all or substantially all Intellectual Property with respect thereto) in and to the Product to any Qualified Transferee, then Parent shall no longer be liable for any obligations under this Agreement; provided that (a) such Qualified Transferee assumes and succeeds to the obligations of Parent set forth in this Agreement, and (b) prior to or simultaneously with the consummation of such Product Transfer, such Qualified Transferee delivers to the Rights Agent a supplemental contingent consideration payment agreement or other acknowledgement expressly assuming the due and punctual payment of the CVRs and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed by Parent. Following any Product Transfer to a Person other than a Qualified Transferee, Parent shall remain secondarily liable for any obligations of Parent set forth in this Agreement.

5. AMENDMENTS

5.1	Amendments without Consent of Holders.

(a) Without the consent of any Holders or the Rights Agent, Parent, when authorized by a Parent Board Resolution, at any time and from time to time, may enter into one or more amendments hereto, to evidence the succession of another Person to Parent and the assumption by any such successor of the covenants of Parent herein as provided in, and subject to, Section 7.3.

(b) Without the consent of any Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent, in the Rights Agent’s sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii) to add to the covenants of Parent such further covenants, restrictions, conditions or provisions as Parent and the Rights Agent will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii) to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv) as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any applicable state securities or “blue sky” laws;

(v) as may be necessary or appropriate to ensure Parent complies with applicable Law;

(vi) to reduce the number of CVRs, in the event any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 2.6 or 7.4; or

(vii) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement; provided that such addition, elimination or change does not adversely affect the interests of the Holders.

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(c) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.1, Parent will deliver (or cause the Rights Agent to deliver) a notice thereof in accordance with Section 7.2 to the Holders, setting forth such amendment.

5.2 Amendments with Consent of Holders. (a) Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Acting Holders, whether evidenced in writing or taken at a meeting of the Holders, Parent, when authorized by a Parent Board Resolution, and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is adverse to the interest of the Holders; provided, however, that no such amendment shall, without the consent of the Acting Holders:

(i) modify in a manner adverse to the Holders (x) any provision contained herein with respect to the termination of this Agreement or the CVRs, (y) the time for, or amount of, any payment to be made to the Holders pursuant to this Agreement, or (z) the definition of any Milestone;

(ii) reduce the number of CVRs (except as provided in Section 5.1(b)(vi)); or

(iii) modify any provisions of this Section 5.2, except to increase the percentage of Holders from whom consent is required or to provide that certain provisions of this Agreement cannot be modified or waived without the consent of the Holder of each outstanding CVR affected thereby.

No amendment pursuant to this Section 5.2 shall adversely affect the interest of a Holder (in its capacity as a Holder) relative to the interests of all Holders, without the prior written consent of the affected Holder.

(b) Promptly after the execution by Parent and the Rights Agent of any amendment pursuant to the provisions of this Section 5.2, Parent will mail or deliver (or cause the Rights Agent to mail or deliver) a notice thereof in accordance with Section 7.2 to the Holders, setting forth such amendment.

5.3 Execution of Amendments. In executing any amendment permitted by this Article 5, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent and reasonably acceptable to the Rights Agent, each stating that the execution of such amendment is authorized or permitted by this Agreement. Each amendment to this Agreement shall be evidenced by a writing signed by the Rights Agent and Parent. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own obligations, rights, privileges, powers, immunities, covenants or duties under this Agreement or otherwise and the Rights Agent shall not be bound by amendments not executed by it.

5.4 Effect of Amendments. Upon the execution of any amendment under this Article 5, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby.

6. REMEDIES OF THE HOLDERS

6.1 Event of Default. An “Event of Default” with respect to the CVRs, means any of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

(a) default in the payment by Parent pursuant to the terms of this Agreement of all or any part of a Milestone Payment Amount after a period of ten (10) Business Days after such Milestone Payment Amount shall become due and payable; or

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(b) material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 6.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “notice of default” hereunder and is sent by registered or certified mail to Parent and the Rights Agent by the Acting Holders.

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Acting Holders by notice in writing to Parent and to the Rights Agent, may, in their discretion, commence a legal proceeding to protect the rights of the Holders, including to obtain damages or payment for any amounts then due and payable.

The foregoing provisions of this Section 6.1, however, are subject to the condition that if, at any time after the Acting Holders shall have commenced such proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

6.2 Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Acting Holders may in their discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing a legal proceeding in accordance with Section 7.5.

6.3 Limitations on Suits by Holders. Except for the rights of the Rights Agent set forth herein, the Acting Holders (subject to the last sentence of this Section 6.3), will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Notwithstanding any other provision in this Agreement, the right of any Holder of any CVR to receive payment of the amounts that a Milestone Notice indicates are payable in respect of such CVR on or after the applicable due date, or to commence proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

6.4 Control by Acting Holders. Subject to the last sentence of Section 6.3, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Holders under this Agreement, or exercising any power conferred on the Holders by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement.

7. OTHER PROVISIONS OF GENERAL APPLICATION

7.1 Notices to Rights Agent and Parent. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in person, by overnight courier or by electronic mail (with receipt confirmed), or two (2) Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), as follows:

If to the Rights Agent:

Computershare Inc.

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

Attention: Legal Department

If to Parent:

Sun Pharmaceutical Industries Ltd.

c/o Sun Pharmaceutical Industries, Inc.

2 Independence Way

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Princeton, New Jersey 08540

Attention: General Counsel

Email: erik.zwicker@sunpharma.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: William H. Aaronson

Email: william.aaronson@davispolk.com

The Rights Agent or Parent may specify a different address by giving notice in accordance with this Section 7.1.

7.2 Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and transmitted through the facilities of DTC in accordance with DTC’s procedures or mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

7.3 Parent Successors and Assigns. Parent may assign any or all of its rights, interests and obligations hereunder (a) in its sole discretion and without the consent of any other Person, to (i) one or more direct or indirect wholly-owned Subsidiaries of Parent, (ii) any of Parent’s other Affiliates or (iii) in connection with a Change of Control or (b) with the prior written consent of the Acting Holders, to any other Person (in each case of (a) and (b), an “Assignee”); provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement. Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees which agree to assume and be bound by all of the terms and conditions of this Agreement (it being understood that (x) in the event of any such assignment to an Assignee that is a Qualified Transferee, Parent shall no longer be liable for any obligations under this Agreement and (y) following any such assignment to an Assignee other than a Qualified Transferee, Parent or the applicable assignor shall agree to remain secondarily liable for the performance by such Assignee of all duties, covenants, agreements and obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors and each Assignee. Subject to compliance with the requirements set forth in this Section 7.3 relating to assignments, this Agreement shall not restrict Parent’s, any Assignee’s or any of their respective successors’ ability to undergo any Change of Control, merge or consolidate with, or sell, issue, license or dispose of its stock or other equity interests or assets to, any other Person, or spin-off or split-off. Each of Parent’s successors and each Assignee shall, by a supplemental contingent consideration payment agreement or other acknowledgement executed and delivered to the Rights Agent, expressly assume the due and punctual payment of the CVRs and the due and punctual performance of every duty, obligation, agreement and covenant of this Agreement on the part of Parent to be performed or observed by Parent. In the event of a Change of Control of Parent where Parent does not have net assets of at least $350,000,000 following such Change in Control, Parent shall cause the acquirer to assume its obligations, duties and covenants under this Agreement. Other than as permitted by Section 3.3(b), the Rights Agent may not assign this Agreement without Parent’s prior written consent. Any attempted assignment of this Agreement or any such rights in violation of this Section 7.3 shall be void and of no effect.

7.4 Benefits and Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent, the Rights Agent’s permitted successors and assigns, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted Transfers are limited to those expressly provided in this Agreement. Notwithstanding anything

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to the contrary contained herein, (a) except for the rights of the Rights Agent set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights and (b) any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may agree to renounce, in whole or in part, its rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable.

7.5 Governing Law; Dispute Resolution.

(a) This Agreement, the CVRs and all actions arising under this Agreement or in connection herewith or therewith shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b) In the event of any dispute arising out of or relating to this Agreement, including the interpretation, validity, performance or breach thereof (a “Dispute”), the parties will first attempt to resolve such Dispute by negotiation and consultation between themselves. In the event that such Dispute is not resolved on an informal basis within thirty (30) days from receipt of written notice of such Dispute and a party wishes to pursue the matter, then, except as expressly set forth in Section 7.5(f), such Dispute (if not an Excluded Claim) shall be finally resolved by binding arbitration administered by the International Centre for Dispute Resolution of the American Arbitration Association (the “AAA”) under its Commercial and International Rules.

(c) The arbitration shall be conducted by a panel of three (3) neutral arbitrators, each of whom shall have significant legal or business experience in the pharmaceutical industry, and none of whom shall be a current or former employee or director, or a current significant shareholder, of either party or any of its respective Affiliates or Sublicensees. Within thirty (30) days after initiation of arbitration, each party shall select one (1) person to act as arbitrator and the two (2) party-selected arbitrators shall select a third (3rd) arbitrator within thirty (30) days of their appointment. The two (2) party-selected arbitrators will not be informed which party selected him or her. If the arbitrators selected by the parties are unable or fail to agree upon the third (3rd) arbitrator, the third (3rd) arbitrator shall be appointed by the AAA. The place of arbitration shall be Wilmington, Delaware (except that hearings may be held in such other places or by videoconference as the parties may mutually agree or the arbitrators may order), and all proceedings and communications shall be in English. Within thirty (30) days after selection of the third (3rd) arbitrator, the arbitrators shall conduct the proceeding. In addressing any of the subjects within the scope of the proceeding, the arbitrators shall take into account both the desirability of making discovery efficient and cost-effective and the needs of the parties for an understanding of any legitimate issue raised in the arbitration. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(d) Either party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. The prevailing party shall be entitled to an award of all costs, fees and expenses reasonably incurred in the successful prosecution or defense of any claim.

(e) Except to the extent necessary to confirm or enforce an award or as may be required by applicable Law, neither party nor any arbitrator may disclose the existence, content, or results of any arbitration without the prior written consent of the other party. In no event shall any arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the Dispute would be barred by the applicable statute of limitations in the State of Delaware.

(f) Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve any Excluded Claim, and no such Excluded Claim shall be subject to arbitration pursuant to Section 7.5(b), Section 7.5(c) or Section 7.5(d), and any action brought by either party pursuant to this Section 7.5(f) to resolve or adjudicate any Excluded Claim shall be venued exclusively in the state or federal courts of the State of Delaware and each party expressly and irrevocably consents and submits to the jurisdiction of such courts having appropriate jurisdiction in connection with any such legal proceeding. In addition, each party expressly and irrevocably waives any objection to the convenience of such forum.

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7.6 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. The parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable provision; provided, however, that if an excluded provision shall materially and adversely affect the rights, immunities, liabilities, duties or obligations of the Rights Agent, the Rights Agent shall be entitled to resign immediately upon written notice to Parent.

7.7 Counterparts and Signature. This Agreement may be executed in multiple counterparts (including by facsimile or by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart.

7.8 Termination. This Agreement will be terminated and of no force or effect and, other than as provided in Section 3.2(t) and with respect to monies due and owing by Parent to the Rights Agent as of the date of termination, the parties hereto will have no liability hereunder and no payments will be required to be made, upon the earliest to occur of (a) the payment by the Rights Agent to each Holder of the Milestone 1 Amount and the Milestone 2 Amount, such amounts not to exceed an aggregate value of $3.50 (inclusive of any payments received with respect to such CVRs by the permitted transferor of each CVR held by such Holder) as reflected on the CVR Register as of the close of business on the date of the Milestone Notice for Milestone 2, (b) the delivery of a written notice of termination duly executed by Parent and the Acting Holders, (c) expiration of the Review Request Period (provided no written request is received during such Review Request Period pursuant to Section 4.6(a)) and (d) if a written request is received during the Review Request Period immediately following the Milestone 2 Deadline Date, the decision of the Independent Accountant (and, if applicable, payment of any amounts as determined by the Independent Accountant) pursuant to Section 4.6(a).

7.9 Obligation of Parent. Parent shall cause the Surviving Corporation and each Selling Entity that is controlled by Parent and its Affiliates to duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to the Surviving Corporation or such Selling Entity under this Agreement, and Parent shall be jointly and severally liable with the Surviving Corporation for the performance and satisfaction of each of said covenants, obligations and liabilities.

7.10 Entire Agreement. As between the Holders and Parent, this Agreement and the Merger Agreement (including the documents and instruments referred to herein and therein) contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. As between the Rights Agent and Parent, this Agreement contains the entire understanding of such parties with reference to the transactions and matters contemplated hereby and supersedes all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement will govern and be controlling.

7.11 Force Majeure. Notwithstanding anything to the contrary contained herein, none of the Rights Agent, Parent or any of its Affiliates will be liable for any delays or failures in performance (including any failure to perform any obligations set forth in Section 4.5) resulting from acts beyond its reasonable control, including acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, pandemics (including COVID-19), epidemics, interruptions or malfunctions of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war or civil unrest.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

SUN PHARMACEUTICAL INDUSTRIES LTD.

By:
Name:
Title:

COMPUTERSHARE INC. and COMPUTERSHARE TRUST COMPANY, N.A., On behalf of both entities

By:
Name:
Title:

[Signature Page to Contingent Value Rights Agreement]